Exhibit 4.1

Execution Version

GRAN TIERRA ENERGY INC.

$487,590,000

9.500% SENIOR SECURED AMORTIZING NOTES DUE 2029

INDENTURE

Dated as of October 20, 2023

GRAN TIERRA ENERGY INC.,
as Issuer

GRAN TIERRA ENERGY CI GMBH,
GRAN TIERRA OPERATIONS COLOMBIA GMBH,
AND
GRAN TIERRA ENERGY COLOMBIA GMBH,
as Note Guarantors

and

U.S. Bank Trust Company, National Association,
as Trustee, Security Registrar, Paying Agent and Security Agent

TABLE OF CONTENTS

i

Section 11.14	Use of English Language	135
Section 11.15	No Recourse Against Others	135
Section 11.16	Patriot Act	135

List of Schedules:

Schedule 1	List of Note Guarantors

List of Exhibits:

Exhibit A	Form of Note
Exhibit B	Form of Certificate for Exchange or Transfer of Rule 144A Note
Exhibit C	Form of Certificate for Exchange or Transfer of Regulation S Note
Exhibit D	Form of Supplemental Indenture

INDENTURE, dated as of October 20, 2023, among GRAN TIERRA ENERGY INC., a Delaware corporation (the “Issuer”), the NOTE GUARANTORS listed in Schedule 1 (each individually, together with its successors, a “Note Guarantor”, and collectively together with the Issuer, the “Note Guarantors”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (together with its successors hereunder, in such capacity, the “Trustee”), security registrar (together with its successors hereunder, in such capacity, the “Security Registrar”), paying agent (together with its successors hereunder, in such capacity, the “Paying Agent”, and together with any other paying agents under this Indenture in their respective capacities as such, the “Paying Agents”) and security agent (together with its successors hereunder, in such capacity, the “Security Agent”).

In consideration of the premises and the purchase of the Notes by the Holders, the parties listed above covenant and agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

Article I
DEFINITIONS

Section 1.1      Definitions. The following terms, as used herein, shall have the following meanings:

“Actual Knowledge” shall mean, with respect to any Person, actual knowledge of any officer (or similar agent, and with respect to the Trustee, the Responsible Officer) of such Person responsible for the administration of the transactions effected by this Indenture and the Notes.

“Additional Amounts” shall have the meaning specified in Section 2.12.

“Additional Assets” shall mean (1) any property or assets (other than Indebtedness and Capital Stock) used or useful in a Related Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Notes” shall have the meaning given to it under Section 2.11.

“Additional Quota Pledge Agreements” shall mean a pledge agreement on terms that are no less favorable to Holders of the Notes (including with respect to priority) as the Initial Quota Pledge Agreements and entered into after the Closing Date pursuant to Section 4.1(o).

“Affiliates” of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” shall mean, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Applicable Premium” shall mean, with respect to any Note on any Redemption Date, as determined by the Issuer, the greater of:

(1)            1.0% of the principal amount of such Note; and

(2)            the excess of:

(a)	the present value at such Redemption Date of (i) the redemption price of such Note, on October 15, 2026 (such redemption price being set forth in the applicable table appearing above under “Optional Redemption”) plus (ii) all required interest payments due on the Note through October 15, 2026 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)	the then outstanding principal amount of such Note.

“Applicable Procedures” shall have the meaning specified in Section 2.6(b).

“Asset Disposition” shall mean any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) of:

(1)            any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by Applicable Law to be held by a Person other than the Issuer or a Restricted Subsidiary); or

(2)            any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary; provided, however, that the following shall not constitute Asset Dispositions:

(a)	a sale, lease, transfer or other disposition to the Issuer or a Restricted Subsidiary;

(b)	a Permitted Investment or Restricted Payment not prohibited by the covenant described under Section 4.1(h);

(c)	a sale, lease, transfer or other disposition of assets in a transaction or series of related transactions with a Fair Market Value of less than $20.0 million;

(d)	a sale, lease, transfer or other disposition of Temporary Cash Investments or goods held for sale in the ordinary course of business or sales of Hydrocarbons in the ordinary course of business;

(e)	transactions permitted under the covenant described under Section 4.3;

(f)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(g)	the sale, lease, transfer or other disposition of assets in a Sale and Lease-Back Transaction, if otherwise permitted pursuant to the covenant described under Section 4.1(j);

(h)	the Incurrence of any Lien permitted by the covenant described under Section 4.1(g) and the sale, lease, transfer or other disposition of the asset or property subject to such Lien;

(i)	the sale or other disposition of Oil and Gas Properties to which no proved reserves are attributable (and Capital Stock in Subsidiaries owning Oil and Gas Properties to which no proved reserves are attributable), including farmouts of undeveloped acreage to which no proved reserves are attributable and assignments in connection with such farmouts;

(j)	[reserved];

(k)	the sale, lease or other disposition of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business, including in connection with any compromise, settlement or collection of accounts receivable;

(l)	the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Issuer and any of its Restricted Subsidiaries;

(m)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(n)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(o)	dispositions of Oil and Gas Properties in exchange for Oil and Gas Properties held by another Person;

(p)	Production Payments and Reserve Sales; provided that all such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services) either (x) are in an aggregate amount that shall not exceed $50.0 million, or (y) will have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the oil and gas properties that are subject thereto; and

(q)	a sale, lease, transfer or other disposition of obsolete, surplus or worn-out equipment or other obsolete assets or other property which is uneconomical and no longer useful for the Issuer or any Restricted Subsidiary in the ordinary course of business.

“Authorized Agent” shall mean the collective reference to the Paying Agent(s), Security Registrar, any other co-security registrar appointed hereunder, and any Transfer Agent(s).

“Authorized Officer” shall mean, in the case of any Person, the chairman of the board, chief executive officer, chief financial officer, accounting officer, treasurer or controller, any vice president, any director, any appointed attorney-in-fact or any corporate officer of such Person responsible for the administration of the transactions effected by this Indenture and the Notes and, in the case of the Issuer, shall additionally include any other individual(s) (who may include directors of the Issuer) whose signatures and incumbency shall have been certified by the Issuer in an Officers’ Certificate delivered to the Trustee which are legally entitled to represent the Issuer.

“Average Life” shall mean, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” shall mean Title 11, United States Code, Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Companies Law (2016 Revision) of the Cayman Islands, the Companies Winding Up Rules 2018 of the Cayman Islands, the Insolvency Practitioner’s Regulations 2018 of the Cayman Islands and the Foreign Bankruptcy Proceedings (International Cooperation) Rules 2018 of the Cayman Islands, as each may be amended from time to time, or other U.S. federal or state law, any Canadian federal or provincial law, Cayman Islands law or the law of any other jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, administrative take-over, reorganization, relating to relief of debtors.

“Board of Directors” shall mean, with respect to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of the board of directors of such Person or similar governing body in the case of a non-incorporated Person.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York City, New York or the Place of Payment, are permitted or required by Applicable Law, regulation or executive order, to remain closed.

“Capital Stock” of any Person shall mean any and all shares, quotas, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Change of Control” shall mean the occurrence of any of the following events:

(1)            the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Issuer or one of its Restricted Subsidiaries;

(2)            the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Issuer, measured by voting power rather than number of shares;

(3)            the Issuer consolidates or amalgamates with, or merges with or into, any Person, or any Person consolidates or amalgamates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person, as applicable, is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)            the adoption of a plan relating to the liquidation or dissolution of the Issuer.

Notwithstanding the preceding, neither a Reincorporation Transaction nor a conversion of the Issuer or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Issuer immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other Persons serving in a similar capacity for such entity or its general partner, as applicable.

“Change of Control Offer” shall have the meaning given to it under Section 4.4.

“Change of Control Payment” shall have the meaning given to it under Section 4.4.

“Change of Control Payment Date” shall have the meaning given to it under Section 4.4.

“Closing Date” shall mean October 20, 2023.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” shall mean any and all assets from time to time in which a Security Interest has been or will be granted on the Closing Date or from time to time thereafter pursuant to any Security Document to secure the obligations under this Indenture, the Notes and/or any Note Guarantee and excluding any Excluded Assets.

“Consolidated Adjusted EBITDA” shall mean, for any period, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(1)            Consolidated Interest Expense and consolidated financial costs;

(2)            Consolidated Income Tax Expense;

(3)            consolidated depletion, depreciation and accretion expense of the Issuer and its Restricted Subsidiaries;

(4)            consolidated amortization expense or asset impairment charges of the Issuer and its Restricted Subsidiaries;

(5)            other non-cash charges of the Issuer and its Restricted Subsidiaries (including, without limitation, any non-cash compensation expenses, non-cash unrealized gains/losses on foreign exchange translation, commodity and foreign currency derivatives and investments, loss on extinguishment of Indebtedness, doubtful account expense, gains/losses on sale or acquisition of oil and gas properties or Capital Stock in Persons holding such properties, but excluding any non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

(6)            consolidated foreign exchange gains or losses;

(7)            [reserved];

(8)            consolidated exploration expense of the Issuer and its Restricted Subsidiaries;

(9)            any expenses or charges related to any issuance of Capital Stock, making of any Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Notes or any Credit Facilities, (ii) any amendment or other modification of the Notes or other Indebtedness and (iii) any additional interest in respect of the Notes;

(10)           [reserved];

(11)           accretion of asset retirement obligations in accordance with FASB ASC 410-20 and under similar requirements for any other jurisdiction;

(12)           any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging obligations or other derivative instruments; plus

(13)          all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth under the caption “Summary—Summary of Consolidated Financial Data—Non-GAAP Measures” in the Exchange Offer Memorandum and Consent Solicitation Statement to the extent such adjustments, without duplication, continue to be applicable to such period, if applicable for such period; and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period).

Notwithstanding the preceding sentence, clauses (1) through (13) relating to amounts of a Restricted Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA of such Person only in the same proportion that the net income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Income Tax Expense” shall mean, with respect to any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Issuer and its Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean at any date, (i) the Consolidated Adjusted EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements of the Issuer have been provided to the Trustee pursuant to Section 4.1(m) (the “trailing four quarters”), divided by (ii) the Consolidated Interest Expense, Net for such period; provided that:

(1)            if the Issuer or any Restricted Subsidiary has:

(a)	Incurred any Indebtedness since the beginning of the trailing four quarters that remains outstanding on the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Indebtedness, Consolidated Adjusted EBITDA and Consolidated Interest Expense, Net for such trailing four quarters shall be calculated on a pro forma basis as if such Indebtedness had been Incurred on the first day of such trailing four quarters (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the day of such calculation will be deemed to be:

(i)	the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding, or

(ii)	if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation); or

(b)	repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, Consolidated Adjusted EBITDA and Consolidated Interest Expense, Net for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Issuer or such Restricted Subsidiary has not earned the interest income, if any, actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(2)            if since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, then giving pro forma effect to such disposition during such period on Consolidated Adjusted EBITDA and Consolidated Interest Expenses for such period;

(3)            if since the beginning of such period, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Person that is merged with or into the Issuer or any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, then giving pro forma effect to such Investment or acquisition on the Consolidated Adjusted EBITDA and Consolidated Interest Expense, Net for such period;

(4)            any such pro forma calculation may include adjustments appropriate, without duplication, to reflect:

(a)	any such acquisition to the extent such adjustments may be reflected in the preparation of pro forma financial information in accordance with the requirements of Article 11 of Regulation S-X under the Exchange Act, as amended,

(b)	the annualized amount of cost reductions reasonably expected to be realized in the six months following any such acquisition made during any of the four fiscal quarters constituting the four-quarter reference period prior to the date of determination, provided, however, that in each case such adjustments are set forth in an Officers’ Certificate that states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to this Indenture; and

(5)            if since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated Adjusted EBITDA and Consolidated Interest Expense, Net for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets and the amount of income, earnings or cost reductions relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of twelve months).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Interest Expense, Net” shall mean, for any period and with respect to the Issuer and its Restricted Subsidiaries, the aggregate amount of consolidated interest expense in respect of Indebtedness, net of consolidated interest income, accrued (including, but not limited to, any amount thereof capitalized) of the Issuer and its Restricted Subsidiaries during such period, as determined in accordance with GAAP.

“Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio” shall mean at any date (1)(i) Consolidated Total Indebtedness as of such date minus (ii) the cash and cash equivalents of the Issuer and its Restricted Subsidiaries as of such date; divided by (2) Consolidated Adjusted EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements of the Issuer have been delivered to the Trustee pursuant to Section 4.1(m) in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition, Investment or other transaction, as applicable, since the start of such four quarter period (the “trailing four quarters”) and as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Interest Coverage Ratio”, provided that:

(1)            if the Issuer or any Restricted Subsidiary has:

(a)	Incurred any Indebtedness since the beginning of the trailing four quarters that remains outstanding on the date of the transaction giving rise to the need to calculate the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio or if the transaction giving rise to the need to calculate the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated Adjusted EBITDA and Consolidated Total Indebtedness for such trailing four quarters shall be calculated on a pro forma basis as if such Indebtedness had been Incurred on the first day of such trailing four quarters (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the day of such calculation will be deemed to be:

(i)	the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

(ii)	if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation)

(b)	repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio, Consolidated Adjusted EBITDA for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Issuer or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(2)            if since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, then giving pro forma effect to such disposition during such period on the Consolidated Adjusted EBITDA;

(3)            if since the beginning of such period, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Person that is merged with or into the Issuer or any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, then giving pro forma effect to such Investment or acquisition on the Consolidated Adjusted EBITDA and Consolidated Interest Expense, Net for such period;

(4)            any such pro forma calculation may include adjustments appropriate to reflect, without duplication:

(a)	any such acquisition to the extent such adjustments may be reflected in the preparation of pro forma financial information in accordance with the requirements of Article 11 of Regulation S-X under the Exchange Act, as amended, and

(b)	the annualized amount of cost reductions that have occurred or are reasonably expected to be realized in the six months following any such acquisition made during any of the four fiscal quarters constituting the four-quarter reference period prior to the date of determination;

provided, however, that in each case such adjustments are set forth in an Officers’ Certificate that states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to this Indenture; and

(5)            if since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clauses (2) or (3) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets and the amount of income, earnings or cost reductions relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of twelve months).

“Consolidated Net Income” shall mean, for any period and with respect to the Issuer, the consolidated net income (loss) of the Issuer and its Restricted Subsidiaries for such period as determined in accordance with GAAP; provided, however, that, without duplication:

(1)           any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans and any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, in each case, shall be excluded;

(2)            the Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3)            any net after-tax gains or losses from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(4)            any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(5)            any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(6)            (a) the Consolidated Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (b) the Issuer’s equity in the net loss of any such Person for such period shall be included to the extent such loss has been funded with cash from the Issuer or a Restricted Subsidiary during such period;

(7)            any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(8)            any (a) non-cash compensation charges, (b) costs and expenses after the Closing Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors, managers and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

(9)            (a) Consolidated Net Income shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (6) above shall be included;

(10)          Non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income); and

(11)          all unrealized gains or losses in connection with Hedging Agreements or other derivative instruments shall be excluded.

“Consolidated Net Tangible Assets” shall mean, of any Person, the aggregate amount of assets of such Person and its Subsidiaries after deducting therefrom (to the extent otherwise included therein) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual (as the case may be) consolidated balance sheet (prior to the relevant date of determination for which internal financial statements are available) of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Total Indebtedness” shall mean, as of any date and with respect to the Issuer, the consolidated Indebtedness as of such date of the Issuer and its Restricted Subsidiaries, other than Subordinated Obligations.

“Consolidation” shall mean the consolidation of the accounts of the Issuer with those of its Restricted Subsidiaries in accordance with GAAP consistently applied; provided, however, that Consolidation will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Issuer or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Corporate Trust Office” shall mean the office of the Trustee on the Closing Date located at 13737 Noel Road, Suite 800, Dallas, TX 75240, or such other office as the Trustee may from time to time designate in writing to the Issuer.

“Covenant Defeasance” shall have the meaning given to it under Section 6.4.

“Covenant Suspension Event” shall have the meaning specified in Section 4.2.

“Credit Agreement” shall mean that certain Facility Agreement, dated as of August 18, 2022, among Gran Tierra Energy Colombia GmbH and Gran Tierra Operations Colombia GmbH, as borrowers, the Issuer, as guarantor, and Trafigura Pte Ltd., as lender, and including, without limitation, any related notes, debentures, pledges, guarantees, security documents, instruments and agreements executed from time to time in connection therewith, and in each case as amended, supplemented, restated, modified, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring or adding the Issuer or any of its Subsidiaries as replacement or additional borrowers or guarantors thereunder, and all or any portion of the Indebtedness and other obligations under such agreement or agreements or any successor or replacement agreement or any agreements, and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” shall mean one or more credit or debt facilities, commercial paper facilities or Debt Issuances, in each case with banks, investment banks, insurance companies, mutual funds, other institutional lenders or institutional investors providing for, among other things, revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from such lenders or other financiers against such receivables), letters of credit or letter of credit guarantees, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time, and any agreements and related documents governing Indebtedness or obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders or institutional investors and whether provided under the original agreement, indenture or other documentation relating thereto.

“CRS” means the OECD Standard for Automatic Exchange of Financial Account Information Common Reporting Standards.

“Currency Agreement” shall mean, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Debt Issuances” shall mean, with respect to the Issuer or any Restricted Subsidiary of the Issuer, one or more issuances after the Closing Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” shall mean any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” shall have the meaning specified in Section 2.3.

“Designated Non-cash Consideration” shall mean the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth such valuation.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event: (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (2) is convertible or exchangeable for Indebtedness or Disqualified Stock; or (3) is redeemable at the option of the Holder thereof, in whole or in part; in each case on or prior to the 91st day after the final Maturity Date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving Holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day after the final Maturity Date of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under Section 4.1(i) or under Section 4.4, as the case may be.

“Dollar-Denominated Production Payments” shall mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars” or “$” shall mean the lawful currency for the time being in the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia (and, for the avoidance of doubt, excluding Puerto Rico).

“DTC” shall mean The Depository Trust Company, a New York corporation.

“DTC Participants” shall have the meaning specified in Section 2.3(b).

“Equity Offering” shall mean any issuance or sale of Capital Stock (other than Disqualified Stock) of the Issuer (or any direct or indirect parent of the Issuer to the extent the net proceeds therefrom are contributed to the common equity capital of the Issuer or used to purchase equity interests (other than Disqualified Stock) of the Issuer) or warrants, options or other rights to acquire Capital Stock (other than Disqualified Stock) of the Issuer after the Closing Date, other than any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

“Event of Default” shall have the meaning specified in Section 5.1.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Exchange Offer Memorandum and Consent Solicitation Statement” shall mean the exchange offer memorandum and consent solicitation statement of the Issuer, dated as of September 19, 2023.

“Excluded Assets” shall mean any of the following:

(1)            any “margin stock” within the meaning of such term under Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;

(2)           any asset if the granting of a security interest or pledge under the Security Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent, approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the UCC or any similar Applicable Law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the UCC or any similar Applicable Law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(3)            Capital Stock in any joint venture or Restricted Subsidiary that is not a Wholly Owned Subsidiary, to the extent that granting a pledge of or a security interest in such Capital Stock under the Security Documents would not be permitted by the terms of such joint venture or such Restricted Subsidiary’s Organizational Documents;

(4)            [reserved];

(5)            assets in circumstances where the Applicable Authorized Representative and the Issuer reasonably agree that the cost of obtaining or perfecting a security interest under the Security Documents in such assets is excessive in relation to the benefit afforded thereby; and

(6)            any Property of any Unrestricted Subsidiary and any Capital Stock of an Unrestricted Subsidiary owned by the Issuer or any of its Subsidiaries;

provided, however, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets.”

“Excluded Subsidiary” shall mean (i) each Restricted Subsidiary that is prohibited from providing a Note Guarantee by any requirement of law or that would require consent, approval, license or authorization of a Governmental Authority to provide a Note Guarantee as determined in good faith by the Board of Directors of the Issuer whose determination will be conclusive, (ii) each Restricted Subsidiary that is prohibited by any applicable contractual requirement from providing a Note Guarantee on the Closing Date or at the time such Restricted Subsidiary becomes a Restricted Subsidiary (to the extent not incurred in connection with becoming a Restricted Subsidiary and in each case for so long as such restriction or any replacement or renewal thereof is in effect), (iii) any Immaterial Subsidiary and (iv) any Unrestricted Subsidiary.

“Fair Market Value” shall mean, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction, and, unless otherwise specified herein (except for assets consisting of publicly traded securities), as determined in good faith by the Board of Directors or a member of senior management of the Issuer.

“Farm-In Agreement” shall mean an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” shall mean a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“FATCA” shall mean Section 1471 through Section 1474 of the Code, as of the date of the Exchange Offer Memorandum and Consent Solicitation Statement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect thereto, any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Fitch” shall mean Fitch, Inc. or any successor thereto.

“GAAP” shall mean (1) any accounting principles that are recognized as being generally accepted in the United States which are in effect from time to time; provided, however, that if any such accounting principle with respect to the accounting for leases (including Capitalized Lease Obligations) changes after the Closing Date, the Issuer may, at its option, elect to employ such accounting principle as in effect on the Closing Date, in each case as in effect on the first date of the period for which the Issuer is making such an election and thereafter as in effect from time to time.

“Global Notes” shall mean each of the Rule 144A Note and the Regulation S Note, in global form, ownership and transfers of beneficial interests in which shall be made through book entries by DTC.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of any Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.

“Guaranty” shall mean the Guarantee pursuant to the provisions of Article VII hereto, granted by each of the Note Guarantors, jointly and severally, in favor of the Trustee and the Holders.

“Hedging Agreement” shall mean (a) any and all Interest Rate Agreement, Currency Agreement, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination or the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (including such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” of any Person shall mean the obligations of such Person pursuant to any Hedging Agreement.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, natural gas liquids, and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Immaterial Subsidiary” shall mean each Restricted Subsidiary of the Issuer (a) whose proportionate share of Consolidated Net Total Assets (after intercompany eliminations) is less than 1.0% as of the end of the most recently completed fiscal quarter for which annual or quarterly financial statements are available, or (b) which contributed less than 1.0% of Consolidated Adjusted EBITDA for the most recently completed four fiscal quarters for which annual or quarterly financial statements are available; provided that Immaterial Subsidiaries when aggregated may not at any time (i) have a proportionate share of Consolidated Net Total Assets (after intercompany eliminations) in excess of 2.5% as of the end of the most recently completed fiscal quarter for which annual or quarterly financial statements are available, or (ii) contribute in excess of 2.5% of Consolidated Adjusted EBITDA for the most recently completed four fiscal quarters for which annual or quarterly financial statements are available.

“Incur” shall mean issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person is merged or consolidated with the Issuer or becomes a Subsidiary of the Issuer (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the effective time of such merger or consolidation or at the time it becomes a Subsidiary of the Issuer. The term “Incurrence” when used as a noun shall have a correlative meaning. Neither the accretion of principal of a non-interest bearing or other discount security nor the capitalization accruing of interest on Indebtedness shall be deemed the Incurrence of Indebtedness.

“Indebtedness” shall mean, with respect to any Person on any date of determination (without duplication):

(1)            the principal in respect of indebtedness of such Person for borrowed money;

(2)            the principal in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)            all reimbursement obligations of such Person in respect of the face amount of letters of credit or other similar instruments supporting obligations (except to the extent such reimbursement obligations relate to a trade payable or other payable under any agreement or arrangement in the ordinary course of business, in each case to the extent not drawn upon or presented, and, if drawn upon or presented, such obligations are satisfied within 30 days of Incurrence);

(4)            all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and contingent obligations to pay earn-outs), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5)            all Capitalized Lease Obligations of such Person;

(6)            the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends or obligations payable to the Issuer or any Restricted Subsidiary);

(7)            all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)            to the extent not otherwise included in this definition, the aggregate net termination value of all Hedging Obligations of such Person; and

(9)            all obligations of the type referred to in clause (1) through clause (8) above of other Persons Guaranteed by such Person or for which such Person is otherwise liable as obligor, guarantor or otherwise.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

The following obligations shall not be deemed to be Indebtedness for any purpose:

(a)	Obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(b)	Customer deposits and advance payments received from customers in the ordinary course of business;

(c)	accrued expenses, royalties and trade accounts payable arising in the ordinary course of business (provided, however, that any Guarantee of production or payment (but not any other contractual obligation) in respect to a royalty will constitute Indebtedness);

(d)	any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Temporary Cash Investments (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(e)	oil or natural gas balancing liabilities incurred in the ordinary course of business and consistent with past practice;

(f)	[reserved];

(g)	any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or natural gas property;

(h)	indebtedness arising in whole or in part as a result of the disposition and reversion of Oil and Gas Properties where the counterparty to such disposition agrees to bear costs and expenses related to the exploration, development, completion or production of such properties and activities related thereto and upon the occurrence of a specified event or events all or a portion of such counterparty’s interest in such Oil and Gas Properties reverts to the Issuer or any Restricted Subsidiary;

(i)	obligations in respect of surety and bonding requirements of the Issuer and its Restricted Subsidiaries;

(j)	any Hedging Obligations; provided that such Hedging Obligations are entered into for bona fide hedging purposes of the Issuer or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Issuer, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of the Issuer or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Issuer or its Restricted Subsidiaries incurred without violation of this Indenture; and

(k)	any obligation arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets.

“Indenture” shall mean this Indenture, as amended or supplemented from time to time.

“Indenture Supplement” shall mean a supplement, if any, to this Indenture that is executed and delivered pursuant to Article IX.

“Initial Quota Pledge Agreements” shall have the meaning specified in Section 10.2.

“Intercreditor Agreement” shall mean an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) the terms of which are either (a) consistent with customary and then-market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto or (b) in the event an “Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the Holders of the Notes than the terms of such Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of clause (a) or (b) as determined by the Issuer in good faith.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or a beneficiary.

“Intermediate Parent Guarantor” shall mean Gran Tierra Energy CI GmbH, a limited liability company organized under the laws of Switzerland, or any successor or transferee entity that has complied with Section 4.3 and provided a Guarantee and pledged its interest in a Pledged Subsidiary pursuant to a Quota Pledge Agreement.

“Investment” in any Person shall mean any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable, pre-paid expenses or deposits on the balance sheet) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described in Section 4.1(h) hereof, Investment shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that, upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to: (1) the Issuer’s Investment in such Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case, as determined in good faith by the Board of Directors of the Issuer. Except as otherwise provided herein, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. For the avoidance of doubt, Investments shall not include deposits of money in the bank accounts of the Issuer or the Restricted Subsidiaries in the ordinary course of business and not for the benefit of Persons other than the Issuer and the Restricted Subsidiaries in jurisdictions where they do business.

“Investment Grade Rating” shall mean a rating equal to or higher than BBB- (or the equivalent) by Fitch, BBB- (or the equivalent) by S&P, or Baa3 (or the equivalent) by Moody’s, or an equivalent rating by any other Rating Agency.

“Issuer” shall mean Gran Tierra Energy Inc., a Delaware corporation, or any of its permitted successors hereunder.

“Junior Intercreditor Agreement” shall have the meaning given to it under Section 9.1.

“Legal Defeasance” shall have the meaning given to it under Section 6.4.

“Lien” shall mean any mortgage, deed of trust, lien, security interest, pledge, hypothecation, assignment, deposit arrangement (other than deposits of money in the bank accounts of the Issuer or the Restricted Subsidiaries in the ordinary course of business) or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, any right of set off or any similar arrangement under or with respect to any insurance policy or anything analogous to any of the foregoing under the laws of any jurisdiction. For the avoidance of doubt any preference of one creditor in the ordinary course over another arising by operation of law shall not be considered as a Lien.

“Material Adverse Effect” shall mean, (a) a material adverse effect on the business, properties, management, financial position or results of operations of the Issuer, the Note Guarantors, and any Subsidiaries taken as a whole or on the performance by the Issuer and the Note Guarantors of their obligations under the Notes.

“Maturity Date” shall mean October 15, 2029.

“Maximum Amount” shall have the meaning specified in Section 7.9.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Net Available Cash” from an Asset Disposition shall mean cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)            all legal fees and expenses, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)           all payments, including any prepayment premiums or penalties, made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by Applicable Law be repaid out of the proceeds from such Asset Disposition;

(3)            all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)            appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” with respect to any Equity Offering shall mean the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantees” shall mean any Guarantees of the obligations of the Issuer under this Indenture and the Notes issued hereunder by the Note Guarantors in accordance with the provisions of this Indenture.

“Note Guarantors” shall mean, collectively, each of the Intermediate Parent Guarantor, Gran Tierra Operations Colombia GmbH, a limited liability company organized under the laws of Switzerland, Gran Tierra Energy Colombia GmbH, a limited liability company organized under the laws of Switzerland, and any existing or future Restricted Subsidiary of the Issuer that becomes a Note Guarantor after the Closing Date pursuant to the terms of this Indenture, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Noteholder” or “Holder” shall mean the Person in whose name a Note is registered on the Register.

“Notes” shall mean the Issuer’s 9.500% Senior Secured Amortizing Notes due 2029 and shall also include any Additional Notes issued in accordance with this Indenture.

“Obligations” shall mean, with respect to any Indebtedness, all obligations (whether in existence on the Closing Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, Additional Amounts, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Indebtedness, including all cash management obligations and hedge obligations permitted to be incurred hereunder and all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officers’ Certificate” shall mean a certificate signed by two directors or officers or by the chief financial officer of the Issuer, any of the Note Guarantors or any Restricted Subsidiary, as the case may be, and delivered to the Trustee and the Security Agent, as applicable. As used herein, “officers” shall mean the chief executive officer, the president, the chief financial officer, the principal accounting officer, any treasurer or controller, any vice president, any secretary, any director or any appointed attorney-in-fact of the Issuer, any Note Guarantor or any other Restricted Subsidiary, as the case may be.

“Oil and Gas Business” shall mean:

(1)            the business of acquiring, exploring, exploiting, developing, producing, operating, marketing, transporting and disposing of interests in oil, natural gas, liquefied natural gas and other Hydrocarbon properties or products produced in association with any of the foregoing;

(2)            any business relating to oil and gas field sales and service; and

(3)            any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) and (2) of this definition.

“Oil and Gas Properties” shall mean all properties, including without limitation, equity or other ownership interests directly or indirectly therein, and any interests in any concession or license to explore or produce oil and natural gas.

“Opinion of Counsel” shall mean an opinion in writing signed by legal counsel, which counsel may be an employee of the Issuer or any Subsidiary of the Issuer, who is reasonably acceptable to the Trustee.

“Other Taxes” shall mean any and all stamp, documentary or similar taxes, or any other excise or similar levies that arise on account of the execution, delivery, registration, recording or enforcement of the Notes or this Indenture (other than any Taxes paid in accordance with the first paragraph of Section 2.12).

“Outstanding” when used with respect to the Notes, shall mean, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(1)            Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(2)           Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Issuer) in trust or set aside and segregated in trust by the Issuer (if the Issuer shall act as its own Paying Agent) for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(3)            Notes which have been defeased or as to which the Issuer has effected covenant defeasance pursuant to Section 6.4 hereof; and

(4)            Notes which have been paid pursuant to the provisions of Section 2.13 hereof or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the provisions of this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Issuer;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Issuer or its Subsidiaries shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not any of the Issuer or its Subsidiaries.

“Pari Passu Indebtedness” shall mean Indebtedness of the Issuer or a Note Guarantor that is secured equally and ratably by Liens on the Collateral having the same priority as the Liens securing the Notes; provided that an authorized representative of the holders of such Indebtedness shall be a party to the Intercreditor Agreement.

“Paying Agent” shall have the meaning set forth in the preamble.

“Payment Date” shall mean April 15 and October 15 of each year.

“Permitted Business” shall mean the Oil and Gas Business and any Related Business.

“Permitted Business Investment” shall mean any Investment and expenditure made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other Hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risks or costs of such activities or comply with regulatory requirements regarding local ownership, including without limitation, (a) ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests; (b) Investments in the form of or pursuant to operating agreements, concession agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and (c) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Collateral Liens” shall mean Liens on the Collateral:

(1)            that are described in one or more of clauses (13), (14) or (15) of the definition of “Permitted Liens” and, in each case, arising by law or that would not materially interfere with the ability of the Security Agent to enforce the Security Interest in the Collateral; or

(2)            to secure:

(a)	the Notes (including Additional Notes) and the related Note Guarantees and any related “parallel debt” obligations under the Intercreditor Agreement or the Security Documents;

(b)	Indebtedness permitted to be Incurred under Section 4.1(f)(1), provided that, on the date of such Incurrence after giving pro forma effect thereto (and the application of the proceeds thereof), the Secured Leverage Ratio for the Issuer and its Restricted Subsidiaries would have been no greater than 2.0 to 1.0;

(c)	Indebtedness under Credit Facilities (other than the Credit Agreement) incurred after the Closing Date and permitted to be Incurred under Section 4.1(f)(2)(a);

(d)	Indebtedness permitted to be Incurred under Section 4.1(f)(2)(b)(ii), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of “Permitted Collateral Liens”; and

(e)	any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (a) through (d).

“Permitted Foreign Jurisdiction” shall mean each of Canada (including any province or territory thereof), the Cayman Islands, Columbia, Bermuda, Switzerland, the United Kingdom, the Kingdom of the Netherlands, the Grand Duchy of Luxembourg, Spain, Ireland, Barbados, the British Virgin Islands, Cyprus or Gibraltar, any other member country of the European Union, or any territory of any of the foregoing.

“Permitted Investment” shall mean:

(1)            an Investment by the Issuer or any Restricted Subsidiary in the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business;

(2)            an Investment by the Issuer or any Restricted Subsidiary in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)            Temporary Cash Investments;

(4)            Receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business;

(5)            payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)            stock, obligations or securities received in settlement or resolution of (or foreclosure with respect to) debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments including as a result of the bankruptcy or reorganization of any Person;

(7)            an Investment by the Issuer or any Restricted Subsidiary in any Person to the extent such Investment represents the non-cash or deemed cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under Section 4.1(i) hereof;

(8)            any Investment existing on the Closing Date and any extension, modification or renewal of any such Investments (but not any such extension, modification or renewal to the extent it involves additional advances, contributions or other investments of cash or property, other than reasonable expenses incidental to the structuring, negotiation and consummation of such extension, modification or renewal);

(9)            Hedging Obligations permitted under clause (2)(h) of the covenant described under Section 4.1(f) hereof;

(10)            Guarantees of Indebtedness permitted under the covenant described under Section 4.1(f) hereof;

(11)            Permitted Business Investments;

(12)            the portion of any Investment that is made with Capital Stock of the Issuer (other than Disqualified Stock);

(13)            Investments in the Notes;

(14)            Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Permitted Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concession or operating leases related to the Permitted Business;

(15)            [reserved]; and

(16)            additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (x) $75.0 million, and (y) 7.5% of the Consolidated Net Tangible Assets of the Issuer and its Restricted Subsidiaries at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” shall mean, with respect to any Person:

(1)            Liens in existence on the Closing Date;

(2)            Liens that secure Indebtedness owing by a Restricted Subsidiary to the Issuer and/or one or more other Restricted Subsidiaries or by the Issuer to one or more Restricted Subsidiaries;

(3)            Liens on any property or assets acquired from a Person that is merged with or into the Issuer or any Restricted Subsidiary, or any Liens on the property, Capital Stock, assets, income or profits of any Person, existing at the time such Person becomes a Restricted Subsidiary and, in either such case, is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such Person); provided, however, that such Liens may not extend to any other property, assets, income or profits of the Issuer or any Restricted Subsidiary (other than improvements, accessions, upgrades, accessories and products and proceeds in respect of the property subject to such Liens at the time of such acquisition);

(4)            any Lien on any property or assets existing at the time of acquisition thereof, including any acquisition by means of a merger or consolidation, and that is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); provided, however, that such Liens may not extend to any other property, assets, income or profits of the Issuer or any Restricted Subsidiary (other than improvements, accessions, upgrades, accessories and products and proceeds in respect of the property subject to such Liens at the time of such acquisition);

(5)            any Lien on the Capital Stock of an Unrestricted Subsidiary;

(6)            Liens (including extensions and renewals) with respect to Purchase Money Obligations and Capitalized Lease Obligations incurred pursuant to clause (g) under Section 4.1(f);

(7)            Liens imposed by contract or law, including landlords’, operators’, vendors’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the property or assets of the Issuer or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past-due or are being contested in good faith by appropriate proceedings;

(8)            [reserved];

(9)            Liens on the property or assets of the Issuer or any Restricted Subsidiary Incurred in the ordinary course of business to secure the performance of tenders, bids, statutory obligations, appeal bonds and deposits (including, without limitation, as security for contested taxes or import or customs duties), government contracts, workers compensation, unemployment insurance and social security claims, return-of-money bonds, or other obligation of a like nature and Incurred in a manner consistent with industry practice, in each case which are (i) not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or assets in the operation of the business of the Issuer and the Restricted Subsidiaries, and (ii) not obligations of the type referred to in clause (l) under Section 4.1(f);

(10)           easements, rights of way, restrictions, or defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the business of the Issuer or any Restricted Subsidiary;

(11)           Liens on Indebtedness Incurred to defease all of the Outstanding Notes as permitted under Section 6.4 to the extent the proceeds therefrom are applied concurrently to defease the Notes;

(12)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights or remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer or any Subsidiary of the Issuer in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States or analogous Canadian and Swiss governmental authorities and (B) such deposit account is not intended by the Issuer or any Subsidiary of the Issuer to provide collateral to such depository institution;

(13)           Liens arising out of judgments or awards against the Issuer or a Restricted Subsidiary which do not give rise to an Event of Default;

(14)           Liens imposed by law for taxes, assessments or governmental charges;

(15)           Liens arising out of governmental concessions or licenses (including under contracts with governmental entities or agencies for technical evaluation or exploration and development rights of oil and natural gas fields) held by the Issuer or a Restricted Subsidiary;

(16)           [reserved];

(17)          Liens securing Hedging Obligations incurred pursuant to clause (h) under Section 4.1(f);

(18)           Leases and subleases of real property by the Issuer or any Restricted Subsidiary as lessor which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(19)           Liens securing Indebtedness incurred pursuant to clause 2(a) under Section 4.1(f);

(20)           any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (1) through (19) or of any Indebtedness secured thereby; provided that the principal amount of Indebtedness so secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (plus accrued and unpaid interest and reasonable fees and expenses Incurred in connection therewith), and that such extension, renewal or replacement Lien shall be limited to all or part of the property that secured the Lien extended, renewed or replaced (plus improvements on or additions to such property);

(21)           Liens on the property or assets of the Issuer or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Liens on the property or assets of the Issuer or any Restricted Subsidiary incurred pursuant to this clause (21) and outstanding on the date of such Incurrence, does not exceed the greater of (x) $20.0 million, and (y) 1.5% of Consolidated Net Tangible Assets;

(22)           Liens arising under joint venture agreements, partnership agreements, operating agreements, oil and gas leases or subleases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, technical evaluation agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, rights of first refusal, rights of first offer, licenses, sublicenses, net profits interests, participations agreements, Farm-Out Agreements, Farm-In Agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements or arrangements relating to the exploration or development of, or production from, Oil and Gas Properties entered into in the ordinary course of business in a Permitted Business;

(23)           Liens on pipelines or pipeline facilities that arise by operation of law;

(24)           Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(25)           Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

(26)           Liens securing obligations arising under cash management obligations, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business; and

(27)           Liens in respect of Production Payments and Reserve Sales.

“Person” shall mean an individual, partnership, exempted limited partnership, corporation, company, exempted company, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, other entity or Governmental Authority.

“Place of Payment” shall have the meaning specified in Section 3.6(d)(v).

“Pledged Stock” shall mean the Capital Stock that is, or is required to be, pledged pursuant to the Quota Pledge Agreements.

“Pledged Subsidiary” shall mean each Note Guarantor whose Capital Stock is, or is required to be, Pledged Stock.

“Preferred Stock” shall mean, with respect to the Capital Stock of any Person, any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of common Capital Stock of such Person.

“Production Payments and Reserve Sales” shall mean Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Property” of any Person shall mean any property, rights or revenues, or interest therein, of such Person.

“Public Debt” shall mean any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. For avoidance of doubt, the term “Public Debt” includes the Senior Notes due 2025 and the Senior Notes due 2027. The term “Public Debt” (i) shall not include the Notes (or any Additional Notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under Credit Facilities, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”

“Purchase Money Obligation” shall mean:

(1)            mortgage financings, purchase money obligations or other Indebtedness (including Guarantees provided by the Issuer or any Restricted Subsidiary to Colombian regulatory authorities) incurred or assumed for the purpose of financing or refinancing all or any part of the purchase price, lease, expense or cost of any property or asset (including capital assets), tangible or intangible used in any Related Business (including the documented cost of exploration, design, development, acquisition, construction (including capitalized interests), installation, improvement, transportation, integration and prepaid maintenance and all reasonable and documented related fees or expenses); or

(2)            Indebtedness Incurred in connection with any lease financing transaction (whether such lease will be treated as an operating lease or a Capitalized Lease Obligation in accordance with GAAP).

“QIB” shall mean a “qualified institutional buyer” as such term is defined from time to time for purposes of Rule 144A.

“Quota Pledge Agreements” shall mean the Initial Quote Pledge Agreements and any Additional Quota Pledge Agreements.

“Rating Agencies” shall mean Fitch, Moody’s, and S&P, or, if any of Fitch, Moody’s or S&P shall not make a rating on the Notes publicly available, such other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) as the Issuer may select (as certified by a resolution of the Board of Directors of the Issuer) as a replacement agency for Fitch, Moody’s or S&P or each of them, as the case may be.

“Record Date” shall mean, with respect to any payment of principal or interest on any Note, the first day prior to the due date for such payment (whether or not a Business Day).

“Redemption Date” shall mean, when used with respect to any Note to be redeemed, the date fixed for such redemption pursuant to Section 3.3 or Section 3.4 or otherwise pursuant to this Indenture.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, replace, prepay, redeem, defease or retire, in whole or in part, or to issue other Indebtedness in exchange or replacement for, in whole or in part, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” shall mean Indebtedness that is Incurred to Refinance any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with this Indenture (including Indebtedness that Refinances Refinancing Indebtedness); provided, however, that:

(1)            the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)            the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the then Average Life of the Indebtedness being refinanced;

(3)            such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus the amount of accrued and unpaid interest thereon, any premium paid to the holders of the Indebtedness being refinanced and reasonable fees and expenses Incurred in connection therewith; and

(4)            if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is contractually subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced; provided further, that Refinancing Indebtedness shall not include Indebtedness of the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Register” shall have the meaning specified in Section 2.15.

“Regulation S” shall mean Regulation S under the Securities Act.

“Regulation S Note” shall have the meaning specified in Section 2.3(c).

“Reincorporation Transaction” shall have the meaning specified in Section 4.3.

“Related Business” shall mean the Oil and Gas Business and any business related, ancillary or complementary to the businesses of the Issuer and its Restricted Subsidiaries on the Closing Date as described in the Exchange Offer Memorandum and Consent Solicitation Statement related to the Notes and shall include any expansion of any such Related Business into other jurisdictions in addition to jurisdictions in which the Issuer and its Restricted Subsidiaries operate on the Closing Date.

“Relevant Taxing Jurisdiction” shall mean the United States, Switzerland, Canada or any jurisdiction in which a Note Guarantor or the Issuer (including a Successor or Substituted Issuer) is organized or resident for Tax purposes or through which payment on the Notes is made or treated as made under the laws of such jurisdiction, including any political subdivision thereof.

“Required Holders” shall mean holders of not less than 50% in aggregate principal amount of Outstanding Notes.

“Responsible Officer” shall mean, with respect to the Trustee, any officer within the corporate trust office (or any successor division or unit) of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Payments” shall have the meaning specified in Section 4.1(h).

“Restricted Subsidiary” shall mean any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“Reversion Date” shall have the meaning specified in Section 4.2.

“Rule 144A” shall mean Rule 144A under the Securities Act.

“Rule 144A Note” shall have the meaning specified in Section 2.3(d).

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., or any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement with any Person (other than the Issuer or a Restricted Subsidiary), or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary for a period of more than three years of any Property or assets that have been or are to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person (other than the Issuer or a Restricted Subsidiary) to which funds have been or are to be advanced by such Person on the security of the leased Property or assets.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Secured Leverage Ratio” shall mean at any date the ratio of (i) the Consolidated Total Indebtedness as of such date that is secured by a Lien on the Collateral, after giving effect to all incurrences and repayments of Indebtedness on the relevant transaction date (net of the cash and cash equivalents of the Issuer and its Restricted Subsidiaries as of such date) to (ii) Consolidated Adjusted EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered to the Trustee under this Indenture, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition, Investment or other transaction, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Interest Coverage Ratio.”

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Security Agent” shall have the meaning set forth in the preamble.

“Security Documents” shall mean the Quota Pledge Agreements, any Intercreditor Agreement, any Junior Intercreditor Agreement, and any other security agreements, pledge agreements, equitable share mortgages or charges, collateral assignments and any other instrument and document executed and delivered pursuant to this Indenture or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by this Indenture.

“Security Interests” shall mean the Liens on the Collateral that are created by the Security Documents.

“Security Registrar” shall have the meaning specified in the preamble hereto.

“Senior Indebtedness” shall mean all unsubordinated Indebtedness of the Issuer, the Note Guarantors or of any Restricted Subsidiary, whether outstanding on the Closing Date or Incurred thereafter.

“Senior Notes due 2025” shall mean Gran Tierra Energy International Holdings Ltd.’s 6.250% Senior Notes due 2025 issued on February 15, 2018 and maturing on February 15, 2025.

“Senior Notes due 2027” shall mean the Issuer’s 7.750% Senior Notes due 2027 issued on May 23, 2019 and maturing on May 23, 2027.

“SGX-ST” means the Singapore Exchange Securities Trading Limited.

“Starter Amount” shall mean $20.0 million.

“Stated Maturity” shall mean, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including, with respect to any principal amount that is then due and payable pursuant to any mandatory redemption or prepayment provision, the date specified for the payment thereof (but excluding any provision providing for the repurchase or prepayment of such Indebtedness at the option of the Holder thereof upon the happening of any contingency beyond the control of the obligor thereunder unless such contingency has occurred).

“Subordinated Obligation” shall mean Indebtedness of the Issuer or any Restricted Subsidiary (whether outstanding on the Closing Date or thereafter Incurred) (i) the terms of which provide that, (a) no principal amount in respect of such obligation will become due and payable until after all principal, interest, Additional Amounts and any other amounts owing with respect to the Notes have been paid in full, and (b) in the event that (A) an installment of interest with respect to such obligation is not paid on the applicable interest payment date or (B) the principal of (or premium, if any, on) any such obligations is not paid on the Stated Maturity or other date set for redemption, then the failure to make such payment on such interest payment date, maturity date or other Redemption Date shall not be a default under such obligation until after all principal, interest, Additional Amounts and any other amounts owing with respect to the Notes have been paid in full and (ii) which U.S. or Canadian law recognizes (whether in any reorganization or administrative takeover proceeding or otherwise) as being subordinated or junior in right of payment to the Notes.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, exempted company, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (1) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held; or (2) that is, as of such date, otherwise controlled by the parent or one or more Subsidiaries of the parent.

“Suspended Covenants” shall have the meaning specified in Section 4.2.

“Suspension Date” shall have the meaning specified in Section 4.2.

“Suspension Period” shall have the meaning specified in Section 4.2.

“Swiss Federal Tax Administration” shall have the meaning specified in Section 7.9.

“Swiss Guarantor” shall have the meaning specified in Section 7.9.

“Swiss Security Documents” shall have the meaning specified in Section 10.1.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc., or any successor thereto.

“Taxes” shall mean any and all income, stamp or other taxes, duties, levies, imposts, charges, fees, deductions or withholdings, and including all interest and penalties imposed with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority of a Relevant Taxing Jurisdiction.

“Temporary Cash Investments” shall mean any of the following:

(1)            Investments in direct obligations of the United States of America, Canada or any agency thereof or obligations Guaranteed by the United States of America, Canada or any agency thereof, or obligations of or Guaranteed by any foreign country (other than Colombia) recognized by the United States or Canada whose long-term debt rating is rated “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(2)            Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States or Canada, any state or province thereof or any foreign country recognized by the United States or Canada having capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and a long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3)            Investments in repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)            Investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States, Canada or any foreign country recognized by the United States or Canada, in all events not excluding Colombia, with a rating at the time as of which any Investment therein is made of “P2” (or higher) according to Moody’s; “A2” (or higher) according to S&P; F1 (or higher) according to Fitch; or, in the case of investments made in Canada, “A2” or “P2” (or higher) according to Dominion Bond Rating Service Limited or Canada Bond Rating Service; or, in the case of Investments made in Colombia, rated at least “A” by Duff and Phelps de Colombia.

(5)            Investments in securities with maturities of six months or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America or Canada, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s, or F3 (or higher) according to Fitch, in the case of Investments made in Colombia, rated at least “A” by Duff and Phelps de Colombia and “A” by BRC Investor Services; and

(6)	(a)	Investments in marketable direct obligations issued or unconditionally Guaranteed by Colombia, any agency or political subdivision thereof, and rated “BB+” or higher by a Colombian rating organization licensed by the SFC,

(b)	Investments in time deposits or certificates of deposit of a Colombian bank or financial institution, the commercial paper or other short-term unsecured debt obligations of which (or in the case of a bank or financial institution that is the principal subsidiary of a holding company, the holding company) are rated “A” or higher by a Colombian rating organization licensed by SFC, and maturing within one year from the date of acquisition thereof by the Issuer or a Restricted Subsidiary,

(c)	Investments in repurchase obligations with a term of not more than 60 days for underlying securities of the types described in subclause (a) above entered into with a bank meeting the qualifications described in subclause (b) above,

(d)	Investments in securities issued by (or representing shares of) Colombian companies rated “A” or higher by a Colombian rating organization licensed by the SFC,

(e)	Investments in certificates of deposit, time deposit accounts and money market accounts maturing not more than one year after the deposit of cash or acquisition thereof issued by (i) any of the largest ten banks (based on assets of the last December 31) organized under the laws of Colombia or (ii) any other bank organized under the laws of Colombia, so long as the outstanding amount of such Investments in any such bank does not exceed at any one time $5.0 million (or the foreign currency equivalent thereof).

“Transfer Agent” shall have the meaning specified in Section 2.15.

“Transaction Documents” means the Exchange Offer Memorandum and Consent Solicitation Statement, this Indenture and the Notes.

“Treasury Rate” shall mean, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

(a)            The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the maturity date of the Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the maturity date of the Notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

(b)            If on the third business day preceding the Redemption Date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date of the Notes, as applicable. If there is no United States Treasury security maturing on the maturity date of the Notes but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date of the Notes, one with a maturity date preceding the maturity date of the Notes and one with a maturity date following the maturity date of the Notes, the Issuer shall select the United States Treasury security with a maturity date preceding the maturity date of the Notes. If there are two or more United States Treasury securities maturing on the maturity date of the Notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” shall have the meaning specified in the preamble hereto.

“United States” or “U.S.” shall mean the United States of America, its fifty states and the District of Columbia.

“Unrestricted Subsidiary” shall mean (1) Gran Tierra Energy Resources Inc., Gran Tierra Energy Mexico Holdings 1 LLC, Gran Tierra Energy Mexico Holdings 2 LLC, Gran Tierra Mexico Energy, S.A. de C.V., Suroco Energy Venezuela, Gran Tierra Energy N.V. ULC, and Petrolifera Petroleum (Colombia) Limited and (2) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer, and (3) any Subsidiary of an Unrestricted Subsidiary.

Notwithstanding the foregoing, the Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(a)            no creditor of any such Subsidiary shall have recourse to the Issuer or any Restricted Subsidiary thereof other than to the extent of any Permitted Investment or Restricted Payment that is permitted and any pledge of Capital Stock of such Subsidiary;

(b)            no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation;

(c)            such Subsidiary and its Subsidiaries own no Capital Stock or Indebtedness of, and hold no Lien on any property of, the Issuer or any Restricted Subsidiary of the Issuer; and

(d)            at the time of Designation, the Subsidiary to be so Designated (x) has total consolidated assets of $1,000 or less, or (y) the Issuer would be permitted under this Indenture to make an Investment under all applicable provisions described in Section 4.1(h) hereof at the time of Designation (assuming the effectiveness of such Designation) in an amount equal to the Fair Market Value of such Subsidiary on such date.

In addition, the Issuer may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(a)            no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(b)            all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture.

Any such Designation or Revocation shall be evidenced by prompt delivery to the Trustee of a copy of the resolution of the Board of Directors of the Issuer giving effect thereto accompanied by an Officers’ Certificate as to compliance with the foregoing provisions.

“Upstream or Cross-Stream Obligations” shall have the meaning specified in Section 7.9.

“U.S. Government Obligations” shall mean direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and that are not callable or redeemable at the issuer’s option.

“Value” shall mean, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction and (2) the fair value in the opinion of the Board of Directors of the Issuer or the relevant Restricted Subsidiary of such property at the time of entering into such Sale and Lease-Back Transaction, in either case divided first by the number of full years of the original term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

“Volumetric Production Payment” shall mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of a Person shall mean all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned” shall mean any Restricted Subsidiary of the Issuer of which 100% of the outstanding Capital Stock or other ownership interests (other than directors’ qualifying shares) of such entity shall at the time be owned, directly or indirectly, by the Issuer.

Section 1.2             Rules of Construction. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “hereof,” “herein,” “hereunder” and similar words refer to this Indenture as a whole and not to any particular provisions of this Indenture and any subsection, Section, Article and Exhibit references are to this Indenture unless otherwise specified.

(c)            The term “documents” includes any and all documents, instruments, agreements, certificates, indentures, notices and other writings, however evidenced (including electronically).

(d)            The term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including (without limitation).”

(e)            Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including.”

(f)            The words “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.

(g)            Unless otherwise expressly provided herein: (i) references to agreements (including this Indenture) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by this Indenture, the Notes, the Security Documents or any other Transaction Document, and (ii) references to any Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law.

(h)            With respect to any monetary amount in a currency other than Dollars, such amount shall be deemed the Dollar equivalent thereof determined by the amount of Dollars obtained at the time of determination by converting the foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted on the Reuters 3000 Xtra system (or its successor) at approximately 11:00 a.m., New York City time, on the date not more than two Business Days prior to such determination. For purposes of determining whether any Indebtedness can be incurred or any transaction with Affiliates or any Investment can be made or undertaken, the Dollar equivalent of such Indebtedness, transaction or Investment shall be determined on the date incurred, made or undertaken and no subsequent change in the computation of the Dollar equivalent thereof shall cause such transaction which may otherwise be incurred, made or undertaken to have been incurred, made or undertaken in violation of this Indenture.

(i)             The term “will” shall be construed to have the same meaning and effect as the word “shall.”

(j)             The term “or” is not exclusive.

Article II
ISSUE, EXECUTION AND AUTHENTICATION OF NOTES;
RESTRICTIONS ON TRANSFER

Section 2.1              Creation and Designation. (a) There is hereby created a series of Notes to be issued pursuant to this Indenture and to be known as the “9.500% Senior Secured Amortizing Notes due 2029”. The Notes shall be issued in fully registered form, without interest coupons, with such applicable legends as are set forth in Section 2.7 and with such omissions, variations and insertions as are permitted by this Indenture. Each Note shall be substantially in the form attached hereto as Exhibit A. The Notes may have such letters, numbers or other marks of identification and such legends or endorsements printed or typewritten thereon as may be required to comply with any Applicable Law or to conform to general usage.

(b)            The aggregate principal amount of the Notes that may initially be authenticated and delivered under this Indenture is $487,590,000. All Notes shall be issued to the applicable Holders on the Closing Date, except Notes issued in connection with the transfer, exchange or replacement of existing Notes as provided in this Article II.

(c)            If any term or provision contained in the Notes shall conflict with or be inconsistent with any term or provision contained in this Indenture, then the terms and provisions of this Indenture shall govern with respect to the Notes.

(d)            Any Notes sold outside the United States to non-U.S. Persons in reliance on Regulation S will be issued in fully registered form without interest coupons attached and only in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof. Any Notes sold pursuant to Rule 144A will be issued in fully registered form without interest coupons attached and only in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

Section 2.2             Execution and Authentication of Notes. Upon the written order of the Issuer, signed by one of its Authorized Officers, directing the Trustee to authenticate and deliver the Notes and delivery by the Issuer of sufficient executed Notes, the Trustee shall duly authenticate and deliver the Notes in authorized denominations.

Section 2.3             Initial Form of Notes. (a) The Notes, upon original issuance, shall be issued in the form of typewritten or printed Global Notes registered in the name of DTC or its nominee, and (other than DTC or its nominee) no Holder investing in the Notes shall receive a definitive note representing such Holder’s interest in the Notes except to the extent that definitive, fully registered, non-global Notes (“Definitive Notes”) have been issued in accordance with Section 2.8. Unless and until Definitive Notes are so issued in exchange for such Global Notes, DTC will make book entry transfers among the DTC Participants and receive and transmit distributions of principal and interest on such Global Notes to the DTC Participants.

(b)            Neither any members of, nor participants in, DTC (the “DTC Participants”) nor any other Persons on whose behalf DTC Participants may act, shall have any rights under this Indenture with respect to any Global Note, and DTC or its nominee, as the case may be, may be treated by the Issuer, the Trustee and any agent thereof (including any Authorized Agent) as the absolute owner and Holder of such Global Note for all purposes whatsoever. Unless and until Definitive Notes are issued in exchange for such Global Notes pursuant to Section 2.8: (i) the Issuer, the Trustee and any agent thereof (including any Authorized Agent) may deal with DTC and its nominee for all purposes (including the making of distributions on the Global Notes) as the authorized representatives of the Persons holding beneficial interests in such Global Notes and (ii) the rights of such beneficial owners shall be exercised only through DTC and its nominee and shall be limited to those established by Applicable Law and agreements among such DTC Participants, DTC and such nominee. Notwithstanding the foregoing, nothing herein shall prevent the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or such nominee or impair, as between DTC, the DTC Participants and any other Persons on whose behalf a DTC Participant may act, the operation of the customary practices of such Persons governing the exercise of the rights of a Holder.

(c)            The Notes offered and sold in reliance upon Regulation S shall be issued in the form of a single, permanent Global Note in fully registered form, without interest coupons, registered in the name of DTC or its nominee and deposited with the Trustee, as custodian of DTC (the “Regulation S Note”). The aggregate principal balance of the Regulation S Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC, in connection with a corresponding decrease or increase in the aggregate principal balance of the Rule 144A Note, as provided in Section 2.6.

(d)            The Notes offered and sold in their initial distribution in reliance upon Rule 144A shall be issued in the form of a single, permanent Global Note in fully registered form, without interest coupons, registered in the name of DTC or its nominee and deposited with the Trustee, as custodian of DTC (the “Rule 144A Note”). The aggregate principal balance of the Rule 144A Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC, in connection with a corresponding decrease or increase in the aggregate principal balance of the Regulation S Note, as provided in Section 2.6.

(e)            Neither the Trustee nor any agent of the Issuer or the Trustee (including any Authorized Agent) shall have any responsibility or obligation to any DTC Participant or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any DTC Participant or any other Person, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or Property) under or with respect to the Notes. The Trustee and any agent of the Issuer or the Trustee (including any Authorized Agent) may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to the DTC Participants and any beneficial owners of the Notes.

Section 2.4              Execution of Notes. (a) Each Note shall be executed on behalf of the Issuer by one of its Authorized Officer(s).

(i)              Such signature may be the manual or facsimile signature of such Authorized Officer(s).

(ii)            With the delivery of this Indenture, the Issuer is furnishing, and from time to time hereafter may (and, at the request of the Trustee, shall) furnish, an Officers’ Certificate identifying and certifying the incumbency and specimen signatures of its Authorized Officers.

(iii)            Until the Trustee receives a subsequent Officers’ Certificate updating such list, the Trustee shall be entitled to rely conclusively upon the last such Officers’ Certificate delivered to it for purposes of determining the Issuer’s Authorized Officers.

(iv)            Typographical and other minor errors or defects in any signature shall not affect the validity or enforceability of any Note that has been duly executed by the Issuer and authenticated and delivered by the Trustee.

(b)            In case any Authorized Officer of the Issuer who shall have signed any Note shall cease to be an Authorized Officer of the Issuer before the Note so signed shall be authenticated and delivered by the Trustee or disposed of by or on behalf of the Issuer, such Note nevertheless may be authenticated and delivered or disposed of as if the Person who signed such Note on behalf of the Issuer had not ceased to be such Authorized Officer.

(c)            Any Note signed on behalf of the Issuer by a Person who, as at the actual date of his/her execution of such Note, is an Authorized Officer of the Issuer, shall be a valid and binding obligation of the Issuer notwithstanding that at the date hereof any such Person is not an Authorized Officer of the Issuer.

Section 2.5             Certificate of Authentication. (a) The form of the Trustee’s certificate of authentication to be borne by the Notes shall be substantially as follows:

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: [__________], 20[__]

This is one of the Notes referred to in the within-mentioned Indenture

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(b)            Only such Notes as shall bear the Trustee’s certificate of authentication and are executed by the Trustee by manual signature of one or more of its authorized signatories shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose.

(c)            Such certification by the Trustee upon any Note executed by or on behalf of the Issuer shall be conclusive evidence that such Note has been duly authenticated and delivered hereunder.

(d)            Each Note shall be dated as of the date of its authentication.

Section 2.6             Restrictions on Transfer of Global Notes. Notwithstanding any other provisions hereof to the contrary:

(a)            Except as provided in Section 2.8, a Global Note may not be transferred, in whole or in part, to any Person other than DTC or a nominee thereof, and no such transfer to any such other Person may be registered (any such transfer being null and void ab initio); provided that this Section 2.6(a) shall not prohibit any transfer of a beneficial interest in a Global Note effected in accordance with the other provisions of this Section 2.6. Any transfer of a Global Note (or beneficial interests therein) shall be in the authorized denominations set forth in Section 2.1(d).

(b)            If the owner of a beneficial interest in the Rule 144A Note wishes at any time to exchange its beneficial interest therein for a beneficial interest in the Regulation S Note, or to transfer such beneficial interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Note, then such exchange or transfer may be effected, subject to the applicable rules and procedures of DTC (the “Applicable Procedures”) and minimum denomination requirements, only in accordance with this Section 2.6(b). Upon receipt by the Trustee at its Corporate Trust Office of: (i) written instructions given in accordance with the Applicable Procedures from a DTC Participant directing the Trustee to credit or cause to be credited to a specified DTC Participant’s account a beneficial interest in the Regulation S Note in a principal balance equal to that of the beneficial interest in the Rule 144A Note to be so exchanged or transferred, (ii) a written order given in accordance with the Applicable Procedures containing information regarding the account of the DTC Participant to be credited with, and the account of the DTC Participant to be debited for, such beneficial interest and (iii) a certificate in substantially the form attached hereto as Exhibit B, given by the holder of such beneficial interest in the Rule 144A Note, the Trustee shall instruct DTC to reduce the balance of the Rule 144A Note, and to increase the balance of the Regulation S Note, by the amount of the beneficial interest in the Rule 144A Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the DTC Participant for the benefit of such Person specified in such instructions a beneficial interest in the Regulation S Note having a principal balance equal to the amount by which the balance of the Rule 144A Note was reduced upon such exchange or transfer.

(c)            If the owner of a beneficial interest in the Regulation S Note wishes at any time to exchange its beneficial interest therein for a beneficial interest in the Rule 144A Note, or to transfer such beneficial interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Rule 144A Note, then such exchange or transfer may be effected, subject to the Applicable Procedures and minimum denomination requirement, only in accordance with this Section 2.6(c). Upon receipt by the Trustee at its Corporate Trust Office of: (i) written instructions given in accordance with the Applicable Procedures from a DTC Participant directing the Trustee to credit or cause to be credited to a specified DTC Participant’s account a beneficial interest in the Rule 144A Note in a principal balance equal to that of the beneficial interest in the Regulation S Note to be so exchanged or transferred, (ii) a written order given in accordance with the Applicable Procedures containing information regarding the account of the DTC Participant to be debited with, and the account of the DTC Participant to be credited for, such beneficial interest and (iii) a certificate in substantially the form attached hereto as Exhibit C, given by the holder of such beneficial interest in the Regulation S Note, the Trustee shall instruct DTC to reduce the balance of the Regulation S Note and to increase the balance of the Rule 144A Note, by the principal balance of the beneficial interest in the Regulation S Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the DTC Participant for the benefit of such Person specified in such instructions a beneficial interest in the Rule 144A Note having a principal balance equal to the amount by which the balance of the Regulation S Note was reduced upon such exchange or transfer.

(d)            If a Global Note or any portion thereof (or beneficial interest therein) is exchanged for a Definitive Note pursuant to Section 2.8, then such Definitive Note may in turn be exchanged (upon transfer or otherwise) for other Definitive Notes only in accordance with such procedures (and, in each case of an exchange pursuant to this Section 2.6 or Section 2.8, subject to receipt by the Issuer of any information requested by the Issuer for the purposes of verifying the identity and source of funds of the proposed holder of such Definitive Note (including, for example, in relation to FATCA and pursuant to any applicable anti-money laundering legislation or any certification requirement intended to ensure that transfers and exchanges of Definitive Notes comply with Rule 144A or Regulation S, as the case may be)) and any Applicable Laws, as may be adopted from time to time by the Issuer.

(e)            Neither the Trustee nor the Registrar shall have any responsibility or liability for any actions taken or not taken by DTC.

(f)             Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Security Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of, or exemptions from, the Securities Act, applicable state securities laws or other applicable law.

(g)            In connection with any proposed exchange of Definitive Notes for a Global Note, the Issuer shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code.

(h)            The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Section 2.7              Restrictive Legends. (a) Global Notes shall bear restrictive legends in substantially the form set forth in Exhibit A hereof. Definitive Notes shall be in substantially the form set forth in Exhibit A hereof excluding the Global Notes Legend set forth thereon.

(b)            The required legends set forth on Exhibit A may be removed from a Global Note if there is delivered to the Issuer and the Trustee such evidence satisfactory to the Issuer, which shall include an Opinion of Counsel, as may reasonably be required by the Issuer that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such Note (or beneficial interests therein) will not violate the registration requirements of the Securities Act or Canadian securities laws, as the case may be. Upon provision of such evidence satisfactory to the Issuer, the Trustee, at the written direction of the Issuer, shall authenticate and deliver in exchange for such Note a Note (or Notes) having an equal aggregate principal balance that does not bear such legend. If such a legend required for a Note has been removed as provided above, then no other Note issued in exchange for all or any part of such Note shall bear such legend unless the Issuer has reasonable cause to believe that such other Note is a “restricted security” within the meaning of Rule 144 under the Securities Act and instructs the Trustee to cause a legend to appear thereon.

(c)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or Applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among DTC Participants or owners of beneficial interests in any Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, this Indenture, and to examine the same to determine material compliance as to form with the express requirements hereof.

Section 2.8              Issuance of Definitive Notes. (a) If (i) DTC notifies the Trustee in writing that it is unwilling or unable to continue as the depository for a Global Note, or that it ceases to be a “clearing agency” registered under the Exchange Act, and (ii) the Issuer is unable to locate a qualified successor depository within 90 days of such notice, then the Trustee shall notify all applicable Holders, through DTC, of the occurrence of any such event and of the availability of Definitive Notes to beneficial owners.

(b)            Upon the giving of such notice and the surrender of the Global Notes by DTC, accompanied by registration instructions, the Trustee shall deliver Definitive Notes (which shall be in definitive, fully registered, non-global form without interest coupons) for the Global Notes.

(c)            If Definitive Notes are to be issued in accordance with this Section 2.8, then the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes.

(d)            Unless counsel to the Issuer determines otherwise in accordance with Applicable Law and the procedures set forth in Section 2.7(b), any such Definitive Notes shall bear the appropriate transfer-restriction legends. In addition, in the event that the Global Note(s) is exchanged for Definitive Notes, an announcement of such exchange will be made by or on behalf of the Issuer through the SGX-ST.

(e)            Such announcement will include all material information with respect to the delivery of the Definitive Notes including details of the paying agent and listing agent in Singapore.

(f)             Until Definitive Notes are ready for delivery, the Issuer may prepare and, upon receipt of written instructions by the Issuer, the Trustee shall authenticate temporary Notes.

(g)            Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.

(h)            Without unreasonable delay, the Issuer shall prepare and, upon receipt of written instructions by the Issuer, the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes.

(i)             Until so exchanged, the Holders of temporary Notes shall have all of the rights and obligations under this Indenture as Holders of Definitive Notes.

Section 2.9              Persons Deemed Owners. Before due presentation of a Note for registration of transfer, the Trustee and any Authorized Agent or other agent of the Issuer or the Trustee shall treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving distributions and for all other purposes whatsoever, and neither the Trustee nor any Authorized Agent or other such agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

Section 2.10            Payment of Notes. (a) On or prior to 11:00 a.m., New York City time, on the Business Day prior to any Payment Date and/or Maturity Date, the Issuer will deposit or cause to be deposited with the Paying Agent in immediately available funds, a sum in Dollars sufficient to pay the principal of, and interest (and premium and Additional Amounts, if any) due on, each Note, on such Payment Date and/or Maturity Date.

(b)            Principal of, and interest (and premium and Additional Amounts, if any) on, the Notes will be considered paid on the date due if the Paying Agent holds, as of 11:00 a.m., New York City time, on the due date, money deposited by, or on behalf of, the Issuer in immediately available funds in Dollars and designated for and sufficient to pay all principal of, and interest (and premium and Additional Amounts, if any) on, the Notes then due.

(i)            The Paying Agent will return to the Issuer upon written request therefore from the Issuer, no later than two Business Days following the date of receipt of such written request, the amount of any payment in excess of the total amount required to be paid on all of the Outstanding Notes.

(c)            Each Note shall bear interest at a rate of 9.500% per annum from the issue date of such Note or from the most recent Payment Date to which interest has been paid, as the case may be, payable semi-annually in arrears on each Payment Date, commencing on April 15, 2024, until the principal thereof is paid or duly provided for.

(d)            Subject to adjustment for required minimum denominations, the principal amount of the Notes shall be amortized over four installments, as follows:

(i)            on October 15, 2026, 25.0% of the original principal amount of the Notes;

(ii)           on October 15, 2027, 5.0% of the original principal amount of the Notes;

(iii)          on October 15, 2028, 30.0% of the original principal amount of the Notes; and

(iv)         on the Maturity Date, the remaining principal amount of the Notes then outstanding.

(e)            All interest shall be computed on the basis of a 360-day year of twelve 30-day months and will be payable to the Holders of record on the close of business on the Record Date immediately preceding the corresponding Payment Date. Payments due on a date other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall not be included in computing interest and fees in connection with that payment.

(f)             The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent that such interest is an allowed claim enforceable against the debtor under any Bankruptcy Law) on overdue principal and premium, if any, at a rate equal to 1.00% per annum in excess of the interest rate on the Notes, and to the extent lawful, it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent that such interest is an allowed claim against the debtor under such Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) from time to time on demand at the same rate.

(i)            The Issuer will pay to the Holders such defaulted interest in any lawful manner on a special record date.

(ii)           The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.

(iii)          The Issuer will fix or cause to be fixed each such special record date and payment date, provided, however, that no such special record date will be less than 10 days prior to the related payment date for such defaulted interest.

(iv)         The Issuer shall promptly notify the Trustee in writing of the special record date.

(v)          At least 10 days before the special record date, the Issuer will mail or cause to be mailed (or deliver in accordance with the Applicable Procedures) to Holders a notice (with a copy to the Trustee) that states the special record date, the related payment date and the amount of such defaulted interest to be paid.

(vi)         The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the defaulted interest, or with respect to the nature, extent or calculation of the amount of defaulted interest owed, or with respect to the method employed in such calculation of the defaulted interest.

(g)            Except as specified in Section 2.10(h), payments of all amounts that become due and payable in respect of any Note shall be made by the Paying Agent without surrender or presentation of such Note to the Paying Agent. The Paying Agent shall have no responsibility regarding notations of payment on a Note and shall be responsible only for maintaining its records in accordance with this Indenture. Absent manifest error, the records of the Paying Agent shall be controlling as to payments in respect of the Notes.

(h)            Notwithstanding Section 2.10(b), payment of principal of any Note shall be made only against surrender of such Note at the Corporate Trust Office of the Trustee (or such other location as the Trustee shall notify the applicable Holder).

(i)             Payments to Holders shall be by electronic funds transfer in immediately available funds to an account maintained by such Holder with a bank having electronic funds transfer capability upon written application to the Trustee (received by the Trustee not later than the relevant Record Date) by a Holder holding Notes or, if not, by check sent by first class mail to the address of such Holder appearing on the Register as of the relevant Record Date; provided, however, that the final payment in respect of any Note shall be made only as provided in Section 2.10(h). Unless such designation for payment by electronic funds transfer is revoked in writing, any such designation made by such Holder shall remain in effect with respect to any future payments to such Holder.

Section 2.11            Additional Notes. (a) Subject to the limitations set forth under Section 4.1(f), and Section 4.1(g), the Issuer may, without the consent of Holders, incur additional Indebtedness.

(b)            At the Issuer’s option, this additional Indebtedness may consist of additional Notes (“Additional Notes”) issued pursuant to this Indenture in one or more transactions, which have identical terms (other than issue price, issue date and date from which the interest thereon will accrue) as the Notes issued on the Closing Date.

(c)            Any Additional Notes will be consolidated and form a single class with the Notes issued on the Closing Date, so that, among other things, Holders of any Additional Notes will have the right to vote together with Holders of Notes issued on the Closing Date as one class; provided, however, that if such Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number.

(d)            In authenticating such Additional Notes, the Trustee shall receive, and shall be fully protected in relying upon, an Opinion of Counsel which shall state:

(i)            that the form and terms of such Additional Notes have been established in conformity with the provisions of this Indenture; and

(ii)           that such Additional Notes, when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws relating to or affecting the rights and remedies of creditors generally and to general principles or equity.

Section 2.12            Additional Amounts. (a) All payments to be made in respect of the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any taxes, duties, levies, imposts, charges, fees, deductions or withholdings, except to the extent such amounts are imposed by Applicable Law.

(b)            In the event that any Taxes are required by Applicable Law to be deducted or withheld from any payment required to be made in respect of the Notes, then the amount of such payment shall be increased by such additional amounts (“Additional Amounts”) as may be necessary in order that the amount actually received by the applicable recipients or beneficial owner of such payment in respect of such payment, after withholding or deduction for or on account of such Taxes, is an amount equal to the amount that would have been received by the applicable recipient(s) or beneficial owner of such payment in respect of such payment had no such Taxes (including any Taxes payable in respect of such Additional Amounts) been required to be so deducted or withheld.

(c)            The amount of any Taxes required to be withheld or deducted from any payment made in respect of the Notes under Applicable Law shall be withheld or deducted from such payment (as increased by any Additional Amounts) and paid to the taxing authority imposing such Taxes in accordance with Applicable Law.

(d)            Together with every payment made under this Indenture requiring the withholding of any Taxes, the Issuer shall furnish to the Trustee a statement of the withholding being made, if any, in the form of a debit notice on account of tax withholding or other similar document which evidences that the withholding was duly made.

(e)            As promptly as practicable thereafter, the Issuer shall provide the Trustee documentation satisfactory to the Trustee evidencing payment of Taxes in respect of which the Issuer has paid any Additional Amounts.

(f)             Copies of such documentation shall be made available to the Holders or any Paying Agent upon request therefor to the Trustee.

(g)            Notwithstanding the preceding sentences, no such Additional Amounts will (including Taxes payable in respect of such Additional Amounts) be payable in respect of:

(1)           any Tax assessed or imposed by reason of the applicable recipient or beneficial owner of such payment having any actual or deemed present or former connection between the recipient or beneficial owner of such payment and a Relevant Taxing Jurisdiction (including, without limitation, being a citizen of, carrying on business or having a permanent establishment in a Relevant Taxing Jurisdiction, being organized under the laws of a Relevant Taxing Jurisdiction, being an actual or deemed resident of a Relevant Taxing Jurisdiction or, in the case of Canada, dealing at non-arm’s length (for the purposes of the Income Tax Act (Canada)) with the payer of such payment);

(2)            any Taxes imposed on or measured by the applicable recipient or beneficial owner’s net income, capital franchise taxes and branch profits or similar taxes;

(3)           any estate, inheritance, gift, personal property, sales, use, excise, transfer or other similar Tax imposed with respect to such payment;

(4)           any such Taxes that would not have been imposed but for the failure of the applicable recipient or beneficial owner of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent (a) such compliance is required by Applicable Law or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of, such Taxes and (b) reasonably in advance of the first Payment Date with respect to which the obligor with respect to a payment shall apply this clause (4), such obligor shall have notified each Holder in writing that taxes will be imposed unless an applicable compliance certification, identification, information, documentation or other reporting requirement is satisfied;

(5)           any such Taxes required to be withheld by any paying agent from any payment, if such Tax results from the presentation of such Note for payment (where presentation is required) and the payment can be made in a commercially reasonable manner without such withholding by the presentation of such Note to any other paying agent with respect to the Notes;

(6)           any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the applicable recipient (except to the extent that such recipient would have been entitled to Additional Amounts had the Note been presented during such 30-day period);

(7)           any Tax payable other than by withholding or deduction;

(8)           any U.S. federal withholding tax;

(9)           any tax, assessment, withholding or deduction required by FATCA, any current or future Treasury regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, any intergovernmental agreement between the United States and any other jurisdiction pursuant to the implementation of FATCA, or any agreement with the U.S. Internal Revenue Service pursuant to the implementation of FATCA; or

(10)         any combination of the circumstances described in clauses (1) through (9), nor will any Additional Amounts be paid with respect to any payment to a recipient who is a fiduciary, partnership, limited liability company or any Person other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary or a member of such partnership or limited liability company or a beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been in the place of such recipient.

(h)            In addition, the Issuer shall pay any and all Other Taxes imposed by a Relevant Taxing Jurisdiction imposing such Other Taxes in accordance with Applicable Law.

(i)             The obligation to pay Additional Amounts will survive the repayment of the Notes and the sale or transfer of the Notes (or beneficial interests therein) by any investor.

(j)             For purposes of the provisions described in this Section 2.12, the term “applicable recipient” means the direct nominee of any beneficial owner of the relevant Note, which holds such beneficial owner’s interest in such Note.

(k)            In the event there after the Closing Date there has been any change with respect to any Taxes required by Applicable Law to be deducted or withheld from any payment required to be made in respect of the Notes causing a change in the Additional Amounts payable, at least thirty (30) days prior to the first date of payment of interest on the Notes and at least thirty (30) days prior to each date, if any, of payment of principal or interest thereafter (but only if there has been any change with respect to the matters set forth in any previously delivered Officers’ Certificate) the Issuer shall furnish the Trustee and each Paying Agent with an Officers’ Certificate instructing the Trustee and such Paying Agent as to whether such payment of principal of or any interest on such Notes shall be made without deduction or withholding for or on account of any tax, duty, assessment or other governmental charge. If any such deduction or withholding shall be required then such certificate shall specify the amount, if any, required to be deducted or withheld on such payment to the relevant recipient, and the Issuer shall pay or cause to be paid to the Trustee or such Paying Agent Additional Amounts, if any, required by this Section 2.12. The Issuer agrees to indemnify the Trustee and each Paying Agent for, and to hold them harmless against, any loss, liability or expense (including attorneys’ fees) reasonably incurred without gross negligence or willful misconduct on their part, as determined by a court of competent jurisdiction in a final, non-appealable decision, arising out of or in connection with actions taken or omitted by it in reliance on any Officers’ Certificate furnished pursuant to this Section 2.12 and neither the Trustee nor the Paying Agent shall be responsible or liable for determining any withholding amount, for the accuracy of any determination or calculation or for determining if any withholding is required under Applicable Law.

(l)             Whenever in this Indenture there is mentioned, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section 2.12, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of this Section 2.12 and express mention of the payment of Additional Amounts in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Section 2.13           Mutilated, Destroyed, Lost or Stolen Notes. (a) In case any Note shall become mutilated, defaced, destroyed, lost or stolen, the Issuer will execute and the Trustee will, upon direction by the Issuer, authenticate, register and deliver a new definitive Note of like tenor (including the same date of issuance) and equal principal amount registered in the same manner, dated as of the date of its authentication and bearing interest from the date to which interest has been paid on such Note (or if no interest has been paid, from the issue date), in exchange and substitution for such Note (upon surrender and cancellation thereof in the case of mutilated or defaced Notes) or in lieu of and in substitution for such Note.

(b)            In case a Note is destroyed, lost or stolen, the applicant for a substitute Note shall furnish the Issuer and the Trustee (i) such security or indemnity as may be required by them to save each of them harmless and (ii) satisfactory evidence of the destruction, loss or theft of such Note and of the ownership thereof.

(c)            Upon the issuance of any substituted Note, the Trustee may require the payment by the registered Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any fees and expenses (including those of the Trustee) connected therewith.

(d)            With respect to mutilated, defaced, destroyed, lost or stolen Definitive Notes, a Holder thereof may obtain new definitive registered Notes from the office of the Transfer Agent.

(e)            Notwithstanding any statement herein, the Issuer and the Trustee reserve the right to impose such transfer, certificate, exchange or other requirements, and to require such restrictive legends on Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other Applicable Law.

Section 2.14           Cancellation. (a) All Notes surrendered for payment, exchange or redemption, or deemed lost or stolen, shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee by such Person and shall be promptly canceled by the Trustee (or, if lost or stolen and not yet replaced pursuant to Section 2.13, delivered to the applicable Holder). No Note shall be authenticated in lieu of or in exchange for any Note canceled as provided in this Section 2.14, except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be disposed of or held by it in accordance with its standard retention policy.

(b)            Any Note(s) (or beneficial interests therein) that are acquired by the Issuer may be canceled upon the election of the Issuer to do so, provided, however, that no cancellation may be made between a Record Date and the next Payment Date. In order to effect such cancellation, the Issuer shall send to the Trustee a written notice that it owns such Note(s) (or beneficial interest(s)) and wishes to have the indicated principal amount thereof cancelled (which ownership the Issuer shall evidence to the satisfaction of the Trustee). Upon receipt of any such notice and satisfactory evidence, the Issuer hereby instructs the Trustee promptly to cause such principal amount to be cancelled (including, if applicable, to notify any applicable securities depository). Upon any such cancellation, the remaining unpaid principal amount of the Notes shall be reduced to take into effect such cancellation and the calculation of interest (and other calculations under this Indenture) shall take into effect such cancellation.

Section 2.15           Registration of Transfer and Exchange of Notes. (a) The Issuer hereby initially appoints the Security Registrar as transfer agent for the Notes. The Security Registrar shall register Notes and transfers and exchanges thereof as provided herein. The Security Registrar and each transfer agent and co-security registrar (if any) appointed with respect to the Notes shall be referred to collectively as the “Transfer Agent.” The Security Registrar shall cause to be kept at the office or agency to be maintained by it in accordance with Section 8.11 a register (the “Register”) in which, subject to restrictions on transfer set forth herein, and such other reasonable regulations as it may prescribe, the Security Registrar shall provide for: (i) the registration of the Notes and (ii) the registration of transfers and exchanges of the Notes as provided herein. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders received by the Trustee.

(b)            Upon surrender for registration of transfer of any Note at the Corporate Trust Office or such other office or agency maintained by the Trustee in accordance with Section 8.11, the Trustee shall authenticate and deliver, in the name of the designated transferee (and, if the transfer is for less than all of the applicable Note, the transferor), one or more new Note(s) executed by the Issuer in authorized denominations of a like aggregate principal balance and deliver such new Note(s) to the applicable Holder(s).

(c)            Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Trustee (or the applicable Transfer Agent) duly executed by the applicable Holder or its attorney duly authorized in writing.

(d)            No service charge shall be charged to a Holder for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any Tax or other governmental charge payable in connection therewith.

(e)            All Notes surrendered for registration of transfer or exchange shall be canceled and subsequently destroyed or retained by the Trustee in accordance with its standard retention policy.

(f)             In addition to the other provisions herein, the Issuer reserves the right to impose such transfer, certificate, exchange or other requirements, and to require such restrictive legends on a Note, as it may determine are necessary to ensure compliance with the securities laws of the United States and the states thereof and any other Applicable Law.

Article III
REDEMPTION OF NOTES

Section 3.1              Applicability of Article. Notes that are redeemable before the Maturity Date shall be redeemable in accordance with their terms and in accordance with this Article III.

Section 3.2             Election to Redeem. (a) The election of the Issuer to redeem any Notes shall be authorized by a Board of Directors’ resolution of the Issuer and evidenced by an Officers’ Certificate. (b) In the case of any redemption of Notes prior to the expiration of any restriction on such redemption provided in the terms of such Notes or elsewhere in this Indenture, or pursuant to an election by the Issuer which is subject to a condition specified in the terms of such Notes or elsewhere in this Indenture, the Issuer shall furnish the Trustee with an Officers’ Certificate evidencing compliance with such restriction or condition.

Section 3.3             Optional Redemption. (a) At any time prior to October 15, 2026, the Issuer may on any one or more occasions redeem up to an aggregate of 35% of the aggregate principal amount of Notes (including, for greater certainty, any Additional Notes) then outstanding under this Indenture, upon not less than 10 nor more than 60 days’ notice, at a redemption price of 109.500% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to the Redemption Date, with an amount not greater than the aggregate Net Cash Proceeds of one or more Equity Offerings; provided that:

(1)           at least 65% of the aggregate principal amount of the Notes originally issued under this Indenture on the Closing Date remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries); and

(2)           each such redemption occurs within 180 days of the date of the closing of any such Equity Offering.

(b)            At any time prior to October 15, 2026, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the Redemption Date.

(c)            Prior to the Redemption Date, the Issuer shall file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of such in reasonable detail. The Trustee shall have no duty to verify or confirm the calculations of the Applicable Premium and Treasury Rate.

(d)            On or after October 15, 2026, the Issuer may, on any one or more occasions, redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the Redemption Date, if redeemed during the twelve month period beginning on October 15 of the years indicated below:

Year	Percentage
2026	104.750%
2027	102.375%
2028 and thereafter	100.000%

(e)            Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the Redemption Date.

(f)             In the event that Holders of not less than 90% of the aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer (as defined below), Asset Disposition Offer or other tender offer and the Issuer (or a third party making the offer) purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or third party offeror, as applicable, will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to such offer described above, to redeem (in the case of the Issuer) or purchase (in the case of a third party offeror) all of the Notes that remain outstanding following such purchase at a redemption price or purchase price, as the case may be, equal to the price paid to each other Holder in such offer (which may be less than par) plus, to the extent not included in such price, accrued and unpaid interest on the Notes that remain outstanding, to the Redemption Date(subject to the right of Holders of record on the relevant Record Date to receive interest due on an interest Payment Date that is on or prior to the Redemption Date).

Section 3.4             Optional Tax Redemption. (a) The Notes may be redeemed at the Issuer’s election, in whole but not in part, on any date prior to the Maturity Date, by the giving of notice as provided herein under Section 3.6 at a price equal to the outstanding principal amount thereof, together with any Additional Amounts and accrued and unpaid interest to the Redemption Date, if, as a result of:

(i)            any change in, or amendment to, laws or treaties (or any regulation or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction; or

(ii)           any change in the official application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment, or order by a court of competent jurisdiction or a change in published administrative practice) in a Relevant Taxing Jurisdiction, which amendment, change, application, administration or interpretation is enacted or promulgated (or in the case of changes described in clause (ii), publicly announced) on or after the date of the Exchange Offer Memorandum and Consent Solicitation Statement (or, in the case of a jurisdiction that becomes a Relevant Taxing Jurisdiction on a date after the date of the Exchange Offer Memorandum and Consent Solicitation Statement, such later date) as a result of which the Issuer, a Note Guarantor or Successor, as the case may be, has become or would become obligated to pay any Additional Amounts on the next date on which any amount would be payable with respect to such Notes and the Issuer, the Note Guarantor or the Successor, as the case may be, determines in good faith that such obligation cannot be avoided by taking commercially reasonable measures available to it; provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the relevant entity would be obligated to pay such Additional Amounts.

(b)            Notice of any redemption shall be mailed at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed.

(c)            Prior to the giving of notice of redemption of such Notes pursuant to this Section 3.4, the Issuer will deliver to the Trustee an Officers’ Certificate and a written opinion of such Relevant Taxing Jurisdiction counsel independent of the Issuer and its Affiliates to the effect that the Issuer, Note Guarantor, or Successor, as the case may be, has or will become obligated to pay such Additional Amounts as a result of such change, amendment, application, administration or interpretation.

(d)            On the Redemption Date, interest will cease to accrue on the Notes that have been redeemed.

Section 3.5              Optional Redemption Procedures. Except when and as provided in Section 3.3 above:

(a)            In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which Notes are listed or if such securities exchange has no requirement governing redemption or the Notes are not then listed on a securities exchange, on a pro rata basis (or, in the case of Notes issued in global form, based on a method in accordance with the Applicable Procedures). If Notes are redeemed in part, the remaining outstanding amount must be at least equal to $200,000 and be an integral multiple of $1,000 in excess thereof.

(b)            Notes shall be excluded from eligibility for selection for redemption if they are identified by registration and certificate number in a written statement signed by an Authorized Officer of the Issuer and delivered to the Trustee at least 60 days prior to the Redemption Date as being owned of record and beneficially by, and not pledged or hypothecated by either (i) the Issuer, or (ii) a Person specifically identified in such written statement which is an Affiliate of the Issuer.

(c)            The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

(d)            For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

Section 3.6              Notice of Redemption. (a) At least 10 but not more than 60 days before the Redemption Date, the Issuer will give written notice of redemption to each Holder whose Notes are to be redeemed in the manner provided for in Section 11.6.

(b)            Notice will be provided to the Trustee, Registrar, and any Paying Agent and Transfer Agent no later than 5 Business Days prior to the date that the notice of redemption is sent to Holders (or such shorter period as the Trustee may accept), which notice to the Trustee, Registrar, and any Paying Agent and Transfer Agent shall include the Redemption Date and the principal amount of Notes to be redeemed.

(c)            At the Issuer’s request, the Trustee shall give written notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer deliver to the Trustee, at least five Business Days prior to the giving of such notice (unless a shorter period shall be satisfactory to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice at the Issuer’s expense and setting forth the information to be stated in such notice as provided in the following items.

(d)            All notices of redemption shall identify the Notes to be redeemed and shall state:

(i)            the Redemption Date;

(ii)           the redemption price;

(iii)          that, on the Redemption Date, the redemption price will become due and payable upon each such Note to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date;

(iv)         if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(v)          the place or places where such Notes are to be surrendered for payment of the redemption price (the “Place of Payment”); and

(vi)         CUSIP(s), and, if applicable, ISIN(s), and that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

(e)            Notwithstanding the foregoing, notice of any redemption of the Notes in connection with a corporate transaction (including, but not limited to, an Equity Offering, an Incurrence of Indebtedness, or a Change of Control) may, at the Issuer’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction.

(f)             If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

(g)            The Issuer shall provide written notice of the delay of such date of redemption or rescission of such notice of redemption to the Trustee no later than 10:00 a.m., New York City time, (subject to the Applicable Procedures) on the date of redemption. Upon receipt of such notice of the delay of such date of redemption or the rescission of such notice of redemption, such date of redemption shall be automatically delayed or such notice of redemption shall be automatically delayed or rescinded and cancelled, as applicable, as provided in such notice.

(h)            In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 3.7             Deposit of Redemption Price. By 11:00 a.m., New York City time, at least one Business Day prior to any Redemption Date, the Issuer shall (i) deposit with the Trustee or with a Paying Agent an amount of money in immediately available funds in U.S. Dollars sufficient to pay the redemption price of the Notes and (ii) deliver to the Trustee, if such redemption is subject to a restriction or condition, an Officers’ Certificate evidencing compliance with such restriction or condition.

Section 3.8              Notes Payable on Redemption Date. (a) Notice of redemption having been given as set forth in Section 3.6, the Notes shall, on the Redemption Date, become due and payable at the redemption price therein specified, and from and after such date (unless the Issuer shall default in the payment of the redemption price) the Notes shall cease to bear interest.

(b)            Upon redemption of any Notes by the Issuer, such redeemed Notes will be cancelled or, to the extent so requested by the Issuer, remain outstanding.

(c)            The Issuer may designate at its option a third party to call the Notes for mandatory purchase in lieu of exercising its right to optional redemption under this Indenture; provided that any call by a third party shall be treated as if such call was made by the Issuer.

(d)            If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal thereof (and premium, if any) and accrued and unpaid interest thereon, as applicable, shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Note.

Section 3.9             Open Market Purchases. The Issuer or any of its Restricted Subsidiaries may at any time purchase any amount of Notes in the open market or otherwise at any price. Any amount of Notes so purchased by the Issuer or any of its Restricted Subsidiaries may be surrendered to the Trustee for cancellation.

Article IV
COVENANTS

Section 4.1             Covenants of the Issuer and the Note Guarantors. The Issuer and the other Note Guarantors agree that they shall, and shall cause their Restricted Subsidiaries, as applicable, to comply with the following covenants:

(a)            Rule 144A Information. For so long as any of the Notes remain Outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer shall furnish, upon the request of any Holder, such information as is specified in Rule 144A(d)(4) under the Securities Act: (i) to such Holder, (ii) to a prospective purchaser of such Note (or beneficial interests therein) who is a QIB designated by such Holder and (iii) to the Trustee for delivery to any applicable Holders or such prospective purchaser so designated, in each case in order to permit compliance by such Holder with Rule 144A in connection with the resale of such Note (or beneficial interest therein) in reliance upon Rule 144A. All such information shall be in the English language.

(b)            Notice of Default; Compliance Certificate.

(i)            The Issuer will furnish to the Trustee, not later than ten Business Days after the Issuer obtains Actual Knowledge thereof, written notice of any Default, signed by an Authorized Officer of the Issuer, describing such Default and the steps that the Issuer proposes to take in connection therewith.

(ii)           Within 120 days after the end of each fiscal year of the Issuer ending after the date hereof, the Issuer shall deliver to the Trustee a certificate which need not comply with Section 11.12, executed by the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer and one other Authorized Officer of the Issuer, as to such officers’ knowledge of the Issuer’s compliance with all conditions and covenants under this Indenture, such compliance to be determined (solely for the purpose of this Section 4.1(b)(ii)) without regard to any period of grace or requirement of notice under this Indenture.

(c)            Maintenance of Books and Records. The Issuer will, and will cause each of its Restricted Subsidiaries to, maintain books, accounts and other records in accordance, in all material respects, with GAAP and the Issuer will cause its Restricted Subsidiaries organized under laws of any other jurisdiction to maintain their books and records in accordance, in all material respects, with the generally accepted accounting principles of the applicable jurisdiction.

(d)            Further Assurances. The Issuer will, and will cause its Restricted Subsidiaries (including the Issuer) to, at its own cost and expense, execute and deliver to the Trustee all such other documents, instruments and agreements and do all such other acts and things as may be reasonably necessary in order to give effect to this Indenture or the Notes.

(e)            Singapore Listing. Approval in principle has been received from the SGX- ST to list the Notes on the SGX-ST and the Issuer will use its reasonable best efforts to obtain and maintain listing of the Notes on the SGX-ST.

(f)             Limitation on Indebtedness. (1) The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuer or any Restricted Subsidiary may Incur Indebtedness if (i) on the date of such Incurrence and after giving effect thereto and the application of proceeds therefrom, the Consolidated Interest Coverage Ratio would be no less than 2.50:1.0 and the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio would be no greater than 3.00:1.00 and, (ii) no Default or Event of Default shall have occurred and be continuing; and

(2)           Notwithstanding the foregoing clause (1), the Issuer and its Restricted Subsidiaries may Incur the following Indebtedness:

(a)	Indebtedness incurred under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $200.0 million, and (y) 100% of Consolidated Adjusted EBITDA for the most recently completed four fiscal quarters for which annual or quarterly financial statements are available and with such pro forma adjustments giving effect to any incurrence or repayment of Indebtedness, acquisition, Investment or asset sale, as applicable, since the start of the relevant four quarter period as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Interest Coverage Ratio”;

(b)	Indebtedness:

(i)	of the Issuer and any Restricted Subsidiary outstanding on the Closing Date, including, without limitation, the Senior Notes due 2025 and the Senior Notes due 2027; and

(ii)	consisting of Guarantees of any Indebtedness otherwise permitted by and made in accordance with the provisions of this Section 4.1(f);

(c)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer or a Restricted Subsidiary or otherwise became a Restricted Subsidiary (other than Indebtedness Incurred as consideration of, or to provide all or any portion of the funds or credit support utilized to consummate, or otherwise in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of, or was otherwise acquired by, the Issuer or a Restricted Subsidiary); provided, however, that on the date that such Restricted Subsidiary is acquired by the Issuer or a Restricted Subsidiary, either (x) the Issuer and the Restricted Subsidiaries would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing clause (1)(f), after giving pro forma effect to the Incurrence of such Indebtedness pursuant to this subclause (c) and the repayment of any Indebtedness in connection with such transaction, and the acquisition of such Restricted Subsidiary, or (y) the Consolidated Interest Coverage Ratio would be no less than the Consolidated Interest Coverage Ratio immediately prior to such transactions, and the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio would be no greater than the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio immediately prior to the transactions, in each case after giving effect to the repayment of any Indebtedness in connection with such transactions;

(d)	Indebtedness of another Person Incurred and outstanding on or prior to the date on which such Person consolidates with or merges with or into the Issuer or a Restricted Subsidiary (other than Indebtedness Incurred as consideration of, or to provide all or any portion of the funds or credit support utilized to consummate, or otherwise in contemplation of, the transaction or series of related transactions pursuant to which such Person consolidates with or merges with or into the Issuer or a Restricted Subsidiary); provided, however, that on the date that such transaction is consummated, either (x) the Issuer and the Restricted Subsidiaries would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.1(f)(1) after giving pro forma effect to the Incurrence of such Indebtedness pursuant to this subclause (d) and the repayment of any Indebtedness in connection with such transaction, and such consolidation or merger, or (y) the Consolidated Interest Coverage Ratio would be no less than the Consolidated Interest Coverage Ratio immediately prior to such transactions, and the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio would be no greater than the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio immediately prior to the transactions, in each case after giving effect to the repayment of any Indebtedness in connection with such transactions;

(e)	Indebtedness in respect of bankers’ acceptances, bank guarantees, warehouse receipts, deposits, promissory notes, workers’ compensation claims, self-insurance obligations or similar bids or bonds and Guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business (other than such obligations of the type referred to in Section 4.1(f)(2)(l));

(f)	Indebtedness arising under agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case Incurred or assumed in connection with the acquisition or disposition of a business, assets or Capital Stock; provided, however, that, in the case of a disposition, the maximum aggregate liability in respect of such Indebtedness will at no time exceed the gross proceeds actually received by the Issuer or such Restricted Subsidiary in connection with such disposition;

(g)	Purchase Money Obligations and Capitalized Lease Obligations in an aggregate principal amount at any one time not in excess of the greater of (x) $25.0 million, and (y) 2.0% of Consolidated Net Tangible Assets;

(h)	Hedging Obligations of the Issuer or any Restricted Subsidiary Incurred for the purpose of fixing or hedging interest rate risk or currency and commodity prices fluctuations in the ordinary course of business or with respect to Indebtedness permitted to be Incurred by the Issuer or any Restricted Subsidiary pursuant to this Indenture, and in each case not for speculative purposes; provided, however, that increases in Hedging Obligations as a result of fluctuations in foreign currency, commodity prices, exchange rates or interest rates shall not be deemed an Incurrence of Indebtedness;

(i)	Refinancing Indebtedness, including Refinancing Indebtedness Incurred to defease the Notes as provided in Section 6.4 hereof to the extent the proceeds therefrom are applied concurrently to defease the Notes;

(j)	Indebtedness of the Issuer or any of its Restricted Subsidiaries evidenced by the Notes or the Note Guarantee;

(k)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(l)	Indebtedness consisting of letters of credit, bonds or surety obligations required by governmental requirements in connection with the operation of the Issuer’s and Restricted Subsidiaries’ Oil and Gas Properties, Incurred by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business (in each case, other than for an obligation for borrowed money);

(m)	Indebtedness of the Issuer or any of its Restricted Subsidiaries (including, but not limited to, Indebtedness consisting of working capital lines of credit) in an aggregate principal amount which, when taken together with all other Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by subclauses (a) through (l) above or subclauses (n) through (p) below) does not exceed the greater of (x) $25.0 million, and (y) 2.5% of Consolidated Net Tangible Assets;

(n)	Indebtedness of the Issuer owed to and held by any Restricted Subsidiary of the Issuer or Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or any other Restricted Subsidiary; provided, however, that

(i)	any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; and

(ii)	if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, unless the Restricted Subsidiary is a Note Guarantor;

(o)	Indebtedness arising under cash management obligations, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business; and

(p)	accounts payable to trade creditors created or assumed in the ordinary course of business or which is customary in the Oil and Gas Business in connection with the obtaining of goods or services and Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business.

For purposes of determining the compliance with this Section 4.1(f):

(x)	Indebtedness permitted by Section 4.1(f), need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, as determined by the Issuer in its sole discretion; and

(y)	In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 4.1(f), the Issuer, in its sole discretion, may classify (and from time to time may reclassify) such item of Indebtedness, in any manner that complies with this Section 4.1(f), except that Indebtedness under Credit Facilities that is outstanding on the Closing Date after giving effect to the transactions contemplated by the Exchange Offer Memorandum and Consent Solicitation Statement shall be deemed to have been incurred on such date under Section 4.1(f)(2)(a) and shall not be reclassified; and

(3)           Notwithstanding the foregoing, the Issuer may not Incur any Indebtedness pursuant to Section 4.1(f)(2) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations, unless such Indebtedness will be subordinated to any obligations owed under the Notes and this Indenture to at least the same extent as such Subordinated Obligations.

(4)           For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred; provided, however, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(5)           Accrual of interest, accrual of dividends, payment of interest in the form of additional Indebtedness, payment of dividends in the form of shares of Preferred Stock, accretion or amortization of original issue discount will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.1(f).

(g)            Limitation on Liens. (i) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom (such Lien, the “Initial Lien”), except (a) in the case of any property or assets that do not constitute Collateral, (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if, subject to the Agreed Security Principles, the Notes (or a Guarantee of the Notes in the case of Liens of a Note Guarantor) are directly secured equally and ratably with, or prior to (in the case of Liens with respect to Subordinated Indebtedness), the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (b) in the case of any property or assets that constitute Collateral, Permitted Collateral Liens.

(ii)            Liens or deposits required by any contract or statute or other regulatory requirements in order to permit the Issuer or a Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial progress, advance or any other payments to the Issuer or any Restricted Subsidiary by a governmental entity or any department, agency or instrumentality thereof pursuant to the provisions of any contract or statute shall not be deemed to create Indebtedness secured by Liens.

(iii)          For purposes of determining compliance with the covenant described above, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definitions of “Permitted Liens” or “Permitted Collateral Liens,” as applicable, but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens” or “Permitted Collateral Liens,” as applicable, the Issuer shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such Lien in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” or “Permitted Collateral Liens,” as the case may be, and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses.

(iv)         With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness; provided that such Increased Amount is otherwise permitted to be Incurred. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing such Indebtedness.

(h)            Limitation on Restricted Payments. (1) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (the actions described in subclauses (a) through (d) below being herein referred to as “Restricted Payments”):

(a)	declare or pay any dividend or make any distribution on or in respect of their Capital Stock (including any such payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary) or similar payment to the direct or indirect holders of their Capital Stock, in their capacity as such, except for dividends or distributions payable solely in the form of Capital Stock (other than Disqualified Stock of the Issuer or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary) and except dividends or distributions payable to the Issuer or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Issuer or other Restricted Subsidiaries, to its other shareholders on a pro rata basis or basis more favorable to the Issuer or other Restricted Subsidiary, based on their respective holdings of the applicable classes of Capital Stock);

(b)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (other than a purchase, redemption, retirement or other acquisition for value that would constitute a Permitted Investment);

(c)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations (x) purchased, repurchased, redeemed, defeased or otherwise acquired in anticipation of satisfying a sinking fund obligation, principal installment or a final maturity, in each case, due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or (y) owing to or held by the Issuer or a Restricted Subsidiary); or

(d)	make any Investment (other than a Permitted Investment) in any other Person.

(2)            The restrictions above will apply if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(i)	a Default (other than a Default arising under or breach in the performance of the covenant described in Section 4.1(m) hereof) or an Event of Default has occurred and is continuing or would occur as a result thereof;

(ii)	the Issuer could not Incur at least $1.00 of additional Indebtedness under clause (1) of the covenant described under Section 4.1(f) hereof after giving effect to the Restricted Payment; or

(iii)	the aggregate amount of such Restricted Payment and all other Restricted Payments (excluding Restricted Payments permitted by Section 4.1(h)(2)(a), (b), (d), (e), (f), (g), (h), (i), (j) and (n)) declared or made subsequent to the Closing Date would exceed the sum of, without duplication:

(A)	50% of Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2018 to the end of the most recent fiscal quarter for which financial statements have been delivered to the Trustee under this Indenture prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit); plus

(B)	solely to the extent not used for Restricted Payments pursuant to Section 4.1(h)(2)(a) and (j), the aggregate Net Cash Proceeds and Fair Market Value of any property received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Closing Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Restricted Subsidiary of the Issuer); plus

(C)	(1) the amount of a Guarantee of the Issuer or any Restricted Subsidiary upon the unconditional release in full of the Issuer or such Restricted Subsidiary from such Guarantee if such Guarantee was previously treated as a Restricted Payment; and

(2)	in the event that the Issuer or any Restricted Subsidiary makes an Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Issuer’s or such Restricted Subsidiary’s existing Investment in such Person;

provided that any amount added pursuant to subclauses (C)(1) and (C)(2) shall not exceed the amount of such Guarantee or Investment previously made and treated as a Restricted Payment and not previously added pursuant to this clause (iii); provided, however, that no amount will be included under this subclause (C) to the extent it is already included under subclause (A) above; plus

(D)	the amount by which Indebtedness of the Issuer or any Restricted Subsidiary is reduced on the balance sheet of the Issuer or any Restricted Subsidiary upon the conversion or exchange subsequent to the Closing Date of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash or the Fair Market Value of other property (other than such Capital Stock) distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange); plus

(E)	the amount equal to the net reduction of Investments (other than Permitted Investments) made by the Issuer or any Restricted Subsidiary in any Person resulting from repurchases or redemptions of such Investment by such Person, proceeds realized upon the sale of such Investment, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Issuer or any Restricted Subsidiary or the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into any of the Issuer or a Restricted Subsidiary; provided that any amount added pursuant to this clause (E) shall not exceed the amount of such Investment previously made and treated as a Restricted Payment; provided, however, that no amount will be included under this clause (E) to the extent it is already included under clause (A) above; plus

(F)	the Starter Amount.

(3)           The provisions of Section 4.1(h)(1) shall not prohibit:

(a)	(1) any purchase, repurchase, redemption, retirement, defeasance or other acquisition or retirement for value of Capital Stock (the “Retired Capital Stock”) or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock or other than Capital Stock issued or sold to a Subsidiary of the Issuer) or contributions to the equity capital of the Issuer (collectively, including any such contributions, the “Refunding Capital Stock”); and

(2) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock, and

(b)	(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness that is permitted to be Incurred pursuant to clause (2) of the covenant described under Section 4.1(f); (2) any purchase, repurchase, redemption or other acquisition or retirement for value of Disqualified Stock made by exchange for, or out of the proceeds of the substantially concurrent sale of Disqualified Stock; and (3) repurchases of Subordinated Obligations of the Issuer or its Restricted Subsidiaries at a purchase price not greater than (i) 101% of the principal amount of such Subordinated Obligations in the event of a Change of Control or (ii) 100% of the principal amount of such Subordinated Obligations in the event of an Asset Disposition, in each case plus accrued and unpaid interest thereon, to the extent required by the terms of such Subordinated Obligations, but only if: (a) in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under the provisions described under Section 4.4; or (b) in the case of an Asset Disposition, the Issuer has complied with and fully satisfied its obligations in accordance with the provisions described under Section 4.1(i);

(c)	dividends paid in accordance with Applicable Law or the consummation of any irrevocable redemption in accordance with Applicable Law after the date of declaration thereof or giving of the redemption notice, as the case may be, if at such date of declaration or redemption notice such dividend or redemption would have complied with this covenant; provided, however, that the payment or declaration (or the notice or redemption), as the case may be, but not both the payment and the declaration or notice and the redemption, as the case may be, of such dividend or repurchase will be included in the calculation of the amount of Restricted Payments pursuant to Section 4.1(h)(1)(iii);

(d)	cash payments in lieu of the issuance of fractional shares, or payments to dissenting stockholders (i) pursuant to Applicable Law or (ii) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Indenture;

(e)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Capital Stock represents a portion of the exercise price thereof and any repurchase or other acquisition of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Capital Stock;

(f)	any cash discount with respect to the contractual exercise price made to holders of the Issuer’s warrants in connection with the exercise of such warrants by the holders thereof;

(g)	the repurchase, redemption or other acquisition of any Capital Stock of the Issuer or any direct or indirect parent of the Issuer or any of its Restricted Subsidiaries held by any current or former officer, director, employee or consultant (or their transferees, estates or beneficiaries) of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, shareholder agreement, employment agreement, stock option plan, equity incentive or other plan or similar agreement, in each case in effect as of the Closing Date, in an aggregate amount not to exceed $10.0 million in each calendar year of the Issuer (with unused amounts in any calendar year being carried over to succeeding calendar years); provided that such amount in any calendar year may be increased (and unused amounts carried over to succeeding calendar years) by an amount not to exceed:

(i)            the cash proceeds received by the Issuer from the sale of Capital Stock (other than Disqualified Stock) of the Issuer or its Restricted Subsidiaries to employees, directors, officers or consultants of the Issuer or any of its Restricted Subsidiaries that occurs after the Closing Date, plus

(ii)            the cash proceeds of key man life insurance policies received by the Issuer or any of its Restricted Subsidiaries after the Closing Date;

(h)	Capital Stock repurchased in the open market to equity-settle stock-based compensation awarded to employees or directors of the Issuer or its Subsidiaries in the ordinary course of business;

(i)	Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (i) shall not exceed either (x) if the Issuer could Incur at least $1.00 of additional Indebtedness under clause (1) of the covenant described under Section 4.1(f), but assuming the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio would not be greater than 1.50:1.00 after giving effect to any such Restricted Payment, $50.0 million in any fiscal year, or (y) if the Issuer could Incur at least $1.00 of additional Indebtedness under clause (1) of the covenant described under Section 4.1(f), but assuming the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio would be greater than 1.50:1.00 but no greater than 2.50:1.00 after giving effect to any such Restricted Payment, $25.0 million in any fiscal year; provided, however, that in each case: (A) no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof, and (B) the Issuer delivers an Officers’ Certificate to the Trustee (for the avoidance of doubt, no Opinion of Counsel will be required) certifying that, after giving effect to any such Restricted Payment (and any prior Restricted Payments made under this clause (i) during the twelve months ended on the last day of the most recent fiscal quarter for which financial statements have been delivered to the Trustee under this Indenture), (a) the Issuer would maintain an unrestricted cash balance amount of at least $75.0 million as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Trustee under this Indenture, and (b) the consolidated funds flow from operations of the Issuer and its Restricted Subsidiaries minus cash used for capital expenditures by the Issuer and its Restricted Subsidiaries during the twelve months ended on the last day of the most recent fiscal quarter for which financial statements have been delivered to the Trustee under this Indenture prior to the relevant Restricted Payment would be at least $1.00, it being understood that the Trustee shall not be responsible for monitoring or confirming the foregoing;

(j)	Restricted Payments made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Capital Stock (other than Disqualified Stock) of the Issuer or of a cash contribution to the common equity of the Issuer;

(k)	Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(l)	so long as no Default (other than a Default arising under or breach in the performance of the covenant described in Section 4.1(m)) or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Preferred Stock of any Restricted Subsidiary of the Issuer issued on or after the date of this Indenture in accordance with the covenant described above under the caption Section 4.1(f);

(m)	payments or distributions to dissenting stockholders (i) pursuant to Applicable Law or (ii) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Indenture; and

(n)	Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (n) shall not exceed $10.0 million in each calendar year of the Issuer (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, however, that no Default (other than a Default arising under or breach in the performance of the covenant described in Section 4.1(m)) or Event of Default shall have occurred and be continuing or would occur as a result thereof.

(4)           The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred, issued, purchased, repurchased, redeemed, retired, defeased or otherwise acquired by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount. The Fair Market Value of any non-cash Restricted Payment or non-cash properties received in respect of the sale or issuance of Capital Stock, shall be determined by the management of the Issuer acting in good faith. For purposes of determining compliance with the foregoing covenant, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 4.1(h)(2)(a) through (n), or is permitted pursuant to the first paragraph of this covenant or meets the criteria of one or more clauses contained in the definition of “Permitted Investments,” the Issuer will be permitted to divide or classify (or later divide or classify or reclassify in whole or in part in its sole discretion) such Restricted Payment, Investment or other such transaction (or portion thereof) on the date made or later divide or reclassify such Restricted Payment, Investment or other such transaction (or portion thereof) in any manner that complies with this covenant.

(i)             Limitation on Sale of Assets. (1) The Issuer shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(A)	the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (as determined in good faith by the Issuer at the time of contractually agreeing to such disposition) of the shares and/or assets subject to such Asset Disposition;

(B)	at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments; provided, however, that the following shall be deemed to be cash for the purposes of this subclause (B): (i) the amount (without duplication) of any consolidated liabilities (as shown on the Issuer’s, or such Restricted Subsidiary’s, most recent consolidated balance sheet or in the notes thereto) of the Issuer or such Restricted Subsidiary (other than Subordinated Obligations) that is expressly assumed by a party other than the Issuer or a Restricted Subsidiary in connection with such Asset Disposition; (ii) the amount of any securities received by the Issuer or such Restricted Subsidiary from such transferee that is converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition; (iii) any Designated Non-cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $65 million, and (y) 6.5% of Consolidated Net Tangible Assets, and (iv) assets of comparable Fair Market Value received in exchange for any disposed asset; provided, however, that any such assets are normally used or useful in a Related Business; and

(C)	Within 360 days of the later of the date of such Asset Disposition and the receipt of such Net Available Cash, the Issuer or a Restricted Subsidiary shall apply an amount equal to 100% of the Net Available Cash from such Asset Disposition:

(i)	(x)(A) to the extent such Net Available Cash is from an Asset Disposition of Collateral, to reduce, prepay, repay or purchase Pari Passu Indebtedness (other than the Notes); provided that the Issuer ratably repurchases the Notes, or (B) to make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer), to redeem Notes as described under Section 3.3, or purchase Notes through open market purchases, in privately negotiated transactions or otherwise; or

(y) to the extent such Net Available Cash is from an Asset Disposition that does not constitute Collateral, (x) to reduce, prepay, repay or purchase any Indebtedness secured by a Permitted Lien or any Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, (y) to reduce, prepay, repay or purchase any Senior Indebtedness that does not constitute Pari Passu Indebtedness or, if such Senior Indebtedness does constitute Pari Passu Indebtedness, Senior Indebtedness that is also secured by a Permitted Lien, or (z) to make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer), to redeem Notes as described under Section 3.3, or purchase Notes through open-market purchases or in privately negotiated transactions;

(ii)	to make capital expenditures or to reinvest in Permitted Investments (including, without limitation, in Additional Assets); or

(iii)	to make an Asset Disposition Offer to purchase Notes and any Pari Passu Indebtedness pursuant to and subject to the conditions set forth in Section 4.1(i)(2).

(2)           Following the application of such Net Available Cash pursuant to Section 4.1(i)(1)(C)(i), (ii) or (iii), the amount of Net Available Cash shall be reset at zero and the Issuer or the Restricted Subsidiary shall be entitled to use any remaining proceeds for any corporate purposes to the extent permitted under this Indenture. Pending the final application of any such Net Available Cash, the Issuer may temporarily reduce revolving credit borrowings or otherwise apply such Net Available Cash in any manner that is not prohibited by the terms of this Indenture.

(3)           Notwithstanding the foregoing, in the event the Issuer or any of its Restricted Subsidiaries enters into a binding agreement committing to make capital expenditures or any Permitted Investment in compliance with clause (ii) above within 360 days after the receipt of any Net Available Cash from an Asset Disposition (an “Acceptable Commitment”), such commitment will be treated as a permitted application of the Net Available Cash from the date of the execution of such agreement until the earlier of (i) the date on which such capital expenditure, acquisition or investment is consummated or such expenditure made or such agreement is terminated, and (ii) the 180th day after the expiration of the aforementioned 360-day period; provided that if any Acceptable Commitment is later canceled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall be required to be applied in accordance with this covenant from and after the date of such cancelation or termination.

(4)           Notwithstanding the foregoing provisions of this covenant, the Issuer and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant unless the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $25 million (in which case the Issuer and/or the Restricted Subsidiary shall be required to apply in accordance with this covenant all Net Available Cash that has not previously been applied in accordance with this covenant).

(5)           In the event of an Asset Disposition that requires an Asset Disposition Offer to purchase the Notes and any Pari Passu Indebtedness pursuant to clause 1(c)(iii) above, the Issuer will be required to offer to purchase Notes and any Pari Passu Indebtedness tendered pursuant to an offer by the Issuer for the Notes and any Pari Passu Indebtedness (an “Asset Disposition Offer”) at a purchase price, in the case of the Notes, of 100% of their principal amount plus accrued and unpaid interest (including premium and Additional Amounts, if any) thereon to the date of purchase (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Indebtedness), in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Disposition Offer exceeds the amount of Net Available Cash, the Notes and such other Pari Passu Indebtedness will be purchased on a pro rata basis.

(6)           The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Dispositions” provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under any provisions of this Indenture by virtue of such conflict.

(j)             Limitation on Sale and Lease-Back Transactions. The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

(1)	the Issuer and the Restricted Subsidiaries would be entitled pursuant to the provisions of the covenant described in Section 4.1(f) to Incur Indebtedness in a principal amount equal to or exceeding the Value of such Capitalized Lease Obligation;

(2)	the net proceeds received by the Issuer or any Restricted Subsidiary in connection with such Sale and Lease-Back Transaction are at least equal to the Fair Market Value of such property; and

(3)	the Sale and Lease-Back Transaction is treated as an Asset Disposition and all of the conditions in Section 4.1(i) (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale and Lease-Back Transaction, treating all of the consideration received in such Sale and Lease-Back Transaction as Net Available Cash for purposes of such covenant.

(k)            Limitation on Transactions with Affiliates. The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee, with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million for any Affiliate Transaction or series of related Affiliate Transactions, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate;

(2)	the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving an aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Issuer, set forth in an Officers’ Certificate, stating that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, and

(3)	the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series or related Affiliate Transactions involving an aggregate consideration in excess of $35.0 million, an opinion as to the fairness to the Issuer or relevant Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuer and/or any of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;

(2)	Permitted Investments and Restricted Payments not prohibited by the provisions of this Indenture described above under Section 4.1(h) hereof;

(3)	the payment of compensation (including severance arrangements and amounts paid pursuant to employee benefit plans), indemnification, reimbursement or advancement of out-of-pocket expenses and provisions of liability insurance to officers, directors, employees and consultants of the Issuer or any Restricted Subsidiary of the Issuer, so long as the Board of Directors of the Issuer or such Restricted Subsidiary, as the case may be, in good faith shall have approved the terms thereof;

(4)	payments or other actions taken under any agreement or Guarantee in effect as of the Closing Date or any amendment, supplement, restatement, replacement, renewal, extension, refinancing thereof or thereto (so long as the renewed or replaced agreement, when taken as a whole, is not more disadvantageous to the Issuer or such Restricted Subsidiary than the original agreement in effect on the Closing Date) or any transaction contemplated thereby;

(5)	the issuance or sale of Capital Stock (other than Disqualified Stock) of the Issuer;

(6)	any transaction of the Issuer or any Restricted Subsidiary with a Person that is not an Affiliate and that is merged with or into the Issuer, any Restricted Subsidiary or any Affiliate of the Issuer or any Restricted Subsidiary, and, in any such case, such transaction is not entered into as a result of or in connection with or in anticipation of such merger or such Person becoming a Subsidiary of the Issuer, any Restricted Subsidiary or any Affiliate of the Issuer or any Restricted Subsidiary;

(7)	any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with officers and employees of the Issuer or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Issuer or any of its Restricted Subsidiaries including amounts paid pursuant to employee benefit plans, employee stock option or similar plans, in each case in the ordinary course of business;

(8)	transactions with customers, clients, suppliers, distributors, generators, transporters or purchasers or sellers of goods or services, in each case in the ordinary course of business, on an arm’s-length basis and consistent with past practice; and

(9)	payments by or to the Issuer and the Restricted Subsidiaries pursuant to tax payment arrangements among the Issuer and the Restricted Subsidiaries on customary terms; provided that payments by the Issuer and the Restricted Subsidiaries under any such tax payment arrangements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to governmental authorities.

(l)             Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions permitted by Applicable Law on any Capital Stock of such Restricted Subsidiary owned by the Issuer or any other Restricted Subsidiary;

(2)	pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary;

(3)	make loans or advances to the Issuer or any other Restricted Subsidiary; or

(4)	transfer any of its property or assets to the Issuer or any other Restricted Subsidiary, provided, however, that this prohibition shall not apply to any encumbrances or restrictions:

(a)	imposed by this Indenture, the Notes, the Note Guarantees and the Security Documents;

(b)	existing under or by reason of Applicable Law or governmental rule, regulation or order applicable other than solely on account of the action or inaction of the Issuer or a Restricted Subsidiary;

(c)	with respect to any property or assets acquired from a Person which is merged with or into the Issuer or any Restricted Subsidiary, or by reason of any Liens on any property or assets, or relating to or arising under the Indebtedness, of any Person or other entity existing at the time such Person or other entity becomes a Restricted Subsidiary, or any restriction or encumbrance relating to Indebtedness of any such Person and, in any such case, that is not created as a result of or in connection with or in anticipation of any such transaction, and any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any such encumbrance or restriction, so long as the terms are substantially identical to such encumbrance or restriction (other than with respect to the duration thereof); provided, however, that any such Lien created to secure or provide for the payment of any part of the purchase price of such Person shall not be permitted by this covenant; provided further, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than improvements, accessions, upgrades, accessories and products and proceeds in respect of the property subject to such Liens at the time of such acquisition);

(d)	with respect to any property or assets existing at the time of acquisition thereof and which are not created as a result of or in connection with or in anticipation of such acquisition and any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any such encumbrance or restriction, so long as the terms are substantially identical to such encumbrance or restriction (other than with respect to the duration thereof); provided, however, that any such encumbrance or restriction created to secure or provide for the payment of any part of the purchase price of such Person shall not be permitted by this covenant; provided further, that such encumbrance or restriction may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(e)	in the case of encumbrances or restrictions addressed under Section 4.1(l)(3) or (4):

(i)	that exist by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by this Indenture;

(ii)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract or contractual right;

(iii)	contained in mortgages, pledges or other security agreements permitted under this Indenture securing Indebtedness of the Issuer or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(f)	arising or agreed to in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of the property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer and its Restricted Subsidiaries;

(g)	imposed by Purchase Money Obligations for property acquired in the ordinary course of business or by Capitalized Lease Obligations permitted under this Indenture on the property so acquired, but only to the extent that such encumbrances or restrictions restrict the transfer of the property;

(h)	by reason of Liens that secure Indebtedness otherwise permitted to be Incurred under the provisions of the covenant described under Section 4.1(g) above and that limit the right of the debtor to dispose of the assets subject to such Liens;

(i)	existing on the Closing Date (including agreements governing Credit Facilities) and any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any such encumbrance or restriction, so long as the terms are substantially identical to such encumbrance or restriction (other than with respect to the duration thereof);

(j)	imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of the Issuer or such Restricted Subsidiary pending the closing of such sale or disposition; provided that the sale or disposition is permitted under this Indenture; or

(k)	resulting from restrictions on cash or other deposits or other customary requirements imposed by customers or suppliers under contracts entered into in the ordinary course of business.

(m)            Financial Reporting. (i) Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will file with the SEC for public availability within the time periods specified in the SEC’s rules and regulations taking into account any extension of time, deemed filing date or safe harbor contemplated or provided for by Rule 12b-25, Rule 13a-11(c), and Rule 15d-11(c) under the Exchange Act, or General Instruction I.A.3(b) of Form S-3 under the Securities Act, and successor provisions (unless the SEC will not accept such a filing, in which case the Issuer will furnish to the Trustee and, upon its prior request, to any Holder of Notes, within five days of the time period otherwise required for submission as specified in the SEC’s rules and regulations):

(1)           all quarterly and annual financial and hydrocarbon proved reserve information with respect to the Issuer and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

(ii)           The availability of the foregoing reports on the SEC’s EDGAR filing system will be deemed to satisfy the foregoing delivery requirements.

(iii)          Notwithstanding the foregoing requirement, if the Issuer (which, for this purpose, includes its successor by merger, amalgamation, combination or acquisition) is no longer required to file reports with the SEC under Section 13 or Section 15(d) of the Exchange Act and it is required to file reports or documents with any securities regulatory authority in Canada (by virtue of being a “reporting issuer”) or with the UK Listing Authority or another foreign governmental agency or self-regulatory organization in the United Kingdom, then the Issuer will not be required to file with the SEC as described above but will be required to file corresponding information under regulations then applicable to the Issuer with the appropriate Governmental Authority in Canada or the United Kingdom, as applicable.

(iv)         In addition, the Issuer and the Restricted Subsidiaries agree that, for so long as any Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3), if at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the holders of the Notes and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, the Issuer shall publicly provide such information as may be needed to permit brokers to publish quotations with respect to the Notes under Rule 15c2-11 as in effect from time to time (including as provided under any no action letter at such time). The Issuer and the Restricted Subsidiaries will be deemed to have provided such information to the holders of the Notes, securities analysts and prospective holders of the Notes if the Issuer (which for this purpose, includes its successor by merger, amalgamation, combination or acquisition) has (i) if required to file reports with the SEC, publicly filed reports containing such information via the EDGAR filing system (or successor system) and makes such reports publicly available on the Issuer’s website, (ii) if required to file reports or documents with any securities regulatory authority in Canada (by virtue of being a “reporting issuer”), publicly files reports containing such information via the SEDAR filing system (or successor system), or (iii) if required to file reports with the UK Listing Authority or another foreign governmental agency or self-regulatory organization in the United Kingdom, publicly files reports containing such information with the appropriate governmental agency and makes such reports publicly available on the Issuer’s website.

(v)          Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information or documents shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

(vi)         The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants in this Indenture with respect to the furnishing or posting of such reports, information and documents filed with the SEC or EDGAR, any Governmental Authority in Canada (via the SEDAR filing system (or successor system) or otherwise) or the United Kingdom or on a website or any online data system under this Indenture, to examine such reports, information, documents and other reports to ensure compliance with the provisions herein, to ascertain the correctness or otherwise of the information or the statements contained therein or to participate in any conference calls. Notwithstanding anything to the contrary herein, the Trustee shall have no duty to search for or obtain any electronic or other filings that the Issuer makes with the SEC, regardless of whether such filings are periodic, supplemental or otherwise.

(n)            Maintenance of Existence and Properties. The Issuer will, and will cause each of its Restricted Subsidiaries to (i) maintain in effect its corporate or limited liability company or partnership or other organizational existence and all registrations necessary therefor; (ii) take all reasonable actions to maintain all rights, privileges, titles to Property, franchises and the like necessary or desirable in the normal conduct of its business, activities or operations; and (iii) keep all its material Property used or useful for the operation of its business in good working order or condition (subject to ordinary wear and tear); provided that the foregoing clauses (i), (ii), and (iii) shall not require the Issuer to preserve the existence of any Restricted Subsidiary or maintain any such right, privilege, title to Property, license or franchise or Property if the senior management of the Issuer shall determine in good faith that (1) the maintenance or preservation thereof is no longer necessary or desirable in the conduct of the business of the Issuer, and (2) the non-maintenance or non-preservation thereof would not be reasonably expected to have a Material Adverse Effect.

(o)            Future Pledges of Capital Stock. If, after the Closing Date, the Issuer or any of its Restricted Subsidiaries acquires or creates a Restricted Subsidiary that is (x) a Note Guarantor (or is required to be a Note Guarantor) (other than the Intermediate Parent Guarantor) and (y) a direct or indirect Subsidiary of the Intermediate Parent Guarantor, the Issuer shall:

(i)            cause the Intermediate Parent Guarantor, or if the Pledged Stock is owned by a different Note Guarantor, such other Note Guarantor to enter into Additional Quota Pledge Agreements and any other Security Documents necessary to secure the due and punctual payment of all Obligations under the Notes and this Indenture with a first-ranking pledge in respect of the Pledged Stock; and

(ii)           deliver to the Security Agent, an Officers’ Certificate and Opinion of Counsel in form and substance reasonably satisfactory to the Security Agent stating that (1) such Additional Quota Pledge Agreement (A) has been duly authorized, executed and delivered and (B) constitutes a valid and legally binding obligation of the Intermediate Parent Guarantor or the applicable Note Guarantor, as applicable, that is enforceable in accordance with its terms, and (2) as to the validity and perfection of the Liens on the property on which a Lien is purported to be created pursuant to such Additional Quota Pledge Agreement. In addition, the Issuer shall deliver an Officers’ Certificate to such Security Agent certifying that the necessary measures have been taken to perfect the security interest in such property.

(p)            Payment of Taxes and Claims. Except to the extent failure to do so would not be reasonably expected to have a Material Adverse Effect, the Issuer will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its Property in respect of any of its franchises, businesses, income or profits before any penalty or interest accrues thereon, and pay all claims (including claims for labor, services, materials and supplies) for amounts which have become due and payable and which by law have or might become a Lien upon its Property, except if such charge or claim is being contested in good faith by appropriate provision promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore.

(q)            [Reserved].

(r)            [Reserved].

(s)            Limitation on Line of Business. The Issuer will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

Section 4.2             Covenant Suspension. (a) During any period of time that: (i) the Notes have an Investment Grade Rating from at least two Rating Agencies, and (ii) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described Section 4.2(a)(i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the provisions of Section 4.1(f), Section 4.1(h), Section 4.1(i) (except in respect of Asset Sales in connection with Sale and Lease-Back Transactions), Section 4.1(k), Section 4.1(l) and clause (4) of Section 4.3 (collectively, the “Suspended Covenants”).

(b)            Upon the occurrence of a Covenant Suspension Event, the amount of Net Available Cash Proceeds that has not been invested or applied as provided under Section 4.1(i) hereof shall be set at zero as of such date (the “Suspension Date”).

(i)            In the event that, on any date subsequent to any Suspension Date (the “Reversion Date”), the Rating Agencies withdraw their Investment Grade Rating or downgrade such rating to below an Investment Grade Rating, or a Default or Event of Default occurs and is continuing, then the Issuer and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events.

(ii)          The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.”

(iii)          Notwithstanding the reinstatement of the Suspended Covenants, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred and were completed during the Suspension Period).

(c)            On the Reversion Date all Indebtedness incurred during the Suspension Period and outstanding on the Reversion Date will be classified as having been incurred or issued pursuant to Section 4.1(f) hereof (to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date).

(i)            To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to Section 4.1(f) hereof such Indebtedness will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under clause (2)(b) of Section 4.1(f) hereof.

(ii)            Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.1(h) will be made as though the covenant described under Section 4.1(h) hereof had been in effect since the Closing Date and throughout the Suspension Period.

(iii)          Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of Section 4.1(h) hereof.

(d)            The Issuer shall give the Trustee written notice of any Covenant Suspension Event and in any event not later than five (5) Business Days after such Covenant Suspension Event has occurred.

(i)            In the absence of such notice, the Trustee shall assume without inquiry the Suspended Covenants apply and are in full force and effect.

(ii)          The Issuer shall give the Trustee written notice of any occurrence of a Reversion Date not later than five (5) Business Days after such Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume without inquiry the Suspended Covenants apply and are in full force and effect.

(iii)          The Trustee shall have no duty to (1) monitor the ratings of the Notes, (2) determine whether a Covenant Suspension Event or Reversion Date has occurred, or (3) notify Holders of any of the foregoing.

(iv)         The Trustee may provide a copy of the written notices of any Covenant Suspension Event or Reversion Date to any Holder upon request.

Section 4.3              Consolidation, Merger, Conveyance, Sale or Lease. (a) The Issuer will not consolidate with or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)           the resulting, surviving or transferee Person (if not the Issuer) shall be a Person organized or incorporated and existing under the laws of the United States, any state of the United States or the District of Columbia or a Permitted Foreign Jurisdiction;

(2)           if not the Issuer, the Issuer shall be obligated under this Indenture to cause the Person formed by such consolidation or into which the Issuer is merged or the Person which acquires by conveyance or transfer, or which leases, the Issuer’s properties and assets substantially as an entirety (determined on a consolidated basis, with its Restricted Subsidiaries) (the “Successor”), to expressly assume, by an indenture supplemental to this Indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the performance of every covenant of the Issuer in this Indenture and to assume all obligations of the Issuer, if any, under the Security Documents;

(3)            immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction) no Default or Event of Default would occur;

(4)            immediately after giving effect to such transaction on a pro forma basis, either (x) the Successor would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 4.1(f)(1), or (y) the Consolidated Interest Coverage Ratio would be no less than the Consolidated Interest Coverage Ratio immediately prior to such transactions, and the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio would be no greater than the Consolidated Net Debt to Consolidated Adjusted EBITDA Ratio immediately prior to the transactions;

(5)           all requisite governmental approvals therefor shall have been obtained;

(6)           the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with this Indenture and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Indenture and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with; and

(7)           each Note Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes;

provided that Section 4.3(a)(3) and (4) shall not apply to (x) the consolidation, winding up into, transfer or merger of the Issuer with or into a Restricted Subsidiary or the consolidation, winding up into, transfer or merger of a Restricted Subsidiary with or into the Issuer, or (y) if, in the good faith determination of the Board of Directors of the Issuer, the purpose of the transaction is to change the jurisdiction of incorporation of the Issuer.

(b)            In addition, the Issuer will not permit any Note Guarantor to consolidate with or merge with or into or wind up into (other than any merger with or into or winding up into the Issuer or another Note Guarantor (or a Person that becomes a Note Guarantor concurrently with the transaction) or to the extent the Note Guarantor is the surviving Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Issuer or another Note Guarantor), unless:

(1)           (a)        if such Person remains a Note Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person organized or incorporated and validly existing under the laws of the United States, any state of the United States or the District of Columbia, any Permitted Foreign Jurisdiction or any other jurisdiction whose sovereign debt is rated BBB or higher by S&P and Baa2 or higher by Moody’s;

(b)	the Successor Guarantor, if other than such Note Guarantor and unless such Successor Guarantor is not required to be a Note Guarantor hereunder, expressly assumes, by an indenture supplemental to this Indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Note Guarantor under this Indenture and its Note Guarantee and to assume all obligations of such Note Guarantor, if any, under the Security Documents or to enter into new Security Documents to the extent required to grant a Lien on the Capital Stock of any successor to a Pledged Subsidiary;

(c)	except to the extent that the Successor Guarantor is not required to be a Note Guarantor hereunder, the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with this Indenture and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Indenture and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with; and

(2)           the transaction, to the extent constituting an Asset Disposition, is made in compliance with the covenant described under Section 4.1(i) (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

(c)            Subject to certain limitations described in this Indenture, the Successor Guarantor will succeed to, and be substituted for, such Note Guarantor under this Indenture and the Note Guarantee of such Note Guarantor.

(d)            Notwithstanding the foregoing, any Note Guarantor may merge with or into or transfer all or part of its properties and assets to a Note Guarantor or the Issuer or merge with a Restricted Subsidiary of the Issuer solely for the purpose of reincorporating the Note Guarantor in the jurisdiction of such Note Guarantor, the United States, any state of the United States or the District of Columbia, any Permitted Foreign Jurisdiction or any other jurisdiction whose sovereign debt is rated BBB or higher by S&P and Baa2 or higher by Moody’s, so long as the amount of Indebtedness of such Note Guarantor and its Restricted Subsidiaries is not increased thereby, and the resulting entity remains or becomes a Note Guarantor to the extent otherwise required under this Indenture (a “Reincorporation Transaction”).

(e)            For purposes of this Section 4.3, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Issuer, which properties or assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Issuer on a consolidated basis, shall not be deemed to be the transfer of all or substantially all of the properties or assets of the Issuer so long as such transfer is to one or more Subsidiaries of the Issuer that are Restricted Subsidiaries. Any Subsidiary of the Issuer that is a Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties or assets to the Issuer or to another Restricted Subsidiary that is a Subsidiary of the Issuer.

(f)             Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Issuer’s or Note Guarantor’s, as the case may be, properties and assets substantially as an entirety (determined on a consolidated basis with its Restricted Subsidiaries) in accordance with this covenant, in which the Issuer or Note Guarantor, as the case may be, is not the continuing corporation, the Successor formed by such consolidation or into which the Issuer or Note Guarantor as the case may be, is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or Note Guarantor, as the case may be, under this Indenture and the Notes with the same effect as if such Successor had been named as such, except in the case of a lease, and the Issuer or Note Guarantor, as the case may be, shall be discharged from all covenants and obligations under this Indenture and the Notes.

(g)            Furthermore, the Issuer may, without the consent of any Holder, be substituted by any Wholly Owned Subsidiary of the Issuer as principal debtor in respect of the Notes (in that capacity, the “Substituted Issuer”); provided that the following conditions are satisfied:

(1)           the Substituted Issuer is a Person organized or incorporated and validly existing under the laws of the United States, any state of the United States or the District of Columbia, any Permitted Foreign Jurisdiction or any other jurisdiction whose sovereign debt is rated BBB or higher by S&P and Baa2 or higher by Moody’s;

(2)           the Substituted Issuer, the Issuer and the Trustee as shall sign a supplemental indenture in form reasonably satisfactory to the Trustee and such other documents as necessary under which the Substituted Issuer assumes all of the Issuer’s obligations under this Indenture, the Notes and the Security Documents and, unless the Note Guarantors’ then existing Note Guarantees remain in full force and effect, substitute Note Guarantees issued by the Note Guarantors in respect of the Notes (collectively, the “Issuer Substitution Documents”);

(3)           the Issuer Substitution Documents will contain covenants to indemnify the Trustee, any Paying Agent and each Holder and beneficial owner of the Notes against all taxes and duties that (a) arise by reason of a law or regulation in effect on the effective date of the substitution or proposed in published form on the effective date of the substitution and, in the case of a published proposal, is reasonably likely to go into effect, that are incurred or levied against the Trustee, any paying agent or such Holder or beneficial owner of the Notes as a result of the substitution and that would not have been so incurred or levied had the substitution not been made, and (b) are imposed on the Trustee, any Paying Agent or such Holder or beneficial owner of the Notes by any political subdivision or taxing authority of any country in which the Trustee, any Paying Agent or such Holder or beneficial owner of the Notes resides or is subject to any such tax or duty and that would not have been so imposed had the substitution not been made; provided that any Holder or beneficial owner of such Note making a claim with respect to such tax indemnity shall provide the Issuer with notice of such claim, along with supporting documentation, within two years of the announcement of the substitution of the Issuer; provided, further, that none of the Issuer, any Paying Agent or any other Person shall be required to indemnify any Holder or beneficial owner of the Notes for any taxes imposed pursuant to FATCA, the laws of any other jurisdiction implementing FATCA, or any agreement between the Issuer or any other Person, and the United States or any authority thereof implementing FATCA;

(4)           the Issuer has delivered to the Trustee an Opinion of Counsel in the jurisdiction of organization or incorporation of the Substituted Issuer as to the enforceability of the Issuer Substitution Documents against the Substituted Issuer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Indenture and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with, as well as an Officers’ Certificate as to compliance with the provisions described under this Section 4.3;

(5)           no Event of Default has occurred or is continuing, and immediately after giving effect to such transaction no Default or Event of Default would occur;

(6)           the substitution will comply with all applicable requirements under the laws of the jurisdiction of organization or incorporation of the Substituted Issuer, Switzerland and the United States; and

(7)           the Issuer will become a Note Guarantor by executing a supplemental indenture Guaranteeing the performance of all obligations of the Substituted Issuer under this Indenture and the Notes on a senior basis as of the date of the Issuer Substitution Documents.

(h)            Upon the execution of the Issuer Substitution Documents, any substitute Note Guarantees and compliance with the other conditions set forth above, the Substituted Issuer will be deemed to be named in the Notes as the principal debtor in place of the Issuer and the Issuer will be released from all of its obligations under the Notes and this Indenture as principal obligor (however, the Issuer will become a Note Guarantor).

(i)              Not later than 10 Business Days after the execution of the Issuer Substitution Documents, the Substituted Issuer will give notice thereof to the Holders.

(j)             Notwithstanding any other provision of this Indenture, the Issuer will do or cause to be done all acts and things and promptly execute and deliver any documents or instruments, including any substitute Note Guarantees and an Opinion of Counsel of internationally recognized U.S. counsel, that may be required to ensure that the Note Guarantees by the Note Guarantors are in full force and effect for the benefit of the Holders and beneficial owners of the Notes following the substitution described above.

Section 4.4              Repurchases at the Option of the Holders Upon a Change of Control. (a) If a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase all or any part (equal to at least $200,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer (as defined below) on the terms set forth in this Indenture. No such purchase in part shall reduce the Outstanding principal amount at maturity of the Notes held by any Holder to below $200,000. In the Change of Control Offer, the Issuer will offer a “Change of Control Payment” in cash equal to at least 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased, to the date of purchase (subject to the right of the Holders of record on the relevant Record Date to receive interest and Additional Amounts, if any, on the relevant interest Payment Date).

(b)            Within 30 days following any Change of Control, the Issuer will make a “Change of Control Offer” by giving notice to the Trustee and each Holder of Notes by mailing and publishing such notice in accordance with Section 11.6, describing the transaction or transactions that constitute the Change of Control, the occurrence of a Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed, pursuant to the procedure required by this Indenture and described in such notice.

(c)            The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

(d)            On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)           accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)          deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)          deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(e)            The Paying Agent under this Indenture will promptly mail each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, in the case of Global Notes, make such payment through the facilities of DTC), and, upon receipt of a written order, the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a minimum principal amount of $200,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)            The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control shall apply whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(g)            The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements, set forth in this Indenture, that are applicable to a Change of Control Offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (b)  irrevocable notice of redemption has been given pursuant to this Indenture as described above under Section 3.3, unless there is a default in payment of the applicable redemption price.

(h)            In the event that holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Issuer (or the third party making the Change of Control Offer as provided above) purchases all of the Notes held by such holders, the Issuer will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to, but excluding, the date of redemption (subject to the right of holders on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date).

Article V
DEFAULTS AND REMEDIES

Section 5.1              Events of Default and Remedies. (a) Events of Default. “Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (which will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)            default in the payment of any interest (or Additional Amounts, if any) on any Note when it becomes due and payable and such default shall continue unremedied for a period of 30 days;

(ii)           default in the payment of any principal (or premium, if any) on any Note when it becomes due and payable, whether on the Maturity Date (or on the first or second anniversary prior to the Maturity Date), upon optional redemption, required repurchase or otherwise;

(iii)          default in the performance, or breach, of any covenant, agreement or obligation of the Issuer, any Note Guarantor or any Restricted Subsidiary contained in this Indenture (including any default under or breach in the performance of the covenant described in Section 4.1(h), irrespective of whether the Issuer, any Note Guarantor or any Restricted Subsidiary has the power (corporate or otherwise) to cause compliance with such covenant), the Notes, the Note Guarantee, the Security Documents or any of the other Transaction Documents, and continuance of such default or breach for a period of 30 consecutive days after there has been given in accordance with Section 11.6 to the Issuer by the Trustee or to the Issuer and the Trustee by the Noteholders of at least 25% in aggregate principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(iv)         with respect to any of the Issuer, any Note Guarantor or any Restricted Subsidiary, any final and non-appealable judgment or order for the payment of money in excess of $35.0 million or its equivalent in other currencies (to the extent not covered by insurance as acknowledged in writing by the insurer) is rendered against the Issuer, any Note Guarantor or any Restricted Subsidiary and such judgment or order remains undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable;

(v)          either:

(1)           the Issuer, any Note Guarantor or any Restricted Subsidiary shall default (as principal or guarantor or other surety) in the payment of principal of any Indebtedness in the principal amount of at least $35.0 million in the aggregate (or its equivalent in any other currency) and such default shall have continued for more than any applicable period of grace and any time for payment of such amounts has not been expressly extended, or

(2)           Indebtedness of the Issuer, any Note Guarantor or any Restricted Subsidiary is accelerated by the holders thereof because of a default, and the total amount of such accelerated Indebtedness exceeds $35.0 million;

(vi)         the Note Guarantee of any of the Note Guarantors under this Indenture shall fail to be in full force and effect or is declared null and void or any of the obligors thereunder denies in writing that it has any further liability under this Indenture and the Note Guarantee, or gives written notice to such effect (other than by reason of the termination of this Indenture or the release of the Note Guarantee in accordance with the terms of this Indenture);

(vii)         unless such Liens have been released in accordance with the provisions of the Security Documents and this Indenture, Liens with respect to all or substantially all of the Collateral shall at any time not constitute valid or enforceable Liens (other than as a result of any action or inaction on the part of the Trustee, the Security Agent or any Holder), or the Issuer shall assert or any Note Guarantor shall assert and not rescind within 30 days of such assertion, in any pleading in any court of competent jurisdiction, that any such security interests are invalid or unenforceable and, in the case of any such Note Guarantor, the Issuer fails to cause such Note Guarantor to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions;

(viii)       the entry of a decree or order by a court having jurisdiction in the premises adjudging the Issuer bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under applicable Bankruptcy Law, or appointing a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(ix)          the institution by the Issuer (or its shareholder(s), as the case may be) of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, dissolution, winding up or relief under applicable Bankruptcy Law, including for the avoidance of doubt, the filing of a notice of intention under the Bankruptcy and Insolvency Act (Canada), or an application under the Companies’ Creditors Arrangement Act (Canada), or the consent by it to the filing of any such petition or to the appointment of a receiver, interim receiver, receiver and manager liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due;

(b)            Acceleration of Maturity; Rescission and Annulment. (i) If an Event of Default (other than an Event of Default specified in Section 5.1(a)(viii) and (ix) with respect to the Issuer or the Issuer) occurs and is continuing, then in every such case either the Trustee acting at the written direction of Holders of not less than 25% in aggregate principal amount of the Outstanding Notes or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes, may declare the principal amount of the Outstanding Notes to be due and payable immediately (including all Additional Amounts thereon), by a notice in writing to the Issuer (and to the Trustee if given by Holders), and upon any such declaration such principal amount shall become immediately due and payable.

(ii)           If an Event of Default described in Section 5.1(a)(viii) or (ix) with respect to the Issuer occurs and is continuing, then and in every such case, the principal amount of all the Notes, together with all accrued interest thereon, shall, without any notice to the Issuer or any other act on the part of the Trustee or any Holder, become and be immediately due and payable.

(iii)          At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in this Article V, the Required Holders, by written notice delivered to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:

(1)           the Issuer has paid or deposited with the Trustee and/or any Paying Agents a sum sufficient to pay (A) all overdue interest, if any, on all Notes, (B) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Notes, (C) to the extent that payment of such interest is lawful, interest upon any overdue interest at the rate or rates prescribed therefor in such Notes, and (D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2)           all Events of Default with respect to the Notes, other than the nonpayment of the principal of and accrued interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in clause (m) below.

(iv)         No such rescission shall affect any subsequent Default or impair any right consequent thereon.

(c)            Collection of Indebtedness and Suits for Enforcement by Trustee. (i) The Issuer covenants that if: (1) Default is made in the payment of any interest on any Note when such interest becomes due and payable and such Default continues for a period of 30 days, or (2) Default is made in the payment of the principal of (or premium, if any, on) any Note at the maturity thereof, the Issuer will pay to the Trustee, for the benefit of the Holders, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest, if any, and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest, at the rate or rates prescribed therefor in such Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(ii)           If the Issuer fails to pay such amount forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the Property of the Issuer or any other obligor upon such Notes, wherever situated.

(iii)          If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

(d)            Trustee May File Proofs of Claim. (i) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, administrative take-over, adjustment, composition or other judicial proceeding relative to the Issuer or the material Property of the Issuer or its creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuer for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(1)           to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel and any other amounts due to the Trustee under Section 8.5) and of the Holders allowed in such judicial proceedings; and

(2)            to collect and receive any moneys or other Property payable or deliverable on any such claims and to distribute the same in accordance with the terms hereof; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee.

(ii)            Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, adjustment or composition affecting the Notes or the rights of any Holder or to authorize the Trustee to vote in respect of the claim of any New Holder in any such proceeding.

(e)            Trustee May Enforce Claims Without Possession of Notes. To the extent permitted under Applicable Law, all rights of action (including without limitation the right to file proofs of claim) under this Indenture may be enforced by the Trustee without the possession of any of the Notes or the production thereof in any trial or other proceeding relating thereto. Any suit or proceeding instituted by the Trustee shall be brought in its name as Trustee without the necessity of joining any Holders as plaintiffs or defendants. Any recovery of judgment shall be for the benefit of the Holders, subject to the provisions of this Indenture.

(f)            Application of Money Collected. Any monies collected by the Trustee pursuant to this Section 5.1 or otherwise received by the Trustee (including upon a realization of the Collateral securing the Notes), and after an Event of Default any money or other properties distributable in respect of the Issuer’s obligations under this Indenture, shall be applied (i) first, to the payment of all costs and expenses incurred by the Trustee and the Security Agent in connection with the collection of proceeds or sale of any Collateral or otherwise in connection with this Indenture and the Security Documents, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Trustee and the Security Agent on behalf of Issuer and any other costs or expenses incurred in connection with the exercise of any right or remedy of the Noteholders and such other Obligations, (ii) second, to pay the Notes, any accrued and unpaid interest thereon and such other Obligations on a pro rata basis based on the respective amounts of the Notes and such other Obligations then outstanding, (iii) third, to the extent of the balance of such proceeds after application in accordance with the foregoing, to the Issuer or the Intermediate Parent Guarantor, as applicable, its successors or assigns, or as a court of competent jurisdiction may otherwise direct. The Trustee may fix a record date and payment date for any payment by it to Holders pursuant to this Section 5.1.

(g)            Rights and Remedies of Holders. A Holder shall not have any right to institute any suit, action or proceeding for the enforcement of this Indenture, or for the exercise of any other remedy hereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes, (ii) Holders of more than twenty-five percent (25%) in aggregate principal amount of Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee thereunder, (iii) such Holder or Holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be Incurred in compliance with such request, (iv) the Trustee during the 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding, and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Required Holders of a majority of the principal amount of the Outstanding Notes; provided, however, that no one or more Holders shall have any right to affect, disturb or prejudice in any manner whatsoever the benefit of this Indenture afforded the Notes by its or their action (provided that the Trustee does not have an affirmative duty to ascertain whether or not any such action is unduly prejudicial to such Notes), or to enforce, except in the manner provided herein, any remedy, right or power hereunder. Any suit, action or proceeding shall be instituted and maintained in the manner provided herein for the benefit of the Holders of all Outstanding Notes.

(h)           Unconditional Right of Holders to Receive Principal, Premium and Interest. Notwithstanding any other provision in this Indenture, any Holder shall have the right which is absolute and unconditional, to receive payment of the principal of (and premium and Additional Amounts, if any) and interest, if any, on such Note on the dates specified in the Notes as the fixed date on which the principal of such Note or any installment of interest on such Note is due and payable (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

(i)            Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, and to the extent permitted under Applicable Law, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

(j)            Rights and Remedies Cumulative. Except as otherwise provided with the respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Applicable Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(k)            Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

(l)            Control by Holders. The Required Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or with this Indenture or that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such direction is unduly prejudicial to the rights of such other Holders) or subjects the Trustee to personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall have received indemnity or security satisfactory to it against the costs, expenses and liability incurred in connection therewith.

(m)           Waiver of Past Defaults. Subject to Section 5.1(b), the Required Holders may, on behalf of all Holders, waive any past Default hereunder and its consequences, except a Default (i) in the payment of the principal of (or premium, if any) or interest, if any, on any Note, or (ii) in respect of a covenant or provision hereof that cannot be modified or amended without the consent of the Holder of each Outstanding Note affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose under this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(n)           Undertaking for Costs. All parties to this Indenture agree, and each Holder by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this clause shall not apply to any suit instituted by the Trustee, or to any suit instituted by any Holder for the enforcement of the payment of the principal of (or premium, if any) or interest, if any, on any Note on or after the dates specified in the Notes as the fixed date on which the principal of such Note or any installment of interest on such Note is due and payable (or, in the case of redemption, on or after the Redemption Date).

Article VI
DISCHARGE OF THE INDENTURE; DEFEASANCE

Section 6.1             Satisfaction and Discharge of Indenture. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in this Indenture) and the Liens on the Collateral securing the Notes and the Note Guarantees will be released without any further action by Holders when:

(a)            the Issuer has irrevocably deposited or caused to be deposited with the Trustee as funds in trust for such purpose an amount in Dollars sufficient (or in U.S. Government Obligations sufficient, in the opinion of a nationally recognized firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes that have not, prior to such time, been delivered to the Trustee for cancellation, for principal of, premium, if any, and any Additional Amounts and accrued and unpaid interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be and the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at the applicable Maturity Date or on the Redemption Date, as the case may be and either:

(i)             all Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation; or

(ii)            all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name, and at the Issuer’s expense;

(b)            the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(c)            the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that:

(i)             all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied; and

(ii)            such satisfaction and discharge will not result in a breach or violation of, or constitute a Default under, this Indenture or any other agreement or instrument to which the Issuer or any Subsidiary is a party or by which the Issuer or any Subsidiary is bound.

(d)           Notwithstanding the provisions of this Section 6.1, the Issuer’s obligations in Section 6.2, Section 6.7, and Section 8.5 shall survive the satisfaction and discharge of this Indenture and the Notes.

Section 6.2             Repayment of Monies. Following the satisfaction and discharge of this Indenture as described in Section 6.1, all investments and monies then held by the Trustee under this Indenture shall, upon written demand of the Issuer, be repaid or, as the case may be, released, assigned or transferred to the Issuer, and thereupon the Trustee shall be released from all further liability with respect to such investments and monies.

Section 6.3             Return of Monies Held by the Trustee. Subject to any applicable escheat, or abandoned or unclaimed property law, any monies deposited with or paid to the Trustee for the payment of the principal, premium or Additional Amounts (if any), interest or any other amount due with respect to any Note and not applied but remaining unclaimed for three years after the date upon which such principal, premium or Additional Amounts (if any), interest or other amount shall have become due and payable, shall (to the extent not required to escheat to any Governmental Authority), upon written demand of the Issuer, be repaid by the Trustee to or for the account of the Issuer, the receipt of such repayment to be confirmed promptly in writing by or on behalf of the Issuer, and, to the extent permitted by Applicable Law, the Person claiming such payment of principal, premium or Additional Amounts (if any), interest or any other amount shall thereafter look only to the Issuer for any related payment that it may be entitled to receive, and all liability of the Trustee with respect to such monies shall thereupon cease.

Section 6.4             Defeasance. The Issuer may, at its option, at any time elect to have either clause (a) or clause (b) of this Section 6.4 applied to all Outstanding Notes and have Liens on the Collateral securing the Notes released upon compliance with the conditions set forth in this Section 6.4.

(a)            Upon the Issuer’s election of the “Legal Defeasance” option applicable to this Section 6.4(a), and subject to the satisfaction of the conditions set forth in Section 6.5, the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, except for:

(i)             the rights of the Holders to receive payments in respect of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes when such payments are due;

(ii)            the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(iii)           the rights, powers, trust, duties and immunities of the Trustee, as set forth in this Indenture, and the Issuer’s obligations in connection therewith; and

(iv)           this Section 6.4(a).

Subject to compliance with this Section 6.4, the Issuer may exercise its option under this Section 6.4(a) notwithstanding the prior exercise of its option under this Section 6.4(b).

(b)            Upon the Issuer’s election of the “Covenant Defeasance” option applicable to this clause (b), and subject to the satisfaction of the conditions set forth in Section 6.5 hereof, the Issuer and/or any Restricted Subsidiary, need not comply with the covenants set forth in Sections 4.1(a), 4.1(d), 4.1(e), 4.1(f), 4.1(g), 4.1(h), 4.1(i), 4.1(j), 4.1(k), 4.1(l), 4.1(m), 4.1(n), 4.1(q), and 4.1(r) (for the avoidance of doubt, the Issuer and/or any Restricted Subsidiary must continue to comply with the covenants set forth in Sections 4.1(b) and 4.1(c) upon the Issuer’s election of the “Covenant Defeasance” option applicable to this clause (b) and satisfaction of the conditions set forth in Section 6.5). In addition, upon the Issuer’s exercise of the option under this clause (b), subject to the satisfaction of the conditions set forth in Section 6.5, 5.1(a)(iii) and 5.1(a)(iv) hereof will no longer constitute Events of Default.

Section 6.5             Conditions to Defeasance. In order to exercise the options set forth in clause (a) or clause (b) of Section 6.4 above with respect to the Notes:

(a)            the Issuer shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the stated dates for payment thereof or on the applicable Redemption Date, as the case may be;

(b)            in the case of Section 6.4(a), the Issuer shall have delivered to the Trustee an Opinion of Counsel, from counsel who is reasonably acceptable to the Trustee, confirming that, subject to customary assumptions and exclusions,

(i)             the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or

(ii)            since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the Notes for tax purposes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)            in the case of Section 6.4(b), the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States, from counsel who is reasonably acceptable to the Trustee, confirming that, subject to customary assumptions and exclusions, the holders of the Notes for tax purposes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)            no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (a) of this Section 6.5 (except such Default or Event of Default resulting from the failure to comply with Section 4.1(f) of this Indenture as a result of the borrowing of funds required to effect such deposit);

(e)            such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under this Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than a Default or Event of Default pursuant to clause (d) above);

(f)            the Trustee shall have received an Officers’ Certificate of the Issuer stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(g)           the Trustee shall have received an Officers’ Certificate of the Issuer and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(h)           the Trustee shall have received an Opinion of Counsel (subject to customary qualifications and exclusions), from counsel who is reasonably acceptable to the Trustee, to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940, as amended.

(i)            In the case of either Legal Defeasance or Covenant Defeasance, the Note Guarantees and all obligations with respect to the Quota Pledge Agreements shall terminate.

Section 6.6             Reinstatement. If the Trustee is unable to apply any money or U.S. Government Obligations in accordance with Section 6.4 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 6.4, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 6.4; provided, however, that, if the Issuer has made any payment of principal of or interest on the Outstanding Notes of any series because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 6.7             Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed or accessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Article VII
GUARANTY

Section 7.1             Guaranty. (a) Subject to the provisions of this Article, the Note Guarantors hereby absolutely, irrevocably and unconditionally Guarantee, jointly and severally, to each Holder and to the Trustee the full and punctual payment (whether at an installment date or the Maturity Date, upon redemption, purchase pursuant to an offer to purchase or acceleration or otherwise) of the principal, premium, interest and all other amounts that may come due and payable under each Note and the full and punctual payment of all other amounts payable by the Issuer under this Indenture as they come due.

(b)           Upon failure by the Issuer to pay punctually any such amount, each of the Note Guarantors shall, without duplication, forthwith pay the amount not so paid at the place and time and in the manner specified in this Indenture. This Guaranty constitutes a direct, joint and several, general and unconditional primary obligation of each Note Guarantor which will at all times rank at least pari passu with all other present and future senior unsecured obligations of such Note Guarantor, except for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

Section 7.2             Guaranty Unconditional. To the extent permitted by Applicable Law, the obligations of the Note Guarantors hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under this Indenture or any Note, by operation of law or otherwise;

(b)           any modification or amendment of or supplement to this Indenture or any Note;

(c)            any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization, plan of arrangement or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in this Indenture or any Note;

(d)           the existence of any claim, set-off or other rights which any of the Note Guarantors may have at any time against the Issuer, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)           any invalidity or unenforceability relating to or against the Issuer for any reason of this Indenture or any Note, or any provision of Applicable Law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Note or any other amount payable by the Issuer under this Indenture;

(f)            any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to any of the Note Guarantors’ obligations hereunder; or

(g)           any defenses (other than full and unconditional payment) or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guaranty or this Indenture.

Section 7.3             Discharge; Reinstatement. (a) The Note Guarantors’ obligations hereunder will remain in full force and effect until either (i) such Note Guarantor has been released as provided hereunder, or (ii) the principal of, premium (if any), and interest on the Notes and all other amounts payable by the Issuer under this Indenture have been indefeasibly paid in full.

(b)           If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuer under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, arrangement or reorganization of the Issuer or otherwise, the Note Guarantors’ obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 7.4            Waiver by the Note Guarantors. (a) To the extent permitted by Applicable Law, each of the Note Guarantors unconditionally and irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person. The Guaranty constitutes a Guarantee of payment and not of collection.

(b)            To the extent permitted by Applicable Law, each of the Note Guarantors expressly waives irrevocably and unconditionally:

(i)            Any right it may have to first require any Holder of the Notes to proceed against, initiate any actions before a court of law or any other judge or authority, or enforce any other rights or security or claim payment from the Issuer or any other Person (including any Note Guarantor or any other guarantor) before claiming it under this Indenture;

(ii)           Any right to which it may be entitled to have the assets of the Issuer or any other Person (including any Note Guarantor or any other guarantor) first be used, applied or depleted as payment of the Issuer’s or the Note Guarantors’ obligations hereunder, prior to any amount being claimed from or paid by any of the Note Guarantors hereunder; and

(iii)         Any right to which it may be entitled to have claims hereunder divided between the Note Guarantors.

Section 7.5             Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer under this Article, each paying Note Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation; provided, however, that such Note Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of (and premium, if any) interest, Additional Amounts on all Notes and any other amounts due under this Indenture shall have been paid in full.

Section 7.6             Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuer under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Note Guarantors forthwith on demand by the Trustee.

Section 7.7            Execution and Delivery of Guaranty. The execution by each of the Note Guarantors of this Indenture evidences the Guaranty of such Note Guarantor, whether or not the person signing as an officer of such Note Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Guaranty set forth in this Indenture on behalf of each Note Guarantor.

Section 7.8             Purpose of Guaranty. The Issuer and the Trustee hereby acknowledge that the purpose and intent of each of the Note Guarantors in executing this Indenture and providing the Guaranty is to give effect to the agreement of such Note Guarantor to Guarantee the payment of any such amounts due by the Issuer under the Notes and this Indenture, whether such amounts are in respect of principal, interest or any other amounts (including Additional Amounts). Therefore, each of the Note Guarantors agrees that if the Issuer shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any principal, interest or any other amounts (including Additional Amounts) with respect to this Indenture and the Notes, such Guarantor shall promptly pay the same, without any demand or notice whatsoever. The Trustee shall promptly deposit in the account designated by the Trustee to receive payments from the Issuer with respect to the Notes any funds it receives from any of the Note Guarantors under or pursuant to this Guaranty in respect of the Notes.

Section 7.9             Swiss Limitations. Notwithstanding anything contrary elsewhere in this Indenture, the liability of each Note Guarantor under this Indenture, the Note Guarantee, and any Security Document, including any future Note Guarantor, that is or may be incorporated, organized or formed, as the case may be, or otherwise is or may be subject to the laws of Switzerland, as the case may be (a “Swiss Guarantor”), shall be limited, and by their acceptance of this Indenture and the Notes, each Holder and the Trustee, agree, that the liability of a Swiss Guarantor shall be limited as follows:

(a)            if and to the extent a guarantee or security interest or indemnity granted or assumed by a Swiss Guarantor under this Indenture, the Notes, the Note Guarantees or any Security Document guarantees or secures obligations of or indemnifies for obligations breached or not satisfied by one of its affiliates which is not a direct or indirect subsidiary of the Swiss Guarantor (the “Upstream or Cross-Stream Obligations”) and if and to the extent using payments under such guarantee, security interest or indemnity to discharge the Upstream or Cross-Stream Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law or would otherwise be restricted under Swiss law and practice then applicable, the proceeds from the enforcement of such guarantee, security interest or indemnity to be used to discharge the Upstream or Cross-Stream Obligations shall be limited to the maximum amount of the respective Swiss Guarantor’s freely disposable equity at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the Applicable Law at that time; provided, further, that such limitation shall not free the respective Swiss Guarantor from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then Applicable Law. This Maximum Amount shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the respective Swiss Guarantor on the basis of an interim audited balance sheet as of that time;

(b)            in respect of Upstream or Cross-Stream Obligations, each Swiss Guarantor shall, as concerns the proceeds resulting from the enforcement of any guarantee or security or indemnity or other obligation granted or assumed by such Swiss Guarantor under this Indenture, the Notes, the Note Guarantees, or any other Security Document, if and to the extent Swiss withholding tax is required by Applicable Law in force at the relevant time to be paid in relation thereto:

(i)            procure that such payment or enforcement proceeds can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of Swiss withholding tax by discharging the liability to pay such tax by notification pursuant to Applicable Law (including double tax treaties) rather than payment of the tax;

(ii)           if the notification procedure pursuant to Section 7.9(b)(i): (x) applies for a part of the Swiss withholding tax only, such Swiss Guarantor undertakes to deduct (and, with respect to enforcement proceeds of security, the Security Agent shall deduct) from any payment or enforcement proceeds used to discharge Upstream or Cross-Stream Obligations an amount of Swiss withholding tax at the reduced rate resulting after the discharge of part of such tax by notification under Applicable Law; or (y) does not apply, deduct (and, with respect to enforcement proceeds of security, the Security Agent shall deduct) an amount equivalent to the Swiss withholding tax at such rate (currently 35% at the date of this Indenture) as is in force from time to time from any such payment or enforcement proceeds used to discharge Upstream or Cross-Stream Obligations that may be due by such Swiss Guarantor to the Swiss federal tax administration (Eidgenössische Steuerverwaltung) (the “Swiss Federal Tax Administration”) from such payment or enforcement, and, in the case of each of the foregoing clauses (x) and (y), subject to any applicable double taxation treaty or any other applicable treaty, pay (and, with respect to enforcement proceeds of security, the Security Agent shall pay or cause to be paid), without delay, any such taxes deducted to the Swiss Federal Tax Administration in the name and for the account of the Swiss Guarantor;

(iii)           notify the Trustee or Security Agent, as applicable, that such notification or, as the case may be, deduction has been made, and provide the Trustee or Security Agent, as applicable, with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(iv)         in the case of a deduction of Swiss withholding tax, (x) use its best efforts to ensure that any Person, which is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment or enforcement proceeds, will, as soon as possible after such deduction (A) in the case of the Issuer or one of its affiliates, request a refund of Swiss withholding tax under Applicable Law (including tax treaties); and (B) pay to the Trustee or Security Agent, as applicable, upon receipt any amount so refunded; and (y) if the Trustee, the Security Agent or any Holder is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment or enforcement proceeds, and if requested by the Trustee, the Security Agent or any such Holder, shall provide to the Trustee, the Security Agent or any such Holder those documents that are required by law and applicable tax treaties to be provided by the payer of such tax to prepare a claim for refund of Swiss withholding tax;

(c)            if a Swiss Guarantor or the Security Agent is obliged to deduct Swiss withholding tax in accordance with paragraph (b) above, the Trustee and the Security Agent on behalf of the Holders shall be entitled to further enforce the guarantee or security or indemnity or other obligation granted or assumed by such Swiss Guarantor under this Indenture, the Notes, the Note Guarantees, or any Security Document and/or further apply proceeds therefrom against Upstream or Cross-Stream Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss withholding tax were required, whereby such further enforcements/applications of proceeds shall always be limited to the Maximum Amount as set out in Section 7.9(a);

(d)           if and to the extent (i) reasonably requested by the Trustee of the Security Agent (acting at the direction of the requisite Holders), or (ii) required under Swiss mandatory law applicable at the relevant time, in order to allow the Trustee and the Security Agent on behalf of the Holders to obtain a maximum benefit under this Indenture, the Notes, the Note Guarantees and/or the Security Documents, such Swiss Guarantor shall promptly take and promptly cause to be taken any action, including the following:

(i)            the passing of any shareholders’ resolutions or quotaholders’ resolutions, as the case may be, to approve the application of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the Swiss Guarantors obligations under this Indenture, the Notes, the Note Guarantees and/or the Security Documents in order to allow a prompt application of the enforcement proceeds;

(ii)           preparation of an up-to-date audited balance sheet of the Swiss Guarantor;

(iii)          confirmation of the auditors of the Swiss Guarantor that the relevant amount represents the Maximum Amount;

(iv)         conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v)           revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(vi)          to the extent permitted by Applicable Law and Swiss accounting standards, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig); and

(vii)        all such other measures necessary to allow the Swiss Guarantor to apply enforcement proceeds as agreed hereunder with a minimum of limitations.

(e)           To the extent a deduction for Swiss withholding tax is made, a Swiss Guarantor shall not be obliged to either gross-up or indemnify (or otherwise hold harmless) the Holders in relation to any such deduction or payment if and to the extent the gross-up or indemnification, together with the relevant payment made by the Swiss Guarantor in respect of its guarantee, security or indemnity obligations plus the amounts paid to the Swiss Federal Tax Administration (including additional amounts which may become due as a result of the gross-up or indemnification payment) exceeds the Maximum Amount; provided that if a Swiss Guarantor is relieved of its obligation to gross-up or indemnify (or otherwise hold harmless) the Holders as set forth herein, the Issuer and any other Note Guarantors (and such Swiss Guarantor to the extent that it is subsequently not constrained by the Maximum Amount) shall remain liable for any such deduction or payment in an amount sufficient to provide the Holders with all payments to which such Holders would have been entitled under the Notes had the foregoing not applied.

Section 7.10           Future Note Guarantors. The Issuer will (a) at any time when the Issuer or any of its Restricted Subsidiaries acquires or creates any Subsidiary that is not an Excluded Subsidiary that (i) together with all other Subsidiaries (other than Unrestricted Subsidiaries) of the Issuer that are not Note Guarantors, Guarantees any Indebtedness of the Issuer or any Restricted Subsidiary or Incurs Indebtedness, in the aggregate, in excess of $150.0 million outstanding at any one time (unless such Indebtedness is (x) incurred by a Restricted Subsidiary and secured by Liens on assets that do not constitute Collateral in a transaction that is permitted by this Indenture or (y) fully repaid within ten Business Days of its Incurrence); provided that this clause (i) shall not be applicable to any Indebtedness (including Guarantees) of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or (ii) Guarantees any Pari Passu Indebtedness; or (b) at any time when the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to execute and deliver to the Trustee within 30 Business Days of such event a supplemental indenture in the form set forth in this Indenture providing for a Note Guarantee.

Section 7.11           Information. Each Note Guarantor assumes all responsibility for being and keeping itself informed of the Issuer’s and each other Note Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the obligations incurred under this Indenture and the nature, scope and extent of the risks that such Note Guarantor assumes and incurs hereunder, and agrees that neither the Trustee nor any Holder will have any duty to advise such Note Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 7.12           Release. (a) The Note Guarantee of a Note Guarantor will automatically and unconditionally be released without the need for any action by any party:

(1)           in connection with any sale or other disposition of Capital Stock of a Note Guarantor (including by way of consolidation or merger or otherwise) or other disposition of all or substantially all of the properties or assets of that Note Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Issuer, if the sale of such Capital Stock of that Note Guarantor is otherwise permitted by this Indenture;

(2)           in connection with the merger, transfer of all or substantially all assets or consolidation of a Note Guarantor with the Issuer or, in the case of any Note Guarantor, any other Note Guarantor;

(3)           in the event that such Note Guarantor, together with all other Subsidiaries of the Issuer that are not Note Guarantors, after giving effect to the release of its Note Guarantee, does not, (i) Guarantee any Indebtedness of the Issuer or any other Restricted Subsidiary in an aggregate amount in excess of $150.0 million outstanding at any one time (unless such Indebtedness is fully repaid within ten Business Days of its Incurrence) or (ii) Incur Indebtedness in excess of $150.0 million outstanding at any one time (unless such Indebtedness is fully repaid within ten Business Days of its Incurrence);

(4)           if the Issuer properly designates any Restricted Subsidiary that is a Note Guarantor as an Unrestricted Subsidiary under this Indenture;

(5)           upon the Legal Defeasance or Covenant Defeasance or satisfaction and discharge of this Indenture; or

(6)           upon a liquidation or dissolution of a Note Guarantor permitted under this Indenture;

provided that in the case of each of clauses (1) through (6) above, it is a condition to such release that any Guarantee by such Note Guarantor of any Pari Passu Indebtedness (other than the Notes) be released substantially concurrently with the release of such Note Guarantee.

Article VIII
THE TRUSTEE

Section 8.1             Duties of the Trustee; Certain Rights of the Trustee. (a) The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default exists, then the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           None of the Trustee, any agent of the Trustee or any Affiliate of the Trustee shall be liable for any act or omission made in connection with this Indenture or the Notes except in the case of its own gross negligence or willful misconduct. In furtherance, and not in limitation, of the Trustee’s rights and protections hereunder, and unless otherwise specifically provided in this Indenture, the Trustee shall (subject to the terms hereof) grant such consents, make such requests and determinations and take or refrain from taking such actions as are permitted (but not expressly required) to be granted, made or taken by the Trustee, as the Required Holders shall direct in writing (in each case, subject to clause (c)). No provision of this Indenture shall be construed to relieve the Trustee from liability for its gross negligence or willful misconduct; provided, however, that:

(i)            the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee,

(ii)           in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely as to (a) the truth of the statements and the correctness of the opinions expressed in and upon any statements, certificates or opinions furnished to the Trustee pursuant to this Indenture and conforming to the requirements of this Indenture, and as to (b) any standing orders of any certificate that has been provided to it and not replaced by a new certificate; and

(iii)          the Trustee shall not be liable for any error of judgment made in good faith by any of its Responsible Officers unless it shall be conclusively determined in a court of competent jurisdiction, in a final, non-appealable decision, that the Trustee was grossly negligent in ascertaining the pertinent facts, nor shall the Trustee be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the written direction of the Required Holders under, or believed by it to be authorized or permitted by, this Indenture, and shall not be liable for accepting, or acting upon, any decision made by the Holders in accordance herewith.

(c)           (i) The Trustee may conclusively rely upon, and shall be protected in acting or refraining from acting upon, and shall not be bound to make any investigation into the facts or matters stated in, any resolution, certificate, statement, instrument, instruction, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, guaranty or other paper or document (whether in original and/or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person(s). The Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(ii)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of the Required Holders unless the Required Holders shall have furnished to (or caused to be furnished to) the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities, including attorneys’ fees and expenses, that might be incurred by the Trustee therein or thereby. Subject to such provision for indemnification and Section 5.1(l), the Required Holders will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee.

(iii)          Nothing in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(iv)         As a condition to the taking of or omitting to take any action by it hereunder, the Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action reasonably taken or omitted by it hereunder in good faith and in reliance thereon.

(v)          For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer has Actual Knowledge thereof or unless written notice thereof is received by a Responsible Officer of the Trustee at its Corporate Trust Office, which references the Notes and this Indenture; provided, that the Trustee shall be deemed to have notice of the failure of the Issuer to deliver funds (as long as the Trustee is acting as Paying Agent) to the Trustee when scheduled to be delivered to the Trustee under this Indenture. The Trustee may withhold notice to the Holders of any Default except on payment or principal of, or interest, if any, on the Notes if and so long as a committee of the Trustee’s Responsible Officers in good faith determines that it is in the interest of the Holders to do so.

(vi)         Any request or direction of a Holder, the Issuer or any other Person to the Trustee shall be sufficiently evidenced by a written request or order signed in the name of such Person by an Authorized Officer of such Person. Any resolution adopted by any such Person in connection with such a request or direction shall be sufficiently evidenced by a copy of such resolution certified by the secretary, assistant secretary or similar officer in the United States or, outside the United States, the official or person who performs the functions that are normally performed by a secretary or assistant secretary in the United States (including, in the case of the Issuer, the Secretary General or similar officer) of such Person to have been duly adopted and to be in full force and effect.

(vii)        Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate.

(viii)       Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to this Article VII.

Section 8.2            Performance of Trustee’s Duties. (a) The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

(b)           The Trustee may, in the execution and exercise of all or any of the powers, authorities and discretions vested in it by this Indenture, act by Responsible Officer(s) of the Trustee (or duly-authorized officers of its Affiliates), and the Trustee may also execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, custodians or nominees and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agents, attorneys, accountants, custodians or nominees appointed with due care by the Trustee.

(c)           The Trustee, any Paying Agent, Security Registrar or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not the Trustee, Paying Agent, Security Registrar or such other agent.

(d)           The Trustee shall not be required to provide, on its own behalf, any surety, bond or other kind of security in connection with the execution of any of its trusts or powers under this Indenture or the performance of its duties hereunder.

(e)           The recitals contained herein, in the Notes or any offering materials, except for the Trustee’s certificate of authentication, shall not be taken as the statements of the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture, the Notes or any offering materials.

(f)            The Trustee shall not be accountable for the use or application by any Person of any funds deposited in or withdrawn from any account, or required to be so deposited or withdrawn, other than any funds held by or on behalf of the Trustee and over which the Trustee has exclusive dominion and control. Furthermore, the Trustee shall not be accountable for the use or application of any securities or other Property or the proceeds thereof that shall be used by the Issuer or any other Person (except itself) other than in accordance with this Indenture.

(g)           The Trustee shall (i) not be responsible for the payment of any interest with respect to amounts held by it and (ii) have no obligation to invest or reinvest any amounts held by it.

(h)           No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, or suffer anything to exist, in the performance of its duties or obligations under this Indenture, or to exercise any right or power hereunder, to the extent that taking or omitting to take such action, suffering such thing to exist, or exercising such right or power, would violate Applicable Law binding upon it. No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation, or which would render the Trustee liable to any Person in any such jurisdiction or the State of New York.

(i)            The rights, privileges, protections, immunities and benefits provided to the Trustee hereunder (including its right to be indemnified) are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Paying Agent, Security Agent, Security Registrar, and Transfer Agent and in its capacities under the Transaction Documents and the Security Documents and to each of its agents, custodians and other Persons duly employed by the Trustee hereunder or thereunder and to each other Authorized Agent appointed hereunder.

(j)            The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(k)            Notwithstanding any provision herein to the contrary, in no event shall the Trustee be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) accidents, (viii) labor dispute, (ix) disease, (x) epidemic or pandemic, (xi) quarantine, (xii) national emergency, (xiii) loss or malfunction of utility or computer software or hardware, (xiv) communications system failure, (xv) malware or ransomware, (xvi) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or (xvii) unavailability of securities clearing system; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l)            In no event shall the Trustee be responsible or liable for special, indirect, incidental, consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(m)           The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(n)           The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Security Documents or any other Transaction Document or any other documents or agreements entered into in connection with the transactions contemplated hereby or thereby, by the Issuer or any other party thereto or bound thereby or to perform or observe or cause the performance or observance of any thereof. The Trustee shall not be responsible for the calculation or other determination of any amounts referred to in or contemplated by this Indenture or any other Transaction Document or any other documents or agreements entered into in connection with the transactions contemplated hereby or thereby.

Section 8.3             Resignation and Removal; Appointment of Successor Trustee; Eligibility. (a) The Trustee may resign and be discharged of the trust created by this Indenture by giving at least 30 days’ written notice to the Issuer and the Holders, and such resignation shall take effect upon receipt by the Trustee of an instrument of acceptance of appointment executed by a successor trustee as provided in Section 8.4.

(b)           The Trustee may be removed as trustee at any time, with or without cause, upon 30 days prior written notice by the Required Holders delivered to the Trustee and the Issuer, and (unless such notice provides otherwise) such removal shall take effect upon receipt by the Trustee of an instrument of acceptance of appointment executed by a successor trustee as provided in Section 8.4.

(c)           If at any time any of the following occurs:

(i)            the Trustee ceases to be eligible to act as the Trustee in accordance with clause (d) and fails to resign after written request for such resignation by the Issuer or the Required Holders, or

(ii)           the Trustee becomes incapable of acting, or (in its individual capacity) shall be adjudged a bankrupt or insolvent or a receiver or liquidator of the Trustee (in its individual capacity) or of its Property shall be appointed, or any public officer takes charge or control of the Trustee (in its individual capacity) or of its Property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Issuer (so long as no Default or Event of Default with respect to any Notes exists) may remove the Trustee. If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer will promptly appoint a successor trustee meeting certain eligibility requirements in Section 8.3(d) by notifying the Trustee in writing. Within one year after the successor trustee takes office, Holders representing at least 50% of the aggregate principal amount of the Notes then Outstanding may appoint a successor trustee reasonably acceptable to the Issuer to replace the successor trustee appointed by the Issuer and the failure of the Holders to do so will constitute acceptance of the successor trustee appointed by the Issuer as Trustee.

(d)           If at any time the Trustee shall resign, be removed or become incapable of acting as trustee hereunder, or if at any time a vacancy shall occur in the office of the Trustee for any other cause, then the Issuer may appoint a qualified successor trustee. If no such successor trustee is appointed by the Issuer within 30 days after: (i) the Trustee’s delivery of notice of resignation, (ii) the Trustee’s receipt of notice of removal or (iii) the occurrence of such vacancy, then the Issuer, the Trustee, at the expense of the Issuer, or the Required Holders may request, at the expense of the Issuer, a court of competent jurisdiction to make such appointment.

(e)           Any Trustee, however appointed, shall (i) be a licensed bank or trust company having a corporate trust department (or a branch, Subsidiary or other Affiliate thereof) organized and doing business under the laws of the United States or any State thereof or a Western European country and authorized under such laws to exercise corporate trust powers in the United States, (ii) have a combined capital and surplus of at least $50,000,000 (or its equivalent in any other currency), and (iii) not be affiliated (as that term is defined in Rule 405 under the Securities Act) with the Issuer.

(f)            If at any time the Trustee ceases to be eligible to act as trustee in accordance with this paragraph, then the Trustee shall resign immediately as Trustee as specified in clause (a) or may be removed as specified in clause (c).

Section 8.4             Acceptance of Appointment by Successor Trustee. (a) Any successor Trustee appointed as provided in Section 8.3 shall execute, acknowledge and deliver to the Holders, the Issuer and to its predecessor Trustee an instrument accepting such appointment hereunder, and, subject to Section 8.3, upon the resignation or removal of the predecessor Trustee, such appointment shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; provided, however, that the Trustee ceasing to act shall, on request of the Issuer or the successor Trustee, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all Property and money held by such retiring Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 8.5. Upon written request of any such successor Trustee, the Holders and the Issuer shall execute any and all instruments in writing for fully and certainly vesting in and confirming to such successor Trustee all such rights and powers. In the event of a change of Trustee, an announcement regarding such a change shall be made by or on behalf of the Issuer through the SGX-ST.

(b)           No successor Trustee shall accept appointment as provided in this Section 8.4, unless at the time of such acceptance such successor Trustee shall be eligible to act as the Trustee under Section 8.3(d).

(c)           Upon acceptance of appointment by a successor trustee as provided in this Section 8.4, the successor trustee shall notify each Holder of such appointment by first-class mail (or overnight courier) at its last address as shall appear in the Register, and shall mail (or overnight courier) a copy of such notice to the Issuer. If the acceptance of appointment is substantially contemporaneous with the resignation of the previous Trustee, then the notice required by the preceding sentence may be combined with the notice required by Section 8.3.

Section 8.5             Trustee Fees and Expenses; Indemnity. (a) The Issuer covenants and agrees to pay to each of the Trustee and each Authorized Agent from time to time, and the Trustee shall be entitled to, compensation as agreed in writing between the Issuer and the Trustee and the Issuer and such Authorized Agent from time to time (which compensation shall not be limited by any provision of Applicable Law in regard to the compensation of a trustee of an express trust).

(b)           The Issuer covenants and agrees to pay or reimburse, or cause the payment or reimbursement of, the Trustee and each predecessor Trustee and each Authorized Agent, upon its request, for all duly documented expenses, disbursements and advances reasonably incurred or made by or on behalf of it in accordance with this Indenture (including the compensation of, reasonable documented expenses and disbursements of its counsel and of all agents and other Persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction, in a final, non-appealable decision.

(c)           The Issuer shall indemnify, defend and protect each of the Trustee (in its individual capacity under this Indenture and in any capacity under this Indenture) and any predecessor Trustee, each Authorized Agent and their officers, employees, directors and agents, and shall hold them harmless against, any and all loss, damage, claim, liability or expense (including Taxes (other than Taxes based upon, measured by or determined by the income of such Person) reasonable attorneys’ fees and expenses and court costs), arising out of or in connection with this Indenture or the Notes, and the transactions contemplated thereby, including the acceptance or administration of the trust hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Issuer, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers, rights or duties hereunder or thereunder, except to the extent that such loss, damage, claim, liability or expense is due to its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction, in a final, non-appealable decision.

(d)           In addition to and without prejudice to its other rights hereunder, when the Trustee incurs expenses or renders services in connection with any Event of Default, the expenses (including the compensation of, duly documented reasonable expenses of and disbursements by its counsel) and the compensation for its services are intended to constitute expenses of administration under any applicable U.S. federal or state or non-U.S. bankruptcy, insolvency or other similar law.

(e)           To secure the Issuer’s obligations under this Section 8.5, the Trustee shall have a lien on, and may withhold or set-off any amounts due and owing to it under this Section 8.5 from any money or Property held or collected by the Trustee in its capacity as Trustee, except for such money and Property which is held in trust to pay the principal of (and premium, if any), or interest, on particular Notes.

(f)            “Trustee” for purposes of this Section 8.5 shall include any predecessor Trustee; provided, however, that the gross negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

(g)           The provisions of this Section 8.5 shall survive the termination of this Indenture or payment of the Notes and the resignation or removal of the Trustee and/or any Authorized Agent.

Section 8.6             Documents Furnished to the Holders. (a) Promptly following its receipt thereof, the Trustee shall, at the cost of the Issuer, in the manner provided for in Section 11.6, furnish to each applicable Holder who so requests in writing in accordance with this paragraph a copy of any material certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal or other paper or document it receives from the Issuer pursuant to this Indenture or the Notes to be furnished to the Trustee. Upon the Trustee’s receipt from any Holder of a written request containing: (i) a certificate that such Person is a Holder (together with documentary evidence of same) and (ii) an address for delivery, the Trustee shall deliver to such Holder a copy of any such certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal or other paper or document promptly after its receipt thereof.

(b)           As promptly as practicable after, and in any event within 90 days after the receipt by the Trustee of notice of, or its Actual Knowledge of, any Event of Default with respect to any Note (or an event that would be a Default with respect to any Note with the expiration of any applicable grace period, giving of notice or both), the Trustee shall, subject to Section 8.1(c)(v), mail notice of such Event of Default to all Holders of Outstanding Notes as their names and addresses appear on the Register; provided, however, that the Trustee shall have the right to withhold such notice as provided in Section 8.1(c)(v).

Section 8.7            Merger, Conversion, Consolidation and Succession. Any Person or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any Person or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including this transaction), shall be the successor of the Trustee hereunder (provided that such corporation or other entity shall be otherwise qualified and eligible hereunder) without the execution or filing of any paper or any further action on the part of any of the parties hereto. If any Notes shall have been authenticated but not delivered by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 8.8             Money Held in Trust. Money held by the Trustee hereunder shall be held by it in trust for the Holders but need not be segregated from other funds, except as provided in Sections 6.1 and 6.4. The Trustee shall not have any personal liability for interest upon or investment of any such monies unless agreed to in writing.

Section 8.9            No Action Except under Specified Documents or Instructions. The Trustee shall not manage, control, use, sell, dispose of or otherwise deal with any part of the Issuer’s Property (excluding any Notes) except (a) in accordance with the powers granted to and the authority conferred upon the Trustee pursuant to this Indenture and the Notes and (b) in accordance with any document or instruction delivered to the Trustee pursuant hereto.

Section 8.10           Not Acting in its Individual Capacity. Except as provided in this Article VIII, in accepting the trusts hereby created, the entity acting as Trustee acts solely as Trustee hereunder and not in its individual capacity and, except as provided in this Article VIII, all Persons having any claim against the Trustee by reason of the transactions contemplated by this Indenture or any Note shall look only to the Issuer for payment or satisfaction thereof.

Section 8.11          Maintenance of Agencies. (a) The Issuer shall at all times maintain an office or agency where Notes may be presented or surrendered for registration of transfer or for exchange and for payment thereof and where notices and demands to or upon the Trustee in respect of the Notes and/or this Indenture may be served. Such offices or agencies shall be initially at the Corporate Trust Office. Written notice of any change of location thereof shall be given by the Trustee to the Issuer and the Holders. In the event that no such notice of location or of change of location shall be given, presentations and demands may be made and notices may be served at the Corporate Trust Office.

(b)           The Issuer hereby initially appoints U.S. Bank Trust Company, National Association, at its Corporate Trust Office, as the Trustee hereunder and U.S. Bank Trust Company, National Association hereby accepts such appointment. The Trustee will have the powers and authority granted to and conferred upon it in the Notes and hereby and such further powers and authority to act on behalf of the Issuer as may be mutually agreed upon by the Issuer and the Trustee, and the Trustee will keep a copy of this Indenture available for inspection during normal business hours at its Corporate Trust Office.

(c)           The Issuer hereby initially appoints DTC to act as depository with respect to the Global Notes.

(d)           In the event that a global certificate is exchanged for definitive certificates, for so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Issuer shall appoint and maintain a paying agent in Singapore, where the Notes may be presented or surrendered for payment or redemption. In addition, in the event that a global certificate is exchanged for definitive certificates, an announcement of such exchange shall be made by or on behalf of the Issuer through the SGX-ST and such announcement will include all material information with respect to the delivery of the definitive certificates, including details of the paying agent in Singapore.

(e)           The Issuer hereby initially appoints the Trustee as Security Registrar and Paying Agent for the Notes.

(f)            Any Person or other entity into which any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3) may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any Authorized Agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of any Authorized Agent, shall be the successor of such Authorized Agent hereunder, if such successor corporation is otherwise eligible under this Section 8.11, without the execution or filing of any document or any further act on the part of the parties hereto or such Authorized Agent or such successor corporation or other entity.

(g)           Any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3) may at any time resign by giving 30 days’ written notice of resignation to the Trustee and the Issuer. The Issuer may, and at the request of the Required Holders shall, at any time terminate the agency of any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3) by giving written notice of termination to such Authorized Agent and to the Trustee. Upon the resignation or termination of an Authorized Agent or in case at any time any such Authorized Agent shall cease to be eligible under this Section 8.11 (when, in either case, no other Authorized Agent performing the functions of such Authorized Agent shall have been appointed by the Issuer), the Issuer shall promptly appoint one or more qualified successor Authorized Agents to perform the functions of the Authorized Agent that has resigned or whose agency has been terminated or who shall have ceased to be eligible under this Section 8.11. The Issuer shall give written notice of any such appointment made by it to the Trustee; and in each case the Trustee shall mail notice of such appointment to all applicable Holders as their names and addresses appear on the Register.

Section 8.12           Withholding Taxes; Information Reporting. (a) The Trustee shall comply with all backup withholding tax and information reporting requirements that it is required to comply with under United States and Canada law and any other Applicable Law (including the Code and the Treasury regulations issued thereunder) in respect of any payment on, or in respect of, the Notes. The Trustee agrees to file any other information reports as it may be required to file by the United States with respect to such withholding. In order to comply with certification, identification, information, documentation or other reporting requirements, the Holders shall be required to provide the Trustee with all reasonably requested forms (including Internal Revenue Service Forms W-8BEN, W-8IMY, W-8ECI, W-8EXP, W-9 and other applicable forms).

(b)           Each Holder and each Person on whose behalf the Holder is acting understands that the Issuer or an intermediary (or an agent of the Issuer) may require certification or other information acceptable to it (i) to permit the Issuer to make payments to it without, or at a reduced rate of, withholding, (ii) to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets and (iii) to permit the Issuer to satisfy any reporting obligations. Each purchaser, beneficial owner and subsequent transferee agrees to provide any such certification or other information that is reasonably requested by the Issuer or an intermediary (or an agent of the Issuer).

(c)           Upon written request, the Trustee shall provide to the Issuer (or any agent thereof) any information specified by such parties regarding the Holders and payments on the Notes that is reasonably available to the Trustee and which may be necessary for compliance with FATCA, CRS or any other relevant laws and regulations, subject in all cases to confidentiality provisions. The Trustee shall not have any liability for providing such information.

Section 8.13           Co-Trustees and Separate Trustees. (a) Notwithstanding any other provisions of this Indenture, at any time for the purpose of meeting any legal requirement of any jurisdiction, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, subject to the other provisions of this Section 8.13, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable; provided, however, that, prior to an Event of Default, no co-trustee, co-trustees, separate trustee or separate trustees shall be appointed without the prior written consent of the Issuer, which consent shall not to be unreasonably withheld. Each co-trustee or separate trustee hereunder shall be required to have a combined capital and surplus (computed in accordance with Section 310(a)(2) of the Trust Indenture Act) of at least $50,000,000 and the Trustee shall, at the expense of the Issuer, provide prompt notice to holders of the appointment of any co-trustee or separate trustee.

(b)           Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)            all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of the Collateral or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii)           neither the Trustee nor any co-trustee or separate trustee hereunder shall be personally liable by reason of any act or omission of any other trustee, co-trustee or separate trustee hereunder; and

(iii)          the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c)            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the right to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

Article IX
AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1             Without Consent of the Holders. (a) The Issuer, the Note Guarantors and the Trustee and Security Agent (as applicable) may from time to time and at any time without the consent of the Holders modify, amend or supplement this Indenture or the Security Documents or enter into a written Indenture Supplement for one or more of the following purposes:

(i)            to evidence the succession by another Person to the Issuer and the assumption by any such successor of the covenants in this Indenture and in the Notes of such series as permitted hereunder in accordance with Section 4.3;

(ii)           to add to the Issuer’s covenants and those of any other obligor of the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any other obligor of the Notes, as applicable, in this Indenture or in the Notes for the benefit of the Holders of the Notes;

(iii)          to cure any ambiguity, or to correct or supplement any provision in this Indenture, the Notes or the Security Documents that may be defective or inconsistent with any other provision in this Indenture, the Security Documents or the Transaction Documents;

(iv)         to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under this Indenture, the Notes or the Security Documents of any Holder;

(v)          to (1) evidence and provide the acceptance of the appointment of a successor trustee or security agent under this Indenture and pursuant to the terms hereof, and (2) provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement that is not prohibited by this Indenture;

(vi)         to comply with the rules of DTC or with any requirement of the SEC or any Canadian securities regulator with respect to the Notes or this Indenture;

(vii)        to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Issuer’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise;

(viii)       to provide for the issuance of Additional Notes in accordance with and if permitted by the terms and limitations set forth in this Indenture;

(ix)          to add a co-issuer of the Notes, to add any additional Note Guarantors (whether required by this Indenture or otherwise) or to evidence the release of any Note Guarantor from its obligations under its Note Guarantee to the extent that such release is not prohibited by this Indenture;

(x)           to secure the Notes or the Note Guarantees or to add additional assets as Collateral;

(xi)          to release Collateral from the Lien pursuant to this Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by this Indenture, the Security Documents or the Intercreditor Agreement; and

(xii)         to enter into any Intercreditor Agreement or to enter into any joinder or supplement to any Intercreditor Agreement or any Security Documents in accordance with the Intercreditor Agreement.

(b)           In addition, the Issuer, the Trustee and the Security Agent may amend the Intercreditor Agreement and the Security Documents to provide for the addition or replacement of any creditors to such agreements to the extent a pari passu lien for the benefit of such creditor is permitted by the terms of this Indenture and may enter into one or more intercreditor agreements with any creditors for whom a junior lien on the Collateral is to be granted (each, a “Junior Intercreditor Agreement”); provided that the Issuer delivers an Officers’ Certificate to the Trustee and Security Agent certifying that the terms thereof are customary and then market and an Officers’ Certificate and an Opinion of Counsel that the entry into such Junior Intercreditor Agreement is authorized or permitted by this Indenture.

(c)           The Trustee is hereby authorized but shall not be obligated to join in the execution of any such amendment or supplement or Indenture Supplement, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any Property thereunder.

Section 9.2            With Consent of the Holders. (a) Subject to Sections 9.6 and 9.7, and only with the written consent of the Required Holders, the Issuer, the Note Guarantors and the Trustee and the Security Agent (as applicable) may, from time to time and at any time, amend or supplement this Indenture or the Security Documents or enter into a written Indenture Supplement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or any Note or of modifying in any manner the rights of the Holders in respect thereof.

(b)           Notwithstanding anything to the contrary in Section 9.2, no amendment or waiver to this Indenture or the Notes shall, without the consent of every Holder adversely affected directly thereby:

(1)           reduce in any manner the amount of or alter the priority of, any payments that are required to be made herein on any Note or reduce any premium and Additional Amounts in respect of any Note, or change any date of payment on any Note, or change the place of payment where, or the coin or currency in which, any Note is payable, or impair any Holder’s right to institute suit for the enforcement of any payment on or after the due dates therefor;

(2)           reduce the percentage of the Outstanding Notes the consent of which is required for any such amendment, or reduce such percentage required for any waiver or instruction provided for in this Indenture;

(3)           release any Note Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(4)           make any change or modify the ranking of the Notes in a manner that would adversely affect the Holders;

(5)           reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may or shall be redeemed or repurchased in accordance with this Indenture; or

(6)           modify or amend in any manner adverse to the Holders the terms and conditions of the obligation of the Issuer for the due and punctual payment of the principal of or interest on the Notes.

(c)           Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral, in each case, with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Notes or (B) change or alter the priority of the Liens securing the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of the Indenture or the Security Documents.

(d)           Upon the written request of the Issuer, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid and subject to Section 9.4, the Trustee shall join with the Issuer in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

Section 9.3            Effect of Indenture Supplements. (a) Upon the effectiveness of any amendment, supplement or waiver in accordance with this Article IX, this Indenture, previous Indenture Supplements and the Note(s) affected thereby shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Trustee, the Holders affected thereby and the Issuer shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications, amendments and waivers.

(b)           After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in clause (b) of Section 9.2. In case of an amendment or waiver of the type described in clause (b) of Section 9.2, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder that evidences the same indebtedness as the Note(s) of the consenting Holder.

Section 9.4             Documents to Be Given to the Trustee. Before the execution thereof, the Trustee shall receive, in addition to the documents required by Section 11.11, one or more Officers’ Certificates of the Issuer and one or more Opinion(s) of Counsel each stating and as conclusive evidence that any amendment, supplement or waiver is authorized or permitted by the applicable provisions of this Indenture.

Section 9.5             Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver such Note to the Trustee. At the Issuer’s expense the Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Any failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.6            Meetings of Holders. (a) The Trustee or the Issuer shall, upon the request of Holders holding not less than 10% in aggregate principal amount of the Outstanding Notes, or the Issuer or the Trustee may, at its respective discretion, call a meeting of Holders at any time and from time to time to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be made, given or taken by such Holders to be held at such time and at such place as the Trustee or the Issuer shall reasonably determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, at the expense of the Issuer, by the Issuer or the Trustee to each applicable Holder not less than 10 nor more than 60 days before the date fixed for the meeting. In case at any time the Issuer or Holders holding at least 10% of the Outstanding Notes shall have requested the Trustee to call a meeting of the Holders for any purpose, by written request setting forth in reasonable detail the action proposed to be taken at such meeting, the Trustee shall call such a meeting for such purposes by giving notice thereof.

(b)           To be entitled to vote at any meeting of Holders, a Person shall be a Holder or a Person duly appointed by an instrument in writing as proxy for a Holder. The quorum at any meeting of Holders called to adopt a resolution shall be Holders holding not less than 50% in aggregate principal amount of the Outstanding Notes. Any instrument given by or on behalf of any Holder in connection with any consent to any modification, amendment or waiver shall be irrevocable once given and shall be conclusive and binding on all subsequent holders of such Note. Any action taken at a duly called and held meeting of any Holders shall be conclusive and binding on all Holders, whether or not they gave consent or were present at the meeting. The Trustee may make such reasonable and customary regulations as it shall deem advisable for any meeting of Holders with respect to proof of the appointment of proxies, the record date for determining the registered Holders entitled to vote (which date shall be specified in the notice of meeting), the adjournment and chairmanship of such meeting, the appointment and duties of inspectors of such meeting, the conduct of votes, the submission and examination of proxies, certificates and other evidence of the right to vote and such other matters concerning the conduct of the meeting as it shall deem appropriate. A record of the proceedings of each meeting of Holders shall be prepared by the party calling the meeting and a copy thereof shall be delivered to the Issuer and the Trustee.

Section 9.7             Voting by the Issuer and Any Affiliates Thereof. Notwithstanding anything herein to the contrary, should any Notes (or beneficial interests therein) be owned by the Issuer or any Affiliate thereof, any vote to be taken by Holders (including any vote resulting from the occurrence of an Event of Default) shall exclude from such voting the vote relating to (and principal amount of) the Notes (or beneficial interests therein) of any such Person, all as set forth in the definition of “Outstanding” in Section 1.1 of this Indenture.

Article X
COLLATERAL AND SECURITY

Section 10.1          Security Agent.

(a)           The Security Agent is hereby appointed for the benefit of the Holders of the Notes and is hereby authorized to enter into the Security Documents and to take such actions on their behalf under the provisions of the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Security Agent by the terms of this Indenture and the Security Documents, together with such powers as are reasonably incidental thereto. Each Holder, by its acceptance of a Note, is deemed to have consented and agreed to the terms of each Security Document, as originally in effect and as amended, restated, replaced, supplemented or modified from time to time in accordance with its terms and the terms of this Indenture.

(b)           Subject to the terms of this Indenture, the Quota Pledge Agreements, and the Intercreditor Agreements, the Security Agent (directly or through its subagents) shall hold and be entitled to enforce on behalf of the Holders of Notes, all Liens on the Collateral.

(c)           All of the rights, protections, benefits, privileges, indemnities and immunities granted to the Trustee hereunder shall inure to the benefit of the Security Agent (including each subagent duly appointed by it).

(d)           The Security Agent shall be authorized to appoint subagents as necessary in its sole discretion and any such appointment shall be reflected in documentation (which the Security Agent is hereby authorized to enter into). Except as otherwise explicitly provided herein or in the Security Documents, no Security Agent nor any of its respective officers, directors, employees or agents or other related persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. Each Security Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Security Agent nor any of its respective officers, directors, employees or agents shall be responsible for any act or failure to act, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision.

(e)           Without limiting the foregoing, in relation to Swiss law-governed Security Documents, including the Initial Quota Pledge Agreements and any Additional Quota Pledge Agreements governed by Swiss law (collectively, the “Swiss Security Documents”), each present and future Holder, by its acceptance of a Note, is deemed to have consented and agreed that:

(i)            the Security Agent holds: (1) any security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) security, and (2) any proceeds and other benefits of such security, as fiduciary (treuhänderisch) in its own name but for the account of all relevant Holders which have the benefit of such security in accordance with this Indenture and the respective Swiss Security Document; and each present and future Holder hereby agrees that the Security Agent enters into any such Swiss Security Document as fiduciary (treuhänderisch) in its own name for the benefit of the Holders; and

(ii)           it authorizes the Security Agent: (1) to (A) accept and execute as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document for the benefit of such Holder and (B) hold, administer and, if necessary, enforce any such security as direct representative, (direkter Stellvertreter) on behalf of each relevant Holder which has the benefit of such security; (2) to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Security Document which creates or evidences or expressed to create or evidence a pledge or any other Swiss law accessory (akzessorische) security; (3) to effect as its direct representative (direkter Stellvertreter) any release of a security created or evidenced or expressed to be created or evidenced under a Swiss Security Document in accordance with this Indenture and the respective Swiss Security Document; and (4) to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Security Agent under this Indenture and under the relevant Swiss Security Document.

Section 10.2           Security Documents; Security.

(a)            In order to secure the due and punctual payment of all Obligations under the Notes and this Indenture, the Intermediate Parent Guarantor shall use its good faith best efforts to enter into the following security agreements within 90 days of the date of this Indenture (as amended, amended and restated, supplemented or modified from time to time, the “Initial Quota Pledge Agreements”):

(i)            a first-ranking pledge in respect of all of the quotas and other equity securities of any kind of Gran Tierra Operations Colombia GmbH, a limited liability company organized under the laws of Switzerland, now or at any time in the future beneficially owned by the Intermediate Parent Guarantor or in which the Intermediate Parent Guarantor has any interest and all rights, benefits and advantages now or at any time in the future deriving from or incidental to any of the quotas and other equity securities of any kind; and

(ii)           a first-ranking pledge in respect of all of the quotas and other equity securities of any kind of Gran Tierra Energy Colombia GmbH, a limited liability company organized under the laws of Switzerland, now or at any time in the future beneficially owned by the Intermediate Parent Guarantor or in which the Intermediate Parent Guarantor has any interest and all rights, benefits and advantages now or at any time in the future deriving from or incidental to any of the quotas and equity securities of any kind.

(b)           After the Closing Date, the Intermediate Parent Guarantor shall, from time to time, grant in favor of the Security Agent a first-ranking perfected security interest in the Collateral (subject to Permitted Collateral Liens) as required pursuant to Section 4.1(o).

(c)           If any Collateral required to be pledged under this Indenture is required to be pledged pursuant to Section 4.1(o), then the Issuer shall notify the Security Agent in writing and, in each case at the sole cost and expense of the Issuer and as soon as reasonably practicable, execute and deliver to the Security Agent the Additional Quota Pledge Agreements and any additional Security Documents or supplements to existing Security Documents, and other documentation (in form and scope, and covering such Collateral on such terms, in each case consistent with the Initial Quota Pledge Agreements and the other Security Documents and as further described in Section 4.1(o)), and take such additional actions (including any of the actions described in Section 4.1(o)) as are reasonably necessary to create and fully perfect (except to the extent perfection is not required thereunder) in favor of the Security Agent under the Security Documents a valid and enforceable first-ranking security interest in such Collateral, which shall be free of any other Liens except for Permitted Collateral Liens. Any security interest provided pursuant to this clause (c) shall be accompanied by such Opinions of Counsel as to the validity and perfection of the Liens on such property in form and substance reasonably acceptable to the Security Agent.

(d)           If the Issuer or any Note Guarantor (i) Incurs any Pari Passu Indebtedness that is permitted under this Indenture at any time when no applicable intercreditor agreement is in effect or at any time when Pari Passu Indebtedness entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Trustee and the Security Agent an Officers’ Certificate so stating and requesting the Trustee and Security Agent, if applicable, to enter into an Intercreditor Agreement in favor of a designated agent or representative for the holders of the Pari Passu Indebtedness so incurred, and which Officers’ Certificate certifies that such Intercreditor Agreement complies with this Indenture and the other Security Documents, together with an Opinion of Counsel, the Security Agent and Trustee, if applicable, shall (and are hereby authorized and directed to) enter into such Intercreditor Agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and Security Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

Section 10.3           Release of Collateral.

(a)            Any Liens on the Collateral pursuant to the Quota Pledge Agreements shall automatically and without the need for any further action by the Holders, or any other Person (unless otherwise provided for in the applicable Quota Pledge Agreement) be released:

(i)            with respect to any Collateral, upon the sale or other disposition (including by way of consolidation, amalgamation or merger) by the Issuer of the shares or membership interests, as the case may be, constituting such Collateral (other than to Issuer or a Restricted Subsidiary) otherwise permitted by the Indenture;

(ii)           in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on, the Notes;

(iii)          in whole, if the Capital Stock of the Pledged Subsidiary had been required to be pledged pursuant to Section 4.1(o) of this Indenture and the circumstances requiring such pledge have ceased;

(iv)         defeasance or discharge of the Indenture pursuant to Section 6.1 and Section 6.4 hereof;

(v)          upon designation of such Pledged Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture; or

(vi)         as described in Article IX hereof.

(b)           If any Pledged Subsidiary or Parent Pledgor enters into any Reincorporation Transaction (whether by assignment, transfer, conveyance, amalgamation, merger or otherwise), or otherwise effects a transaction with the Issuer or another Restricted Subsidiary permitted under the covenant described under Section 4.3, the Trustee and the Security Agent, as the case may be, shall at Issuer’s expense execute, acknowledge and deliver such documents and instruments (including the filing of financing statements or amendments or continuations thereto) and take such other actions which may be necessary to assure, perfect, transfer and confirm the rights conveyed by the Quota Pledge Agreements, to the extent permitted by Applicable Law, in order to effectuate such redomiciliation or change of jurisdiction or such transaction. Upon the consummation of any transaction effected in accordance with these provisions, if the issuer of the Collateral is not the continuing Person, such issuer will be released from its obligations under the Indenture, the Notes and the Quota Pledge Agreements.

(c)           Upon delivery to the Security Agent of an Officers’ Certificate requesting execution of an instrument confirming the release of the Liens pursuant to clause (a) accompanied by:

(i)            an Opinion of Counsel confirming such release is permitted by clause (a);

(ii)           all instruments requested by the Issuer to effectuate or confirm such release; and

(iii)          such other certificates and documents as the Security Agent may reasonably request to confirm the matters set forth in clause (a),

the Security Agent is hereby authorized to, and shall, if such instruments and confirmation are reasonably satisfactory to the Security Agent, promptly execute and deliver such instruments.

(d)           All instruments effectuating or confirming any release of any Liens will have the effect solely of releasing such Liens as to the Collateral described therein, on customary terms and without any recourse, representation, warranty or liability whatsoever.

(e)           The Issuer will bear and pay all costs and expenses associated with any release of Liens pursuant to this Section 10.3, including all reasonable fees and disbursements of any attorneys or representatives acting for the Trustee or for the Security Agent.

(f)            Any release of Collateral in accordance with the provisions of this Indenture and the Security Documents will not be deemed to impair the security under this Indenture, and any officer, engineer or appraiser may rely on this clause (f) in delivering a certificate requesting release so long as all other provisions of this Indenture have been complied with.

Section 10.4           Release Documentation. Upon compliance with the conditions to release of all or any portion of the Collateral set forth in Section 10.3, the Security Agent and the Trustee shall forthwith take all necessary action (at the request of and the expense of the Issuer) to release and re-convey to the applicable Note Guarantor the applicable portion of the Collateral that is authorized to be released pursuant to Section 10.3, and shall deliver such Collateral in its possession to the applicable Note Guarantor, including without limitation, executing and delivering releases and satisfactions where required.

Section 10.5           Swiss Limitations. For the avoidance of doubt, the limitations of the liability of a Swiss Guarantor under the Security Documents as set out in Section 7.9 shall also apply to such Swiss Guarantor’s obligations under the Quota Pledge Agreements.

Section 10.6           Authorization of Actions to be Taken. Subject to the applicable Security Documents, Article VIII of this Indenture, and Section 10.1(c) and Section 10.5 of this Indenture, unless prohibited by Applicable Law, on the occurrence of an Event of Default that is continuing, the Security Agent (and any duly appointed subagent) is authorized to (i) take possession of (and vote in relation to) the Pledged Stock by transfer of title or notification; (ii) sell or otherwise dispose of the Pledged Stock to any third party; (iii) effect any contractual or their rights of set-off; (iv) appoint a receiver with a power of sale; and (v) otherwise take any action to protect or enforce the Liens on the Collateral or any of the rights of the Security Agent under or in connection with the Quota Pledge Agreements.

Section 10.7           Determinations relating to, and maintenance of, Collateral.

(a)            Except for any consent, approval or action by the Security Agent in the ordinary course of the performance of its duties under this Indenture or the Security Documents, in the event that: (i) Security Agent shall receive any written request from the Issuer, a Restricted Subsidiary or the Trustee under any Security Document for consent or approval with respect to any matter or thing relating to the Collateral under the Security Documents to which the Security Agent is a party or the Issuer’s or such Restricted Subsidiary’s obligations with respect thereto, (ii) there shall be due to or from the Trustee or the Security Agent under the provisions of any Security Document any material performance or the delivery of any material instrument or (iii) the Security Agent, the Trustee or any Holder shall become aware of, or have a reasonable basis to suspect, any nonperformance by the Issuer or a Restricted Subsidiary of any covenant or any breach of any representation or warranty of the Issuer or such Restricted Subsidiary set forth in any Security Document to which the Security Agent is party, then, in each such event, the Security Agent shall be entitled to hire experts, consultants, agents and attorneys to advise the Security Agent on the manner in which it should respond to such request or render any requested performance or respond to such nonperformance or breach.

(b)           The Intermediate Parent Guarantor and the Note Guarantors shall take all actions necessary or advisable, or as may be reasonably requested by the Security Agent, the Trustee, the Issuer or the Required Holders, to create, maintain and perfect the first-priority security interests in the Collateral (including any Collateral acquired after the Closing Date), in each case as contemplated by this Indenture, any Intercreditor Agreement or the other Security Documents.

(c)           Neither the Security Agent nor the Trustee shall be responsible for, or make any representation as to, the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Liens securing the Notes.

(d)           The Issuer and each Restricted Subsidiary shall not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Security Documents and any Intercreditor Agreement.

(e)           For the avoidance of doubt, nothing herein shall require the Security Agent or the Trustee to file financing statements or continuation statements, or be responsible for maintaining or monitoring the security interests purported to be created as required by this Indenture or any Security Document (except for the safe custody of any Collateral in their possession and the accounting for moneys actually received by them hereunder or under any Security Document) and such responsibility shall be solely that of the Issuer and the Note Guarantors.

Section 10.8          Occurrence of Events of Default. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law and subject to Section 10.5 and the provisions of the Security Documents:

(a)            all of the rights of the Issuer or a Restricted Subsidiary to exercise voting or other consensual rights with respect to the Pledged Stock shall cease, and all such rights shall become vested in the Security Agent which, to the extent permitted by Applicable Law, shall have the sole right to exercise such voting and other consensual rights acting at the direction of the Required Holders;

(b)           all rights of the Issuer or a Restricted Subsidiary to receive cash dividends, interest and other payments made upon or with respect to the Pledged Stock will cease and, upon notice from the Security Agent (acting at the direction of the Required Holders) to the Issuer or a Restricted Subsidiary, such cash dividends, interest and other payments will be paid to the Security Agent for the benefit of the Holders of the Notes (subject to the terms of the Intercreditor Agreement, if any); and

(c)            at the direction of the Required Holders, the Security Agent may sell the Collateral under the Security Documents to which it is party or any part thereof in accordance with the Intercreditor Agreement, if any, Applicable Law and the Quota Pledge Agreements.

Section 10.9           Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the Required Holders may direct the Trustee to direct the Security Agent to foreclose upon and sell the applicable Collateral and to distribute the net proceeds of such sale to the Trustee and the Holders of the Notes, subject to Applicable Law and subject to the right of the Security Agent to require and/or receive indemnity, security and/or prefunding to its satisfaction as a condition to complying with such direction. Following an Event of Default, enforcement of the security interests in the Collateral will be made in accordance with Applicable Law and, to the extent permitted by Applicable Law, in accordance with the provisions of this Indenture and the Security Documents. If applicable, the Security Agent will distribute or procure the distribution of all cash proceeds of the Collateral in accordance with the terms of the Intercreditor Agreement, if any, in such amount as is sufficient to discharge the outstanding Obligations under the Notes and this Indenture (after payment of the costs of the Security Agent of enforcement and administration) received by it under the Security Documents to the Trustee, for the ratable benefit of the Holders of the Notes and holders of other Obligations secured by Permitted Collateral Liens.

Section 10.10         Replacement of Security Agent.

(a)            (i)           The Security Agent may resign at any time by written notice to the Issuer.

(ii)            The Required Holders may remove the Security Agent without cause by written notice to the Trustee; provided that they concurrently appoint a successor to such removed Security Agent in accordance with Section 10.10(b).

(iii)          The Issuer may remove the Security Agent if: (A) the Security Agent is adjudged bankrupt or insolvent; (B) a receiver or other public officer takes charge of the Security Agent or the property of the Security Agent; or (C) the Security Agent becomes incapable of acting.

A resignation or removal of the Security Agent and appointment of a successor Security Agent will become effective only upon such successor Security Agent’s acceptance of appointment as provided in this Section 10.10.

(b)           If the Security Agent has been removed by the Required Holders, the Required Holders may appoint a successor Security Agent with the consent of the Issuer. Otherwise, if the Security Agent resigns or is removed, the Issuer will promptly appoint a successor Security Agent. If the successor Security Agent does not deliver its written acceptance within 30 days after the retiring Security Agent resigns or is removed, such retiring Security Agent, the Issuer or the Required Holders may petition any court of competent jurisdiction for the appointment of a successor Security Agent.

(c)           Upon delivery by a successor Security Agent of a written acceptance of its appointment to the retiring Security Agent and to the Issuer, (i) such retiring Security Agent will transfer all property held by it as Security Agent to the successor Security Agent, (ii) the resignation or removal of such retiring Security Agent will become effective, and (iii) the successor Security Agent will have all the rights, powers and duties of the Security Agent under this Indenture. Upon request of a successor Security Agent, the Issuer will execute any and all instruments for fully and vesting in and confirming to the successor Security Agent all such rights, powers and trusts, and all agreements, instruments or other documents, including any amendments, modifications or supplements to the existing Security Documents.

(d)            A retiring Security Agent will promptly deliver any share certificates, endorsements or other instruments of transfer and any other document or records relating to the Collateral under the Security Documents in the actual possession of such Security Agent to the successor Collateral Security Agent.

(e)           The Issuer will give notice of any resignation and any removal of the Security Agent and each appointment of a successor Security Agent to all Holders, and include in the notice the name and address of the successor Security Agent.

Article XI
MISCELLANEOUS

Section 11.1           Payments; Currency Indemnity. (a) Except to the extent otherwise stated herein, each payment to be made hereunder or on any Note shall be made on the required payment date in Dollars and in immediately available funds at the office of the Trustee specified in Section 11.6 or to such other office or account as may be specified by any party in a notice to the applicable sender of such payment.

(b)            Except to the extent otherwise stated, Dollars are the sole currency of payment for all sums payable by the Issuer or the Note Guarantor under or in connection with this Indenture or any Note, including with respect to indemnities. Any amount received or recovered in a currency other than Dollars (whether as a result of, or of the enforcement of, a judgment, decree or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) in respect of any sum expressed to be due on the Notes and under this Indenture shall only constitute a discharge of such obligation to the extent of the amount of Dollars that the payee of such amounts due is able to purchase in accordance with normal banking or other normal currency exchange procedures with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If such amount of Dollars is more than the amount expressed to be due on the Notes or under this Indenture, if applicable, then the payee shall reimburse such excess to the Issuer or Note Guarantor. If such amount of Dollars is less than the amount expressed to be due on the Notes or under this Indenture, if applicable, then the Issuer or Note Guarantor shall indemnify the payee of such amounts against any loss sustained by it as a result. In any event, the Issuer or Note Guarantor shall indemnify the payee of such amounts against the cost of making any such purchase. For the purposes of this Section 11.1(b), in the event the payee finds it impracticable to make a purchase on the date it receives the payment in a currency other than in Dollars, it will be sufficient for the payee of such amounts to certify in a reasonable manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of Dollars been made with the amount so received in such other currency on the date of receipt or recovery. These indemnities constitute a separate and independent obligation from the other obligations hereunder, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such payee and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any amount due hereunder or under any Note.

Section 11.2           [Reserved].

Section 11.3          Governing Law. THIS INDENTURE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 11.4          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Person, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by Applicable Law.

Section 11.5          Severability. Any provision of this Indenture or any Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.6         Notices. (a) All notices, instructions, directions, requests and demands delivered in connection herewith shall be in English and shall be in writing (including by fax) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received (including by courier), addressed as follows in the case of the Trustee and the Issuer:

(i)	If to the Trustee:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
13737 Noel Road, Suite 800
Dallas, TX 75240
Fax:                     972-581-1670
Attention:          Global Banking Services—Administrator for Gran Tierra Energy Inc.

(ii)	If to the Issuer:

GRAN TIERRA ENERGY INC.
900, 500-3 Avenue S.W.
Calgary, Alberta
Canada
Fax:                     403-265-3234
Email:                 treasury@grantierra.com
Attention:          Treasurer and Chief Financial Officer

(b)           The Issuer and the Trustee, by notice, may designate additional or different addresses for subsequent notices or communications.

(c)           Any notice or communication to a Holder shall be deemed to have been duly given upon the mailing of such notice by first class mail to such Holder at its registered address as recorded in the Register, or, in the case of Global Notes, delivery in accordance with the Applicable Procedures, not later than the latest date, and not earlier than the earliest date, prescribed in the Indenture for the giving of such notice. Any requirement of notice hereunder may be waived by the Person entitled to such notice before or after such notice is required to be given, and such waivers shall be filed with the Trustee.

(d)           Any notice or other communication to the Trustee shall be deemed delivered upon actual receipt by a Responsible Officer.

(e)            If the Issuer gives a notice or communication to any Holder, it shall give a copy to the Trustee in advance of sending the notice to the Holder.

(f)            The Trustee shall promptly furnish the Issuer with a copy of any demand, notice or written communication received by the Trustee hereunder from any Holder.

(g)           The Trustee shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Issuer. The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Issuer; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Issuer as a result of such reliance upon or compliance with such instructions or directions. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 11.7           Counterparts. (a) This Indenture may be executed on any number of separate counterparts (including by fax or electronic delivery), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(b)           The exchange of copies of this Indenture and of signature pages by facsimile, electronic or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(c)           All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative)), in English.

(d)           The Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

(e)           The Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods).

(f)            Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) (“Electronic Signatures”) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of Electronic Signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice (and subject to the foregoing) and the risk of interception or misuse by third parties.

(g)           Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee, in lieu of, or in addition to, any such electronic Notice.

Section 11.8           Entire Agreement. This Indenture, including the documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and there are no promises, undertakings, representations or warranties by the parties hereto relative to the subject matter hereof not expressly specified or referred to herein.

Section 11.9          Waiver of Jury Trial. THE PARTIES HERETO (AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE OR THE NOTES AND FOR ANY COUNTERCLAIM RELATING THERETO. EACH PARTY (AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE) ACKNOWLEDGES THAT THE OTHER PARTIES HERETO ARE ENTERING INTO THIS INDENTURE IN RELIANCE UPON SUCH WAIVER.

Section 11.10         Submission to Jurisdiction; Waivers; Prescription. (a) Each party to this Indenture or the Notes hereby irrevocably and unconditionally submits to the jurisdiction of (i) the United States District Court for the Southern District of New York or of any New York State court (in either case sitting in Manhattan, New York City) and (ii) the courts of its own corporate domicile, in each case with all applicable courts of appeal therefrom, with respect to actions brought against it as a defendant, for purposes of all legal proceedings arising out of or relating to this Indenture or the Notes or the transactions contemplated hereby or thereby; provided that nothing herein shall be deemed to limit the ability of any party to this Indenture or the Notes to bring suit in any other permissible jurisdiction. The Issuer and each of the Note Guarantors hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and any objection based on place of residence or domicile.

(b)           The Issuer and each of the Note Guarantors irrevocably appoints CT Corporation System, with address at 111 Eighth Avenue New York, NY 10011, United States, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the United States District Court for the Southern District of New York or in any New York State court (in either case sitting in Manhattan, New York City) in connection with this Indenture or the Notes. The Issuer and each of the Note Guarantors agrees that service of process in respect of it upon such agent, together with written notice of such service sent to it in the manner provided for in Section 11.6, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. The Issuer and each of the Note Guarantors agrees that the failure of such agent to give notice to it of any such service of process shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such (including by reason of the failure of such agent to maintain an office in New York City), the Issuer and each of the Note Guarantors agrees promptly to designate a new agent in New York City, on the terms and for the purposes of this Section 11.10. Nothing herein shall in any way be deemed to limit the ability of the Trustee to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over the Issuer or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

(c)            The Issuer and each of the Note Guarantors will waive any immunity (including sovereign immunity), to the fullest extent permitted by Applicable Law, from suit, action, proceeding or jurisdiction to which it might otherwise be entitled in any such suit, action or proceeding in any U.S. federal or New York State court in the Borough of Manhattan, the City of New York or in any competent court in Canada or Switzerland.

(d)           Claims against the Issuer or any Note Guarantor for the payment of principal or interest and Additional Amounts in respect of the Notes or the Guarantee, as the case may be, will be prescribed unless made within six years of the due date for payment of such principal or interest and Additional Amounts.

Section 11.11         Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer will furnish to the Trustee upon request:

(a)            an Officers’ Certificate (which will include the statements set forth in Section 11.12 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel (which will include the statements set forth in Section 11.12 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided, however, that no such Opinion of Counsel shall be delivered with respect to the authentication and delivery of any Notes on the Closing Date.

Section 11.12         Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture will include (other than the certificate set forth in Section 4.1(b)):

(a)            a statement that the Person making such certificate or opinion has read such covenant or condition and the definitions in the Indenture relating thereto;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with;

(d)            a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; and

(e)            a statement that, in the opinion of such Person, such Officers’ Certificate or Opinion of Counsel complies with the provisions of this Section 11.12 and that the Trustee may rely on such certificate or opinion.

Section 11.13         Headings and Table of Contents. Section headings and the table of contents in this Indenture have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

Section 11.14         Use of English Language. All certificates, reports, notices, instructions, and other documents and communications given or delivered pursuant to this Indenture shall be in the English language or accompanied by a certified English translation thereof.

Section 11.15         No Recourse Against Others. An incorporator, stockholder, officer, director, employee or controlling person, as such, of the Issuer shall not have any liability for any obligations of the Issuer under the Notes, this Indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting interests in a Note, each Holder waives and releases all such liability. The waiver and release shall be deemed a part of the consideration for the issue of the Notes.

Section 11.16         Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, U.S. Bank Trust Company, National Association, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. Each party to this agreement agrees that it will provide U.S. Bank Trust Company, National Association with such information with respect to such party as U.S. Bank Trust Company, National Association may request in order for U.S. Bank Trust Company, National Association to satisfy the requirements of the USA Patriot Act.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Indenture to be duly executed as of the date first above written by their respective officers hereunto duly authorized.

GRAN TIERRA ENERGY INC., as Issuer

By:	/s/ Ryan Ellson
	Name:	Ryan Ellson
	Title:	Chief Financial Officer and Executive Vice President, Finance

GRAN TIERRA ENERGY CI GMBH, as Note Guarantor

By:	/s/ Stefan Smit
	Name:	Stefan Smit
	Title:	President of Managing Officers

GRAN TIERRA OPERATIONS COLOMBIA GMBH, as Note Guarantor

By:	/s/ Stefan Smit
	Name:	Stefan Smit
	Title:	President of Managing Officers

GRAN TIERRA ENERGY COLOMBIA GMBH, as Note Guarantor

By:	/s/ Stefan Smit
	Name:	Stefan Smit
	Title:	President of Managing Officers

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, Security Registrar, Paying Agent and Security Agent

By:	/s/ Michael K. Herberger
	Name:	Michael K. Herberger
	Title:	Vice President

[Signature Page to Indenture]

Schedule 1

LIST OF NOTE GUARANTORS

GRAN TIERRA ENERGY CI GMBH
GRAN TIERRA OPERATIONS COLOMBIA GMBH
AND GRAN TIERRA ENERGY COLOMBIA GMBH

S-1

Exhibit A

to Indenture

[FORM OF] FACE OF NOTE

GRAN TIERRA ENERGY INC.

[144A GLOBAL NOTE]

[REGULATION S GLOBAL NOTE]

[DEFINITIVE NOTE]
representing
$[         ]
9.500% Senior Secured Amortizing Notes due 2029

[Global Notes Legend]1

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. (OR SUCH OTHER ENTITY), HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

1       This Global Notes Legend should be included only if the Note is to be held by DTC in global form.

[Restricted Securities Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED OR TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL, OR OTHERWISE TRANSFER THIS NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY (AS HEREINAFTER DEFINED) OR ANY AFFILIATE THEREOF WAS THE OWNER OF THIS NOTE (OR A BENEFICIAL INTEREST HEREIN)]2 [40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S]3, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY OR AFFILIATE THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTION BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AND AT THE SOLE DISCRETION OF THE COMPANY AFTER THE RESALE TERMINATION DATE. [BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]4

2       Include only if the Note is a Rule 144A Note.

3       Include only if the Note is a Regulation S Note.

4       Include only if the Note is a Regulation S Note.

EACH PURCHASER OR TRANSFEREE, BY ITS ACQUISITION OR HOLDING OF THIS NOTE (OR ANY BENEFICIAL INTEREST HEREIN), SHALL BE DEEMED TO HAVE REPRESENTED AND COVENANTED THAT (A) EITHER (i) IT IS NOT ACQUIRING THIS NOTE (OR ANY BENEFICIAL INTEREST HEREIN) FOR OR ON BEHALF OF ANY “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, AN INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN, ACCOUNT OR ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AN ENTITY WHOSE UNDERLYING ASSETS ARE DEEMED TO INCLUDE “PLAN ASSETS” OF ANY OF THE FOREGOING, OR A PLAN, ACCOUNT OR ARRANGEMENT THAT IS SUBJECT TO LAWS SIMILAR TO THE FIDUCIARY AND PROHIBITED TRANSACTION PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”) OR (ii) ITS ACQUISITION AND HOLDING OF THIS NOTE (OR ANY BENEFICIAL INTEREST HEREIN) DOES NOT AND WILL NOT CONSTITUTE OR GIVE RISE TO A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF SIMILAR LAW, AND (B) IT WILL NOT SELL OR OTHERWISE TRANSFER THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) OTHERWISE THAN TO AN ACQUIRER OR TRANSFEREE THAT MAKES THESE SAME REPRESENTATIONS, WARRANTIES AND AGREEMENTS WITH RESPECT TO ITS ACQUISITION AND HOLDING OF THIS NOTE (OR A BENEFICIAL INTEREST HEREIN).

UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION (AS IF THE SECURITIES WERE DISTRIBUTED UNDER ANY OF THE PROVISIONS LISTED IN APPENDIX D OF NATIONAL INSTRUMENT 45-102 – RESALE OF SECURITIES), THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE.

GRAN TIERRA ENERGY INC.
9.500% Senior Secured Amortizing Note due 2029

No. [___]	Principal Amount $[__________]

[Registered Holder: CEDE & CO.]5

CUSIP No. [38500T AC5]6/[U37016 AC3]7 and

ISIN No. [US38500TAC53]8/[USU37016AC37]9

GRAN TIERRA ENERGY INC., a Delaware corporation (the “Issuer”), promises to pay to [                  ] or registered assigns, the principal sum of the amounts set forth in the amortization table on the dates set forth on the reverse hereof, subject to adjustment based upon the amount as is shown on the Register on such date in respect of the Notes.

PRINCIPAL PAYMENT DATES: October 15, 2026; October 15, 2027; October 15, 2028; and October 15, 2029.

INTEREST PAYMENT DATES:      April 15 and October 15 of each year, commencing on April 15, 2024.

PRINCIPAL PAYMENT RECORD DATES:      October 14, 2026; October 14, 2027; October 14, 2028; and October 14, 2029, respectively.

INTEREST PAYMENT RECORD DATES:      April 14 and October 14.

Additional provisions of this Note are set forth on the reverse hereof.

5       Include only if the Note is to be held by DTC.

6       Include only if the Note is a Rule 144A Note.

7       Include only if the Note is a Regulation S Note.

8       Include only if the Note is a Rule 144A Note.

9       Include only if the Note is a Regulation S Note.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

GRAN TIERRA ENERGY INC.

By:
	Name:	Ryan Ellson
	Title:	Chief Financial Officer and Executive Vice President, Finance

TRUSTEE’S CERTIFICATION OF AUTHENTICATION

This is one of the Notes referred to
in the within-mentioned Indenture

Dated: [________], 20[__]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, Security Registrar, Paying Agent and Security Agent

By:
Authorized Signatory

[FORM OF] REVERSE OF NOTE

9.500% Senior Secured Amortizing Notes due 2029

Amortization of Principal

The principal amount of this Note shall be repaid by the Issuer in the amounts and on the dates set forth in the following amortization table, subject to adjustment in case of issuance of Additional Notes, partial redemption or repurchase:

Date	Percent of Aggregate Principal Amount
October 15, 2026	25.0%
October 15, 2027	5.0%
October 15, 2028	30.0%
October 15, 2029	Remaining principal amount

Interest

Each Note and Additional Note shall bear interest at a rate of 9.500% per annum from the issue date of such Note or Additional Note or from the most recent interest Payment Date to which interest has been paid, as the case may be, payable semi-annually in arrears on each Payment Date commencing on April 15, 2024 until the principal thereof is paid or duly provided for. Interest on the Notes will accrue and be payable in U.S. Dollars and will be computed on the basis of a 360-day year of twelve 30-day months, and will be payable to the Holders of record on the Record Date immediately preceding the related interest Payment Date. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent that such interest is an allowed claim enforceable against the debtor under any Bankruptcy Law) on overdue principal and premium, if any, at a rate equal to 1% per annum in excess of the interest rate on the Notes or Additional Notes, and to the extent lawful, it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent that such interest is an allowed claim against the debtor under such Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) from time to time on demand at the same rate.

Method of Payment

On the Business Day prior to any Payment Date and/or Maturity Date the Issuer will deposit or cause to be deposited with the Paying Agent, in immediately available funds, a sum in Dollars sufficient to pay the principal of, and interest (and premium and Additional Amounts, if any) due on each Note or Additional Notes on such Payment Date and/or Maturity Date. The Issuer will pay the Holders defaulted interest in any lawful manner on a special record date. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date, provided that no such special record date will be less than 10 days prior to the related payment date for such defaulted interest. At least 10 days before the special record date, the Issuer will mail or cause to be mailed (or deliver in accordance with the Applicable Procedures) to Holders (with a copy to the Trustee) a notice that states the special record date, the related payment date and the amount of such defaulted interest to be paid. In addition, the Issuer will pay to the Holder of this Note such premium and Additional Amounts as may become payable under Section 2.12, Section 3.3 and Section 3.4 of the Indenture.

Trustee, Security Registrar, Paying Agent and Security Agent

Initially, U.S. Bank Trust Company, National Association (the “Trustee”), will act as Trustee, security registrar and paying agent and as security agent (in such capacity, the “Security Agent”).

Indenture

The Issuer issued the Notes under an Indenture, dated as of October 20, 2023 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Issuer, U.S. Bank Trust Company, National Association, as trustee, security registrar and paying agent. The Indenture imposes certain limitations on the Issuer and its Restricted Subsidiaries. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. The Notes are senior obligations of the Issuer limited to $487,590,000 aggregate principal amount. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended from time to time. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. This Note is one of the Notes referred to in the Indenture.

Optional Redemption

The Notes may be redeemed in accordance with Article III of the Indenture.

Denominations; Transfer; Exchange

Any Notes sold outside the United States to non-U.S. Persons in reliance on Regulation S will be issued in fully registered form without interest coupons attached and only in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof. Any Notes sold pursuant to Rule 144A will be issued in fully registered form without interest coupons attached and only in denominations of $200,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any Tax or other government charge payable in connection therewith. The Notes (or beneficial interests therein) may not be transferred unless the principal amount so transferred is in an authorized denomination.

Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of this Note for all purposes.

Unclaimed Money

Any monies deposited with or paid to the Trustee for the payment of the principal, premium or Additional Amounts (if any), interest or any other amount due with respect to any Note and not applied but remaining unclaimed for three years after the date upon which such principal, premium or Additional Amounts (if any), interest or other amount shall have become due and payable, shall (to the extent not required to escheat to any governmental authority), upon written demand of the Issuer, be repaid by the Trustee to or for the account of the Issuer, the receipt of such repayment to be confirmed promptly in writing by or on behalf of the Issuer, and, to the extent permitted by Applicable Law, the Person claiming such payment of principal, premium or Additional Amounts (if any), interest or any other amount shall thereafter look only to the Issuer for any related payment that it may be entitled to receive, and all liability of the Trustee with respect to such monies shall thereupon cease.

Prescription

Claims against the Issuer or any Note Guarantor for the payment of principal or interest and Additional Amounts in respect of the Notes or the Guarantee, as the case may be, will be prescribed unless made within six years of the due date for payment of such principal or interest and Additional Amounts.

Defeasance

Subject to certain conditions set forth in Section 6.4 of the Indenture, the Issuer at any time may terminate certain of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Issuer has caused CUSIP, ISIN and/or other similar numbers to be printed on the Notes and has directed the Trustee to use such numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Governing Law

This Note shall be governed by the internal laws of the state of New York (including for such purpose sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Additional Amounts

The Issuer will pay to the Holders such Additional Amounts as may become payable under Section 2.12 of the Indenture.

Conversion of Currency

Dollars are the sole currency of payment for all sums payable by the Issuer under or in connection with the Notes or the Indenture, including damages. The Issuer has agreed that the provisions of Section 11.1 of the Indenture shall apply to conversion of currency in the case of the Notes and the Indenture. Among other things, Section 11.1 of the Indenture specifies that any amount received or recovered in a currency other than Dollars (whether as a result of, or of the enforcement of, a judgment, decree or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) in respect of any sum expressed to be due on the Notes and under the Indenture shall only constitute a discharge of such obligation to the extent of the amount of Dollars that the payee of such amounts due is able to purchase, in accordance with normal banking or other normal currency exchange procedures, with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If such amount of Dollars is more than the amount expressed to be due on the Notes or under the Indenture, if applicable, then the payee shall reimburse such excess to the payor. If such amount of Dollars is less than the amount expressed to be due on the Notes or under the Indenture, then the payor shall indemnify the payee of such amounts against any loss sustained by it as a result.

Agent for Service; Submission to Jurisdiction; Waiver of Immunities

The Issuer has irrevocably appointed CT Corporation System, with address at 111 Eighth Avenue New York, NY 10011, United States, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the United States District Court for the Southern District of New York or in any New York State court (in either case sitting in Manhattan, New York City).

The Issuer and each of the Note Guarantors will waive any immunity (including sovereign immunity), to the fullest extent permitted by applicable law, from suit, action, proceeding or jurisdiction to which it might otherwise be entitled in any such suit, action or proceeding in any U.S. federal or New York State court in the Borough of Manhattan, the City of New York or in any competent court in Canada or the Cayman Islands.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type.

Requests may be made to:

GRAN TIERRA ENERGY INC.
900, 500-3 Avenue S.W.
Calgary, Alberta
Canada
Fax: 403-265-3234
Email: treasury@grantierra.com
Attention: Treasurer and Chief Financial Officer

NOTATION ON NOTE RELATING TO GUARANTY

For value received, the undersigned hereby unconditionally guarantee as principal obligors and not merely as a surety, to the Holder of this Note, the cash payments in United States Dollars of principal, premium, if any, and interest on this Note (and including premium and Additional Amounts payable thereon, if any) in the amounts and at the times when due, together with interest on the overdue principal, premium, if any, and interest, if any, on this Note, if lawful, and the payment or performance of all other obligations of the Issuer under the Indenture or the Notes, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and conditions of this Note and the Indenture (as defined below). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture, dated as of October 20, 2023, among the Issuer, the Note Guarantors and U.S. Bank Trust Company, National Association as trustee (together with its successors hereunder, in such capacity, the “Trustee”), security agent, security registrar, and paying agent.

The obligations of the undersigned to the Holders and to the Trustee are expressly set forth in the Indenture and reference is hereby made to the Indenture for the precise terms thereof.

IN WITNESS WHEREOF, each of the Note Guarantors has caused this endorsement with respect to the 9.500% Senior Secured Amortizing Notes Due 2029 of Gran Tierra Energy Inc. to be duly executed.

Dated: [__________], 2023

GRAN TIERRA ENERGY CI GMBH, as Note Guarantor

By:
	Name:	Stefan Smit
	Title:	President of Managing Officers

GRAN TIERRA OPERATIONS COLOMBIA GMBH, as Note Guarantor

By:
	Name:	Stefan Smit
	Title:	President of Managing Officers

GRAN TIERRA ENERGY COLOMBIA GMBH, as Note Guarantor

By:
Name:	Stefan Smit
Title:	President of Managing Officers

[FORM OF] ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed: (I) or (we) assign and transfer this Note to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint_________________________________________________________________  to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Your Name:
(Print your name exactly as it appears on the face of this Note)

Your Signature:
(Sign exactly as your name appears on this Note)

Signature Guarantee*:

[The Transferee Certificates (Exhibit B and Exhibit C to the Indenture) will be attached to the Note]

*       Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[FORM OF] OPTION OF HOLDERS TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 4.4 of the Indenture, check the box below:

If you elect to have only part of this Note purchased by the Issuer pursuant to Section 4.4 of the Indenture, state the amount (in minimum denominations of $200,000 or integral multiples of $1,000 in excess thereof) you elect to have purchased; provided that no purchase in part shall reduce the outstanding principal amount of maturity of the Notes held by you to below $200,000: $

Dated:	Your Name:
(Print your name exactly as it appears on the face of this Note)

Your Signature:
(Sign exactly as your name appears on this Note)

Social Security or Tax Identification No.:

Signature Guarantee*:

*       Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit B

to Indenture

[FORM OF] CERTIFICATE FOR
EXCHANGE OR TRANSFER OF RULE 144A NOTE10

U.S. Bank Trust Company, National Association, as Trustee
13737 Noel Road, Suite 800
Dallas, TX 75240
Attention: Global Trust Services – Global Finance Americas

Re:	GRAN TIERRA ENERGY INC. 9.500% Senior Secured Amortizing Notes Due 2029 (the “Notes”)

Reference is hereby made to the Indenture, dated as of October 20, 2023 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among GRAN TIERRA ENERGY INC., a Delaware corporation (the “Issuer”) and U.S. Bank Trust Company, National Association, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as trustee (the “Trustee”), security registrar, paying agent, security agent and transfer agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to $[_________] of the Notes that are held as a beneficial interest in the Rule 144A Note (CUSIP No. 38500T AC5) with DTC in the name of [NAME OF TRANSFEROR] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an interest in the Regulation S Note (ISIN No.: USU37016AC37) to be held with [NAME OF PARTICIPANT] through DTC. If this is a partial transfer, a minimum amount of $200,000 or any integral multiple of $1,000 in excess thereof of the Rule 144A Note (or beneficial interests therein) will remain outstanding in the name of the Transferor.

In connection with such request, the Transferor does hereby certify that such exchange or transfer has been effected in accordance with the transfer restrictions set forth in the Indenture and (a) with respect to transfers made in reliance upon Regulation S under the Securities Act, the Transferor does hereby certify that:

(i)            the offer of the Notes (or beneficial interests therein) to be exchanged or transferred was not made to a person in the United States,

(ii)           either: (A) at the time the buy order was originated the transferee was outside the United States or the Transferor and any person acting on the Transferor’s behalf reasonably believed that the transferee was outside the United States or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any Person acting on behalf of the Transferor knows that the transaction was pre arranged with a buyer in the United States,

10        This certification is to be made upon transfers or exchanges under Regulation S of interests in Rule 144A Note

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(iii)          no directed selling efforts have been made in contravention of the requirements of Rule 903 or Rule 904 of Regulation S, as applicable,

(iv)         the transaction meets any other applicable requirements of Rule 903 or Rule 904 of Regulation S and

(v)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

and (b) with respect to transfers made in reliance upon Rule 144A under the Securities Act, the Transferor hereby certifies that the Notes are being transferred in a transaction permitted by Rule 144A under the Securities Act.

This certificate and the statements contained herein are made for your benefit and for the benefit of the Issuer and the Trustee.

[Insert name of Transferor]

By:
Name:
Title:

Dated:

cc:
GRAN TIERRA ENERGY INC.

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Exhibit C

to Indenture

[FORM OF] CERTIFICATE FOR
EXCHANGE OR TRANSFER OF REGULATION S NOTE11

U.S. Bank Trust Company, National Association, as Trustee
13737 Noel Road, Suite 800
Dallas, TX 75240
Attention: Global Trust Services – Global Finance Americas

Re:	GRAN TIERRA ENERGY INC. 9.500% Senior Secured Amortizing Notes Due 2029 (the “Notes”)

Reference is hereby made to the Indenture, dated as of October 20, 2023 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among GRAN TIERRA ENERGY INC., a Delaware corporation (the “Issuer”), and U.S. Bank National Association, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as trustee (the “Trustee”), security registrar, paying agent, security agent and transfer agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to $[_________] of the Notes that are held as a beneficial interest in the Regulation S Note (ISIN No.: USU37016AC37) through DTC in the name of [NAME OF TRANSFEROR] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest in the Notes for an interest in the Rule 144A Note (CUSIP No. 38500T AC5) to be held with [NAME OF PARTICIPANT] through DTC. If this is a partial transfer, a minimum amount of $200,000 or any integral multiple of $1,000 in excess thereof of the Regulation S Note (or beneficial interests therein) will remain outstanding in the name of the Transferor.

In connection with such request, the Transferor does hereby certify that such Notes (or beneficial interests therein) are being transferred in accordance with Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A (a “QIB”) who is purchasing such Notes (or beneficial interests therein) for its own account or for the account of a QIB with respect to which the transferee exercises sole investment discretion, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

[11]	This certification is to be made upon transfers or exchanges under Rule 144A of interests in the Regulation S Note pursuant to Section 2.6(c) of the Indenture.

C-1

This certificate and the statements contained herein are made for your benefit and for the benefit of the Issuer and the Trustee.

[Insert name of Transferor]

By:
Name:
Title:

Dated:

cc:
GRAN TIERRA ENERGY INC.

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Exhibit D

to Indenture

[FORM OF] SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of [DATE] (this “Supplemental Indenture”), among GRAN TIERRA ENERGY INC., a Delaware corporation (the “Issuer”), [NEW NOTE GUARANTOR], (the “New Note Guarantor”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (together with its successors, in such capacity, the “Trustee”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture (as defined below).

RECITALS

WHEREAS, the Issuer, the existing Note Guarantors and the Trustee entered into an Indenture, dated as of October 20, 2023 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Indenture”), pursuant to which the Issuer has issued $487,590,000 in the aggregate principal amount of 9.500% Senior Amortizing Notes due 2029 (the “Notes”);

WHEREAS, Section 9.1(a)(ix) of the Indenture provides that the Issuer, the Note Guarantors and the Trustee may amend or supplement the Indenture, without the consent of the Holders of the Notes, in order to add any additional Note Guarantors (whether required by the Indenture or otherwise);

WHEREAS, pursuant to Section 7.10 of the Indenture, the Issuer shall cause (a) certain future Restricted Subsidiaries of the Issuer that (i) Guarantees any Indebtedness of the Issuer or any Restricted Subsidiary or Incurs Indebtedness, in the aggregate, in excess of $150.0 million outstanding at any one time, or (ii) Guarantees any Pari Passu Indebtedness; and (b) certain Restricted Subsidiaries otherwise elected by the Issuer to become a Note Guarantor to execute and deliver a supplemental indenture guaranteeing the performance of all obligations of the Issuer under the Indenture and the Notes as set forth therein;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the certificate of incorporation and the bylaws (or other comparable constituent documents) of the Issuer, of the New Note Guarantor and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuer, the New Note Guarantor and the Trustee, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuer, the New Note Guarantor and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders as follows:

ARTICLE I

Section 1.1             This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as a part of, the Indenture for any and all purposes.

Section 1.2            This Supplemental Indenture shall become effective immediately at its execution and delivery by the Issuer, the New Note Guarantor and the Trustee.

D-1

ARTICLE II

Section 2.1             From this date, by executing the Supplemental Indenture, the New Note Guarantor, whose signature appears below, is subject to the provisions of the Indenture as a New Note Guarantor, including to the extent provided for in Article VII of such Indenture.

Section 2.2             Schedule 1 attached hereto replaces in its entirely Schedule 1 attached to the Indenture.

ARTICLE III

Section 3.1             Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.2             Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee.

Section 3.3            THIS SUPPLEMENTAL INDENTURE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 3.4            This Supplemental Indenture may be executed on any number of separate counterparts (including by fax or electronic delivery), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, electronic or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) (“Electronic Signatures”) shall be deemed original signatures for all purposes.

[Signature page follows.]

D-2

IN WITNESS WHEREOF, the undersigned have caused this Supplemental Indenture to be duly executed as of the date first above written by their respective officers hereunto duly authorized.

[NEW NOTE GUARANTOR], as the New Note Guarantor

By:
Name:
Title:

GRAN TIERRA ENERGY INC., as the Issuer

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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